             As filed with the Securities and Exchange Commission.

                                                       '33 Act File No. 33-58997

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1

                   REGISTRATION STATEMENT UNDER THE SECURITIES
                                   ACT OF 1933


                         POST-EFFECTIVE AMENDMENT NO. 5


                        NATIONWIDE LIFE INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

                                      OHIO
         (State or other jurisdiction of incorporation or organization)

                                       63
            (Primary Standard Industrial Classification Code Number)

                                   31-4156830
                      (IRS Employer Identification Number)

                 ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43216-6609
             (Principal Executive Offices of Registrant) (Zip Code)

   DENNIS W. CLICK, SECRETARY, ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43216-6609
                            TELEPHONE: (614) 249-7111
        (Name, address, zip code, telephone number of agent for service)


          Approximate date of proposed sale to the public: May 27, 1999


If any securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [ X ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        NATIONWIDE LIFE INSURANCE COMPANY

                              Cross Reference Sheet

                     Pursuant to Regulation S-K, Item 501(b)

                                                                                                       Caption in
         Form S-1 Item No. and Caption                                                                 Prospectus
1.       Forepart of the Registration Statement and
         Outside Front Cover of Prospectus..........................................................Outside Front Cover

2.       Inside Front and Outside Back Cover
         Table of Contents...........................................................................Inside Front Cover


3.       Summary Information, Risk Factors and
         Ratio of Earnings to Fixed Charges.........................................................Summary Information
                                                                                        (Not applicable with respect to
                                                                                    ratio of earnings to fixed charges)

4.       Use of Proceeds....................................................................................Investments

5.       Determination of Offering Price.................................................................Not Applicable

6.       Dilution .......................................................................................Not Applicable

7.       Selling Security Holders........................................................................Not Applicable

8.       Plan of Distribution................................................................Variable Annuity Contracts
                                                                                           and the Distribution of GTOs

9.       Description of Securities to be Registered..................................................Description of the
                                                                                                Guaranteed Term Options

10.      Interests of Named Experts and Counsel..........................................................Not Applicable

11.      Information with Respect to Registrant..............................................................Nationwide

12.      Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities..................................................Not Applicable

                             GUARANTEED TERM OPTIONS
                   Under Variable Annuity Contracts Issued by
                        NATIONWIDE LIFE INSURANCE COMPANY
                              One Nationwide Plaza
                            Columbus, Ohio 43216-6609
                            Telephone: 1-800-238-3035

                   The Date of this Prospectus is May 27, 1999




THIS PROSPECTUS MUST BE READ ALONG WITH THE APPROPRIATE VARIABLE ANNUITY PROSPECTUS AND THE PROSPECTUSES DESCRIBING THE UNDERLYING MUTUAL FUND INVESTMENT OPTIONS. ALL OF THESE PROSPECTUSES SHOULD BE READ CAREFULLY AND MAINTAINED FOR FUTURE REFERENCE.

This prospectus describes investment options referred to as Guaranteed Term Options ("GTOs"), offered by Nationwide Life Insurance Company ("Nationwide"). The GTOs are available under certain variable annuity contracts issued by Nationwide. Generally, the variable annuity contracts offered by Nationwide provide an array of underlying mutual fund investment options, to which the contract owner allocates his or her purchase payments. The GTOs are separate, guaranteed interest investment options available under variable annuity contracts.



GTOs provide for guaranteed interest rates to be credited over specified durations (referred to as "Guaranteed Terms"). Three (3), five (5), seven (7) and ten (10) year GTOs are available. The Specified Interest Rate is guaranteed to be credited for the duration of the Guaranteed Term on a daily basis, resulting in a guaranteed annual effective yield unless a withdrawal from the GTO occurs for any reason prior to the expiration of the Guaranteed Term. Different interest rates apply to each GTO and are determined by Nationwide in its sole discretion.

GTOs will produce a guaranteed annual effective yield at the Specified Interest Rate SO LONG AS AMOUNTS INVESTED ARE NEITHER WITHDRAWN NOR TRANSFERRED PRIOR TO THE END OF THE GUARANTEED TERM. IN THE EVENT OF A TRANSFER FOR ANY REASON PRIOR TO THE EXPIRATION OF THE GUARANTEED TERM, THE AMOUNT TRANSFERRED WILL BE SUBJECT TO A MARKET VALUE ADJUSTMENT.


Variable annuity prospectuses in which the GTOs are offered describe certain charges and deductions which may apply to the GTOs. A more detailed discussion of these charges and deductions, as they relate to particular variable annuity contracts, is contained in the variable annuity prospectuses.


The minimum amount that may be allocated to a GTO is $1,000.

Nationwide established the Nationwide Multiple Maturity Separate Account, pursuant to Ohio law, to aid in reserving and accounting for GTO obligations. However, all of the general assets of Nationwide are available for the purpose of meeting the guarantees of the GTOs. Amounts allocated to the GTOs are generally invested in fixed income investments purchased by Nationwide. Variable annuity Contract Owners allocating amounts to a GTO have no claim against any assets of Nationwide, including assets held in the Nationwide Multiple Maturity Separate Account.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


THE GTOS DESCRIBED IN THIS PROSPECTUS MAY NOT BE AVAILABLE IN ALL STATE JURISDICTIONS AND, ACCORDINGLY, REPRESENTATIONS MADE IN THIS PROSPECTUS DO NOT CONSTITUTE AN OFFERING IN SUCH JURISDICTIONS.

TABLE OF CONTENTS


GLOSSARY.............................................. 4
INFORMATION ABOUT THE GTOS............................ 5
      1. General...................................... 5
      2. The Specified Interest Rate.................. 6
      3. The Investment Period........................ 6
      4. Guaranteed Terms............................. 7
      5. GTOs at Maturity............................. 7
      6. The Market Value Adjustment ................. 7
         A.   General Information Regarding the
         Market Value Adjustment...................... 7
         B.   Constant Maturity Treasury Rates........ 8
         C.   The Market Value Adjustment
         Formula...................................... 8
      7. Contract Charges............................. 9
      8. GTOs at Annuitization........................10
INVESTMENTS...........................................10
CONTRACTS AND THE DISTRIBUTION
(MARKETING) OF THE GTOS...............................10
NATIONWIDE LIFE INSURANCE COMPANY.....................10
      1. Business.....................................10
         A.   Organization............................10
         B.   Description of the Business.............11
         C.   Product Segments........................11
         D.   Regulation..............................12
         E.   Competition.............................13
         F.   Employees...............................13
      2. Properties...................................13
      3. Legal Proceedings............................13
      4. Market for Nationwide Life Insurance
         Company's Common Stock and
         Related Shareholder Matters..................14
      5. Consolidated Financial Statements and
         Supplementary Data...........................14
      6. Selected Financial Data......................14
      7. Management's Discussion and Analysis of
         Financial Condition and Results of
         Operations...................................16
         Introduction.................................16
         A.  Results of Operations....................16
             (i)    Revenues..........................17
             (ii)   Benefits and Expenses.............18
             (iii)  Year 2000 Compliance Issues.......18
             (iv)   Recently Issued Accounting
                    Standards.........................19
             (v)    Statutory Premiums and
                    Deposits..........................19
         B.  Business Segments .......................21
             (i)    Variable Annuities................22
             (ii)   Fixed Annuities...................23
             (iii)  Life Insurance....................25
             (iv)   Corporate and Other...............27
         C.  Quantitative and Qualitative Disclosures
         About Market Risk............................27
             (i)    Market Risk Sensitive Financial
                    Instruments.......................27
             (ii)   Interest Rate Risk................27
             (iii)  Asset/Liability Management
                    Strategies to Manage Interest
                    Rate Risk.........................28
             (iv)   Characteristics of Interest Rate
                    Financial Instruments.............29
             (v)    Equity Market Risk................30
     8.  Directors and Executive Officers.............31
     9.  Executive Compensation.......................36
         A.   Compensation............................36
         B.   Executive Incentive Plans...............37
         C.   Management Incentive Plan...............37
         D.   Performance Incentive Plan..............38
         E.   Sustained Performance Incentive Plan....38
         F.   Deferred Compensation Program...........38
         G.   Savings Plan............................39
         H.   Supplemental Defined Contribution
              Plan....................................39
         I.   Long-Term Equity Compensation Plan......40
         J.   Stock Options and Stock Appreciation
              Rights..................................41
         K.   Options/SARs Exercises and Holdings.....42
         L.   Pension Plans...........................42
              (i)   Retirement Plan...................43
              (ii)  Excess and Supplemental Plans.....43
     10. Compensation Committee Joint Report on
         Executive Compensation.......................44
         A.   Introduction............................44
         B.   Compensation Philosophy and Objectives..45
         C.   Elements of 1998 Executive
              Compensation............................45
         D.   Base Salaries...........................45
         E.   Annual Incentive Compensation...........46
         F.   Long-Term Incentive Compensation........46
              (i)   Executive Incentive Plan..........46
              (ii)  Long-Term Equity Compensation
                    Plan..............................47
         G.   Compensation of the Chief Executive
              Officer.................................47
         H.   Policy on Deductibility of
              Compensation............................48

              (i)   Nationwide Life Insurance
                    Company Compensation Committee...48
     11. Exhibits, Financial Statements, Schedules
         and Reports.................................49

GLOSSARY


CONSTANT MATURITY TREASURY RATE- The rate of interest used in the Market Value Formula. Constant Maturity Treasury Rates for maturity durations of 1, 2, 3, 5, 7 and 10 years are declared regularly by the Federal Reserve Board.


GUARANTEED TERM- The period corresponding to a 3, 5, 7 or 10 year GTO. Amounts allocated to a GTO will be credited with a Specified Interest Rate over the corresponding guaranteed term, so long as such amounts are not distributed from the GTO prior to the Maturity Date. Because every guaranteed term will end on the final day of a calendar quarter, the guaranteed term may last for up to 3 months beyond the 3, 5, 7 or 10 year anniversary of the allocation to the GTO.

GUARANTEED TERM OPTION ("GTO")- An investment option offered under the Contracts which provides a Specified Interest Rate over Guaranteed Terms, so long as certain conditions are met.


MARKET VALUE ADJUSTMENT- The upward or downward adjustment in value of amounts allocated to a GTO which are withdrawn from the GTO for any reason prior to the Maturity Period.


MATURITY DATE- The date on which a GTO matures. The date will be the last day of the calendar quarter during the third, fifth, seventh or tenth anniversary on which amounts are allocated to a 3, 5, 7 or 10 year GTO, respectively.

MATURITY PERIOD- The period during which the value of amounts allocated under a GTO may be distributed without any Market Value Adjustment. The Maturity Period will begin on the day following the Maturity Date and will end on the thirtieth day after the Maturity Date.


SPECIFIED INTEREST RATE- The Specified Interest Rate is the interest rate guaranteed to be credited to amounts allocated to a GTO so long as the allocations are not distributed for any reason prior to the Maturity Period.

SPECIFIED VALUE- The amount of a GTO allocation, plus interest accrued at the Specified Interest Rate minus surrenders, transfers and any other amounts distributed. The Specified Value is subject to a Market Value Adjustment at all times other than during the Maturity Period.

INFORMATION ABOUT THE GTOS

1.   GENERAL


     GTOs are guaranteed interest rate investment options available under certain variable annuity contracts issued by Nationwide. There are four different GTOs available: a 3 year GTO, a 5 year GTO; a 7 year GTO and a 10 year GTO. A GTO may be purchased through purchase payments made under those variable annuity contracts which offer GTOs, or through transfers form other investment options also available under such contracts. Not all of the variable annuity contracts issued by Nationwide offer GTOs, nor are GTOs available in every state jurisdiction. If GTOs are available under a variable annuity, the prospectus for the variable annuity and this prospectus must be read together.

     The guarantees associated with the GTOs are borne exclusively by and are legal obligations of Nationwide. A separate account, authorized and created in accordance with of Ohio law, was established for the sole purpose of reserving and accounting for assets associated with the GTOs. The assets of the separate account are owned by Nationwide. Contract owners with GTOs have no claim against the assets of the separate account, maintain no interest in the separate account and do not participate in the investment experience of the separate account.


     GTOs provide for a guaranteed interest rate (the Specified Interest Rate), to be credited as long as any amount allocated to the GTO is not distributed for any reason prior to the Maturity Date of the GTO. Each GTO has a Guarantee Term. Generally, a 3 year GTO offers guaranteed interest at a Specified Interest Rate over 3 years, a 5 year GTO offers guaranteed interest at a Specified Interest Rate over 5 years, and so on. Because every GTO will mature on the last day of a calendar quarter, the Guaranteed Term of a GTO may extend for up to 3 months beyond the 3, 5, 7 or 10 year anniversary of allocations made to 3, 5, 7 or 10 year GTOs, respectively.

     Amounts allocated to a GTO will be credited at the Specified Interest Rate for the duration of the Guaranteed Term associated with the GTO. Specified Interest Rates for each GTO are declared periodically at the sole discretion of Nationwide. The Investment Period is the period of time during which declared Specified Interest Rates will be effective for new allocations. Investment Periods will typically last for one month, but may be longer or shorter depending on interest rate fluctuations in financial markets. During any particular Investment Period, any transfer allocation or new purchase payment allocation to a GTO will earn the Specified Interest Rate effective for that Investment Period for the duration of the Guaranteed Term of the GTO (see "Specified Interest Rates and Guaranteed Terms").

     The Specified Interest Rate will be credited daily to amounts allocated to a GTO, providing an annual effective yield. Although the Specified Interest Rate will continue to be credited as long as allocations remain in the GTO prior to the Maturity Date, surrenders, transfers or withdrawals for any other reason will be subject to a Market Value Adjustment.

     The Market Value Adjustment is accomplished through the use of the Market Value Adjustment Factor, derived by the Market Value Adjustment Formula, which is multiplied by that part of the Specified Value being withdrawn or transferred, resulting in either an increase or a decrease in the amount of the withdrawal or transfer. The Market Value Adjustment formula reflects the relationship between three factors:


     (1) the Constant Maturity Treasury Rate for the period coinciding with the Guaranteed Term of the GTO at investment;


     (2) the Constant Maturity Treasury Rate for the number of years remaining in a Guaranteed Term when the surrender, transfer or other withdrawal from the GTO occurs; and

     (3)  the number of days remaining in the Guaranteed Term of the GTO.

     Generally, the Market Value Adjustment formula approximates the relationship between prevailing interest rates at the time of the GTO allocation, prevailing interest rates at time of transfer or surrender and the amount of time remaining in a Guaranteed Term (see "The Market Value Adjustment").

     Variable annuity contract owners having GTOs with Maturity Dates coinciding with the end of the calendar quarter will be notified of the impending expiration of the GTO at least 15 days and at most 30 days prior to the end of each calendar quarter. Contract owners will then have the option of directing the withdrawal or transfer of the GTO, during the Maturity Period, without application of any Market Value Adjustment. However, any transfers from the GTO during this period may be subject to a contingent deferred sales charge, assessed by the variable annuity contract.

     If no direction is received by the thirtieth day following the Maturity Date, amounts in the GTO will be automatically transferred (with no Market Value Adjustment) to the Money Market sub-account available in the variable annuity. For the period commencing with the first day after the Maturity Date and ending on the thirtieth day following the Maturity Date, the GTO will be credited with the same Specified Interest Rate in effect before the Maturity Date (see "GTOs at Maturity").


     The minimum amount of any allocation to a GTO is $1,000.


     Under certain rare circumstances, when volatility in financial markets compromises the ability of Nationwide to process allocations to or from the GTOs in an orderly manner, Nationwide may temporarily suspend the right to make additional allocations to the GTOs and/or to effect transfers or withdrawals from the GTOs. Nationwide anticipates invoking this suspension only when acceptance of additional allocations or the processing of withdrawals or transfers from GTOs may not be executed by Nationwide in a manner consistent with its obligations to variable annuity contract holders with existing or prospective interests in one or more GTOs. Under no circumstances, however, will Nationwide limit a variable annuity contract owner's right to make at least one allocation to a GTO, and one transfer or withdrawal from a GTO, in any calendar year. All contract owners will be promptly notified of Nationwide's determination to invoke any suspension in the right to make allocations to, or to effect withdrawals or transfers from, the GTOs. In addition, the variable annuity contracts which offer GTOs may impose certain restrictions on the transferability of invested assets within the variable annuity contract. The variable annuity prospectus should be consulted with regard to specific transfer limitation provisions.

2.   THE SPECIFIED INTEREST RATE


     The Specified Interest Rate is the rate of interest guaranteed by Nationwide to be credited to allocations made to the GTOs for the corresponding Guaranteed Term, so long as no portion of the allocation is distributed for any reason prior to the Maturity Date. Different Specified Interest Rates may be established for the 4 different GTOs.


     Generally, Nationwide will declare new Specified Interest Rates monthly; however, depending on interest rate fluctuations, declarations of new Specified Interest Rates may occur more or less frequently. Nationwide observes no specific method in establishing the Specified Interest Rates. However, Nationwide will attempt to declare Specified Interest Rates which are related to interest rates associated with fixed-income investments available at the time and having durations and cash flow attributes compatible with the Guaranteed Terms of the GTOs. In addition, the establishment of Specified Interest Rates may be influenced by other factors, including competitive considerations, administrative costs and general economic trends. Nationwide has no way of predicting what Specified Interest Rates may be declared in the future and there is no minimum Specified Interest Rate for any of the GTOs.

3.   THE INVESTMENT PERIOD

     The Investment Period is the period of time during which a particular Specified Interest Rate is in effect for new allocations to the various GTOs. All allocations made to a GTO during an Investment Period are credited with the Specified Interest Rate in effect at the time of allocation. An Investment Period ends when a new Specified Interest Rate relative to the applicable GTO is declared. Subsequent declarations of new Specified Interest Rates have no effect on allocations made to GTOs during prior Investment Periods. Prior allocations to the GTO will be credited with the Specified Interest Rate in effect when the allocation was made.

     The Specified Interest Rate is credited to allocations made to GTOs on a daily basis, resulting in an annual effective yield, guaranteed by Nationwide, unless amounts are withdrawn or transferred from the GTO for any reason prior to the Maturity Date. The Specified Interest Rate will be credited for the entire Guaranteed Term associated with the GTO. If amounts are withdrawn or transferred from the GTO for any reason prior to the Maturity Date, a Market Value Adjustment will be applied to the amount withdrawn or transferred.


     Information concerning the Specified Interest Rates in effect for the various GTOs can be obtained by calling the following toll free phone number: 1-800-238-3035.


4.   GUARANTEED TERMS

     The Guaranteed Term is the period of time corresponding with the selected GTO for which the Specified Interest Rate is guaranteed to be in effect, so long as the amounts allocated remain in the GTO until the Maturity Date. A Guaranteed Term always expires on a Maturity Date which will be the last day of a calendar quarter, which may last up to 3 months past the anniversary date of the allocation to the GTO.


     For example, if an allocation is made to a 10 year GTO on August 1, 1999, the Specified Interest Rate for that GTO will be credited until September 30, 2009; the Guaranteed Term will begin on August 1, 1999 and end on September 30, 2009.

     Guaranteed Terms will be exactly 3, 5, 7 or 10 years only when an allocation to a GTO occurs on the first day of a calendar quarter.


5.   GTOS AT MATURITY

     Nationwide will send notice to variable annuity contract owners of impending Maturity Dates (always the last day of a calendar quarter) at least fifteen days and at most thirty days prior to the end of a Guaranteed Term. The notice will include the projected value of the GTO on the Maturity Date and will also specify options that variable annuity contract owners have with respect to the maturing GTO.

     Once the GTO matures, variable annuity contract owners may:

     (1) surrender the GTO, in part or in whole, without a Market Value Adjustment during the thirty day period following the Maturity Date; however, surrender charges under the variable annuity contract, if applicable, will be assessed;

     (2) Wholly or partially transfer the GTO, without a Market Value Adjustment, to any other investment option under the variable annuity contract, including any of the mutual fund sub-accounts, or another GTO of the same or different duration during the thirty day period following the Maturity Date. A confirmation of any such transfer will be sent immediately after the transfer is processed; or


     (3) Elect not to transfer or surrender all or a portion of the GTO, in which case, the GTO will be automatically transferred to the Money Market sub-account of the variable annuity contract at the end of the thirty day period following the Maturity Date. A confirmation will be sent immediately after the automatic transfer is executed.

     The GTO will continue to be credited with the Specified Interest Rate in effect before the Maturity Date during the thirty day period following the Maturity Date, and prior to any of the transactions set forth in (1), (2), or (3) above.


6.   THE MARKET VALUE ADJUSTMENT

     A.  GENERAL INFORMATION REGARDING THE MARKET VALUE ADJUSTMENT

         GTOs which are surrendered, transferred or distributed for any reason prior to the Maturity Date for the GTO, will be subject to a Market Value Adjustment. The Market Value Adjustment is determined by the multiplication of a Market Value Adjustment Factor (arrived at by calculation of the Market Value Adjustment Formula) by the Specified Value, or the portion of the Specified Value being withdrawn. The Specified Value is the amount of the allocation to the GTO, plus interest accrued at the Specified Interest Rate minus prior distributions. The Market Value Adjustment may either increase or decrease the amount of the distribution.


         The Market Value Adjustment is intended to approximate, without duplicating, Nationwide's experience when it liquidates assets in order to satisfy contractual obligations. Such obligations arise when variable annuity contract owners make withdrawals or transfers, or when the operation of the variable annuity contract requires a distribution, such as a death benefit. When liquidating assets, Nationwide may realize either a gain or a loss.

         If prevailing interest rates are higher than the Specified Interest Rate in effect at the time of the GTO allocation, Nationwide will realize a loss when it liquidates assets in order to process a surrender, death benefit or transfer; and therefore, application of the Market Value Adjustment under such circumstances will decrease the amount of the distribution.

         Conversely, if prevailing interest rates are lower than the Specified Interest Rate in effect at the time of the GTO allocation, Nationwide will realize a gain when it liquidates assets in order to process a surrender, death benefit or transfer; therefore, application of the Market Value Adjustment under such circumstances will increase the amount of the distribution.

         Nationwide measures the relationship between prevailing interest rates and the Specified Interest Rates it declares through the Market Value Adjustment Formula, and relies upon Constant Maturity Treasury Rates to represent both prevailing interest rates and Specified Interest Rates. The Market Value Adjustment Formula and the Constant Maturity Treasury Rates are described more fully below.


     B.  CONSTANT MATURITY TREASURY RATES


         The Market Value Adjustment Formula for deriving the Market Value Adjustment Factor is based on Constant Maturity Treasury Rates which are declared by the Federal Reserve Board on a regular basis. Nationwide utilizes Constant Maturity Treasury Rates in its Market Value Adjustment Formula because they represent a readily available and consistently reliable interest rate benchmark in financial markets, which can be relied upon to reflect the relationship between Specified Interest Rates declared by Nationwide and the prospective interest rate fluctuations.

         Constant Maturity Treasury Rates for 1, 2, 3, 5, 7 and 10 years are published by the Federal Reserve Board on a regular basis. To the extent that the Market Value Adjustment formula shown below requires a rate associated with a maturity not published (a 4, 6, 8 or 9 year maturity), Nationwide will calculate such rates based on the relationship of the published rates. For example, if the published 3 year rate is 6% and the published 5 year rate is 6.50%, the 4 year rate will be 6.25%.



     C.  THE MARKET VALUE ADJUSTMENT FORMULA

         The Market Value Adjustment Formula is utilized when a distribution is made from a GTO during the Guaranteed Term. The Market Value Adjustment is a calculation expressing the relationship between three factors:

            (1) the Constant Maturity Treasury Rate for the period of time coinciding with the Guaranteed Term of the GTO;

            (2) the Constant Maturity Treasury Rate for a period coinciding with the time remaining in the Guaranteed Term of a GTO when a distribution giving rise to a Market Value Adjustment occurs; and


            (3)  the number of days remaining in the Guaranteed Term of the GTO.

         The formula for determining the Market Value Adjustment Factor is


                         ---                       --- t
                         |           (1 + a)         |
                         |  ------------------------ |
                         |       (1 + b + .0025)     |
                         ---                       ---

         Where:


          a = the Constant Maturity Treasury Rate for a period equivalent to the Guaranteed Term at the time of deposit in the GTO;

          b = the Constant Maturity Treasury Rate at the time of distribution for a period of time equivalent to the time remaining in the Guaranteed Term. In determining the number of years to maturity, any partial year will be counted as a full year, unless this would cause the number of years to exceed the Guaranteed Term; and


          t =  the number of days until the Maturity Date, divided by 365.25.


           In the case of "a" above, the Constant Maturity Treasury Rate utilized will be the Constant Maturity Treasury Rate declared on Fridays by the Federal Reserve Board, and placed in effect by Nationwide on the Wednesday immediately preceding the Investment Period during which the allocation to the GTO was made.

           In the case of "b" above, the Constant Maturity Treasury Rate utilized will be the Constant Maturity Treasury Rate declared on Fridays by the Federal Reserve Board, and placed in effect by Nationwide on the Wednesday immediately preceding the withdrawal, transfer or other distribution giving rise to the Market Value Adjustment.

     The Market Value Adjustment Factor will be equal to 1 during the Investment Period.

     The Market Value Adjustment Formula shown above also accounts for some of the administrative and processing expenses incurred when fixed-interest investments are liquidated. This is represented in the addition of .0025 in the Market Value Adjustment Formula.


     The result of the Market Value Adjustment Formula shown above is the Market Value Adjustment Factor. The Market Value Adjustment Factor is the market value multiplied by the specified value, or that portion of the specified value being distributed from a GTO in order to effect a Market Value Adjustment. The Market Value Adjustment Factor will either be greater, less than or equal to 1 and will be multiplied by the Specified Value or that portion of the Specified Value being withdrawn, from the GTO for any reason. If the result is greater than 1, a gain will be realized by the variable annuity contract owner; if less than 1, a loss will be realized. If the Market Value Adjustment Factor is exactly 1, no gain or loss will be realized.

     If the Federal Reserve Board halts publication of Constant Maturity Treasury Rates, or if, for any other reason, Constant Maturity Treasury Rates are not available, Nationwide will use appropriate rates based on treasury bond yields.

     Examples of how to calculate Market Value Adjustments are provided in the Appendix.

7.   CONTRACT CHARGES.


     The variable annuity contracts under which GTOs are made available have various fees and charges, some of which may be assessed against allocations made to GTOs.


     Contingent deferred sales charges, if applicable, will be assessed against full or partial surrenders from the GTOs. If a surrender occurs prior to the Maturity Date for a particular GTO, the amount surrendered is subject to a Market Value Adjustment in addition to the contingent deferred sales charges. The variable annuity prospectus fully describes the contingent deferred sales charges. Please refer to the variable annuity prospectus for complete details regarding the contingent deferred sales charges under the variable annuity contracts.

     Mortality and expense risk charges, administrative charges and contract maintenance charges which may be assessed under variable annuity contracts are not assessed against any allocation to a GTO. Such charges apply only to the underlying mutual fund options.

8.   GTOs AT ANNUITIZATION

     GTOs are not available as investment options if the variable annuity contract is annuitized. If a variable annuity contract is annuitized while a GTO is in effect, and prior to the Maturity Date of the GTO, a Market Value Adjustment will apply to amounts transferred to other investment options under the variable annuity contract which may be used during annuitization.


INVESTMENTS


Nationwide intends to invest GTO allocations received in high quality, fixed interest investments (investment grade bonds, mortgages, and collateralized mortgage obligations) in the same manner as Nationwide invests its general account assets. Nationwide takes into account the various maturity durations of the GTOs (3, 5, 7 and 10 years) and anticipated cash-flow requirements when making investments. Nationwide is not obligated to invest GTO allocations in accordance with any particular investment objective, but will generally adhere to the overall investing philosophy of Nationwide. The Specified Interest Rates declared by Nationwide for the various GTOs will not necessarily correspond to the performance of the nonunitized separate account.


CONTRACTS AND THE DISTRIBUTION (MARKETING) OF THE GTOs

The GTOs are available only as investment options under certain variable annuity contracts issued by Nationwide. The appropriate variable annuity prospectus and Statement of Additional Information should be consulted for information regarding the distribution of the variable annuity contracts.


NATIONWIDE LIFE INSURANCE COMPANY

1.   BUSINESS

     A.   ORGANIZATION


Nationwide Life Insurance Company ("Nationwide") is an Ohio stock legal reserve life insurance company incorporated in 1929. Nationwide offers a variety of variable and fixed annuities, and life insurance products.

Prior to January 27, 1997, Nationwide was wholly-owned by Nationwide Corporation. On that date, Nationwide Corporation contributed the outstanding shares of Nationwide's common stock to Nationwide Financial Services, Inc., a holding company formed by Nationwide Corporation in November 1996 for Nationwide and other companies within the Nationwide group that offer or distribute long-term savings and retirement products. On March 11, 1997, Nationwide Financial Services completed an initial public offering of its Class A common stock.

During 1996 and 1997, Nationwide Corporation and Nationwide Financial Services completed certain transactions in anticipation of the initial public offering that focused the business of Nationwide Financial Services on long-term savings and retirement products. On September 24, 1996, Nationwide declared a dividend payable to Nationwide Corporation on January 1, 1997 consisting of the outstanding shares of common stock of certain subsidiaries that do not offer or distribute long-term savings and retirement products. In addition, during 1996, Nationwide entered into two reinsurance agreements whereby all of Nationwide's accident and health and group life insurance business was ceded to two affiliates effective January 1, 1996. These subsidiaries, Employers Life Insurance Company of Wausau, National Casualty Company and West Coast Life Insurance Company, through December 31, 1996, and all accident and health and group life insurance business have been accounted for as discontinued operations. Additionally, Nationwide paid $900.0 million of dividends, $50.0 million to Nationwide Corporation on December 31, 1996 and $850.0 million to Nationwide Financial Services, which then made an equivalent dividend to Nationwide Corporation, on February 24, 1997.

Nationwide Financial Services contributed $836.8 million to the capital of Nationwide during March 1997.


Wholly-owned subsidiaries of Nationwide as of December 31, 1998 include Nationwide Life and Annuity Insurance Company, Nationwide Advisory Services, Inc., Nationwide Investment Services Corporation and NWE, Inc.

Nationwide is a member of the Nationwide Insurance Enterprise, which consists of Nationwide Mutual Insurance Company and all of its subsidiaries and affiliates.


Nationwide Life and Annuity Company offers various forms of variable life insurance products, and fixed and variable annuity products. Nationwide Advisory Services. Inc. is a registered broker-dealer providing investment management and administration services. Nationwide Investment Services Corporation, contributed by Nationwide Corporation on April 5, 1996, is a registered broker-dealer doing business solely in the deferred compensation market and acts as an investment adviser. NWE, Inc. was formed by Nationwide to hold special investments.


B.  DESCRIPTION OF THE BUSINESS

Nationwide is a leading provider of long-term savings and retirement products. Nationwide offers variable annuities, fixed annuities and life insurance as well as investment management services, pension products and administrative services. By developing and offering a wide variety of products, Nationwide believes that it has positioned itself to compete effectively in various stock market and interest rate environments. Nationwide markets its products through a broad spectrum of wholesale and retail distribution channels, including independent broker/dealers, national and regional brokerage firms, pension plan administrators, financial institutions, exclusive sales representatives and Nationwide insurance agents.

Nationwide is one of the leaders in the development and sale of variable annuities. For the year ended December 31, 1998, Nationwide was the third largest writer of individual variable annuity contracts in the United States based on sales, according to The Variable Annuity Research & Data Service. Its principal annuity series, The BEST of AMERICA(R), allows the customer to choose multiple investment options, including mutual funds managed by premier mutual fund managers.

Nationwide has grown substantially in recent years as a result of its long-term investment in developing the distribution channels necessary to reach its target customers and the products required to meet the demands of these customers. Nationwide believes its growth has been further enhanced by favorable demographic trends, the growing tendency of Americans to supplement traditional sources of retirement income with self-directed investments, such as products offered by Nationwide, and the performance of the financial markets, particularly the U.S. stock markets, in recent years.

C.   PRODUCT SEGMENTS

Nationwide has three product segments: Variable Annuities, Fixed Annuities and Life Insurance. In addition, Nationwide reports corporate revenues and expenses, investments and related investment income supporting capital not specifically allocated to its product segments, revenues and expenses of its investment adviser subsidiary (other than the portion allocated to the Variable Annuities and Life Insurance segments) and revenues and expenses related to group annuity contracts sold to Nationwide Insurance Enterprise employee benefits plans in a Corporate and Other segment.

The Variable Annuities segment, which accounted for $218.4 million (or 41%) of Nationwide's operating income before federal income tax expense for 1998, consists of annuity contracts that provide the customer with the opportunity to invest in mutual funds managed by independent investment managers and Nationwide, with investment returns accumulating on a tax-deferred basis.

The Fixed Annuities segment, which accounted for $175.3 million (or 33%) of Nationwide's operating income before federal income tax expense for 1998, consists of annuity contracts that generate a return for the customer at a specified interest rate, fixed for a prescribed period, with returns accumulating on a tax-deferred basis. Such contracts consist of single premium deferred annuities, flexible premium deferred annuities and single premium immediate annuities. The Fixed Annuities segment also includes the fixed option under Nationwide's variable annuity contracts, which accounted for 81% of Nationwide's fixed annuity sales in 1998 and 75% of Nationwide's fixed annuity policy reserves as of December 31, 1998. During 1998, the average crediting rates on contracts (including the fixed option under Nationwide's variable annuity contracts) in the Fixed Annuities segment was 5.95%. Substantially all of Nationwide's crediting rates on its fixed annuity contracts are guaranteed for a period not exceeding 15 months.

The Life Insurance segment, which accounted for $94.8 million (or 18%) of Nationwide's operating income before federal income tax expense for 1998, is composed of a wide range of variable universal life insurance, whole life insurance, universal life insurance, term life insurance and corporate-owned life insurance products that provide a death benefit and may also allow the customer to build cash value on a tax-deferred basis.

The Corporate and Other segment accounted for $40.2 million (or 8%) of Nationwide's operating income (which excludes realized gains and losses on investments) before federal income tax expense for 1998.

D.   REGULATION

Nationwide and Nationwide Life and Annuity Insurance Company, as with other insurance companies, are subject to extensive regulation and supervision in the jurisdictions in which they do business. Such regulations limit the amount of dividends and other payments that can be paid by insurance companies without prior approval and impose restrictions on the amount and type of investments insurance companies may hold. These regulations also affect many other aspects of insurance companies businesses, including licensing of insurers and their products and agents, risk-based capital requirements and the type and amount of required asset valuation reserve accounts. These regulations are primarily intended to protect policyholders rather than shareholders. Nationwide can not predict the effect that any proposed or future legislation may have on the financial condition or results of operations of Nationwide.

Insurance companies are required to file detailed annual and quarterly financial statements with state insurance regulators in each of the states in which they do business, and their business and accounts are subject to examination by such agencies at any time. In addition, insurance regulators periodically examine an insurer's financial condition, adherence to statutory accounting practices and compliance with insurance department rules and regulations. Applicable state insurance laws, rather than federal bankruptcy laws, apply to the liquidation or the restructuring of insurance companies.

As part of their routine regulatory oversight process, state insurance departments conduct detailed examinations periodically (generally once every three to four years) of the books, records and accounts of insurance companies domiciled in their states. Such examinations are generally conducted in cooperation with the departments of two or three other states under guidelines promulgated by the National Association of Insurance Commissioners. The most recently completed examination of Nationwide's insurance subsidiaries was conducted by the Ohio and Delaware insurance departments for the four-year period ended December 31, 1996. The final reports of these examinations did not result in any significant issues or adjustments.

The payment of dividends by Nationwide is subject to restrictions set forth in the insurance laws and regulations of Ohio, its domiciliary state. The Ohio insurance laws require Ohio-domiciled life insurance companies to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding 12 months, exceeds the greater of:

     (i) 10% of statutory-basis policyholders' surplus as of the prior December 31; or

     (ii) the statutory-basis net income of the insurer for the 12-month period ending as of the prior December 31. The Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus.

Earned surplus is defined under the Ohio insurance laws as the amount equal to Nationwide's unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets. Additionally, following any dividend, an insurer's policyholder surplus must be reasonable in relation to the insurer's outstanding liabilities and adequate for its financial needs. The payment of dividends by Nationwide may also be subject to restrictions set forth in the insurance laws of New York that limit the amount of statutory profits on Nationwide's participating policies (measured before dividends to policyholders) that can inure to the benefit of Nationwide and its stockholders. Nationwide currently does not expect such regulatory requirements to impair its ability to pay operating expenses and dividends in the future.

E.   COMPETITION


Nationwide competes with a large number of other insurers as well as non-insurance financial services companies, such as banks, broker/dealers and mutual funds, some of whom have greater financial resources, offer alternative products and, with respect to other insurers, and have higher ratings than Nationwide. Nationwide believes that competition in Nationwide's lines of business is based on price, product features, commission structure, perceived financial strength, claims-paying ratings, service and name recognition. National banks, with their preexisting customer bases for financial services products, may pose increasing competition in the future to insurers who sell annuities including Nationwide, as a result of the U.S. Supreme Court's 1994 decision in NationsBank of North Carolina v. Variable Annuity Life Insurance Company, which permits national banks to sell annuity products of life insurance companies in certain circumstances.


Several proposals to repeal or modify the Glass-Steagall Act of 1933, as amended, and the Bank Holding Company Act of 1956, as amended, have been made by members of Congress and the Clinton Administration. Currently, the Bank Holding Company Act restricts banks from being affiliated with insurance companies. None of these proposals has yet been enacted, and it is not possible to predict whether any of these proposals will be enacted, or, if enacted, their potential effect on Nationwide.

F.   EMPLOYEES

As of December 31, 1998, Nationwide had approximately 3,660 employees. None of the employees of Nationwide are covered by a collective bargaining agreement and Nationwide believes that its employee relations are satisfactory.

2.   PROPERTIES

Nationwide's principal executive offices are located in Columbus, Ohio. Nationwide leases its home office complex, consisting of approximately 448,000 square feet, from Nationwide Mutual Insurance Company and its subsidiaries at One Nationwide Plaza, Two Nationwide Plaza and Three Nationwide Plaza, Columbus, Ohio. Nationwide believes that its present facilities are adequate for the anticipated needs of Nationwide.

3.   LEGAL PROCEEDINGS


Nationwide is a party to litigation and arbitration proceedings in the ordinary course of its business, none of which is expected to have a material adverse effect on Nationwide.


In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits, relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements.

In November 1997, two plaintiffs, one who was the owner of a variable life insurance policy and the other who was the owner of a variable annuity contract, commenced a lawsuit in a federal court in Texas against Nationwide and the American Century group of defendants (Robert Young and David D. Distad v. Nationwide Life Insurance Company et al.). In this lawsuit, plaintiffs seek to represent a class of variable life insurance policy owners and variable annuity contract owners whom they claim were allegedly misled when purchasing these variable contracts into believing that the performance of their underlying mutual fund option managed by American Century, whose shares may only be purchased by insurance companies, would track the performance of a mutual fund, also managed by American Century, whose shares are publicly traded. The amended complaint seeks unspecified compensatory and punitive damages. On April 27, 1998, the district court denied, in part, and granted, in part, Nationwide and American Century's motions to dismiss the complaint. The remaining claims against Nationwide allege securities fraud, common law fraud, civil conspiracy and breach of contract. On December 2, 1998, the district court issued an order denying plaintiffs' motion for class certification. On December 14, 1998, plaintiffs filed their petition for interlocutory review. On March 26, 1999, the appeals court denied plaintiffs' motion for reconsideration of the denial of interlocatory review. Nationwide intends to defend the case vigorously.


On October 29, 1998, Nationwide and certain of its subsidiaries were named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). The plaintiff in such lawsuit seeks to represent a national class of Nationwide's customers and seeks unspecified compensatory and punitive damages. Nationwide currently is evaluating this lawsuit, which has not been certified as a class. Nationwide intends to defend this lawsuit vigorously.


There can be no assurance that any litigation relating to pricing or sales practices will not have a material adverse effect on Nationwide in the future.



4.   MARKET FOR NATIONWIDE'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS


There is no established public trading market for the Nationwide's shares of common stock. All of the 3,814,779 shares of Nationwide's common stock issued and outstanding are owned by Nationwide Financial Services.

Nationwide paid $100.0 million in dividends to Nationwide Financial Services during 1998. No cash dividends were paid during 1997 and $50.0 million was paid to Nationwide Corporation during 1996.

On January 1, 1997, Nationwide paid a dividend valued at $485.7 million to Nationwide Corporation consisting of the outstanding shares of common stock of Employers Life Insurance Company of Wausau, National Casualty Company, and West Coast Life Insurance Company. Also, on February 24, 1997, Nationwide paid a dividend to Nationwide Financial Services, and Nationwide Financial Services paid an equivalent dividend to Nationwide Corporation, consisting of securities having an aggregate fair value of $850.0 million. The dividend payments were approved by the Department of Insurance of the State of Ohio.


Nationwide currently does not have a formal dividend policy.


5.   CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The consolidated financial statements of Nationwide and subsidiaries are included in a separate section of this report which is indexed in Item 11 - Exhibits, Financial Statement Schedules, and Reports.

Semi-annual and annual reports are sent to contract owners of the variable annuity and life insurance contracts issued through registered Separate Accounts of Nationwide.

The audited financial statements have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, Two Nationwide Plaza, Columbus, Ohio 43215, and upon the authority of said firm as experts in accounting and auditing.

6.   SELECTED FINANCIAL DATA

The following table sets forth certain summary consolidated financial data. The consolidated income statement data set forth below for the years ended December 31, 1994 through 1998 and the consolidated balance sheet data as of December 31, 1994 through 1998 are derived from the consolidated financial statements of Nationwide. The summary consolidated financial data set forth below should be read in conjunction with the consolidated financial statements of Nationwide and notes thereto and the other financial information, including Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere herein.


                    Selected Consolidated Financial Data (1)
                                ($000's omitted)

                                                                            As of and for the year ended December 31,
                                                              1998            1997             1996            1995          1994
Total revenues                                            $2,475,703      $2,217,445        1,992,838       1,798,651      1,599,499
Total benefits and expenses                                1,918,595       1,787,518        1,677,341       1,511,079      1,357,641
Income from continuing operations before federal             557,108         429,927          315,497         287,572        241,858
  income tax expense and cumulative effect of
  changes in accounting principles
Federal income tax expense                                   190,381         150,195          110,889          99,808         78,589
Income from continuing operations before other               336,727         279,732          204,608         187,764        163,269
  items
Income from discontinued operations (less federal                 --              --           11,324          24,714         20,459
  income tax expense)
Cumulative effect of changes in accounting                        --              --               --              --             --
  principles
Net income                                                  $366,727        $279,732          215,932         212,478        183,728
Total assets                                             $74,342,070     $59,790,656       47,766,246      38,507,633     29,246,024

(1) Consolidated financial data of Nationwide as of and for the years ended December 31, 1995 and 1994 has been restated to reflect the discontinued operations treatment of certain Nationwide's subsidiaries and lines of business that were unrelated to the long-term savings and retirement products business. See note 15 to the consolidated financial statements herein for additional information regarding the discontinued operations treatment.

7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     INTRODUCTION

     Management's narrative analysis and results of operations of Nationwide and subsidiaries for the three years ended December 31, 1998 should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report.

     Management's discussion and analysis contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of Nationwide. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast estimated or budgeted in such forward-looking statements include, among others, the following possibilities:

     (i) Nationwide Corporation's control of Nationwide through its beneficial ownership of approximately 97.8% of the combined voting power of all the outstanding common stock and approximately 81.5% of the economic interest in Nationwide;

     (ii) Nationwide Financial Services' primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of Nationwide Financial Services' subsidiaries to pay such dividends;

     (iii) The potential impact on Nationwide's reported net income that could result from the adoption of certain accounting standards issued by the FASB;

     (iv) Tax law changes impacting the tax treatment of life insurance and investment products;

     (v) Heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors;

     (vi) Adverse state and federal legislation, including limitations on premium levels, increase in minimum capital and reserves, and other financial viability requirements;

     (vii) Failure to expand distribution channels in order to obtain new customers or failure to retain existing customers;

     (viii) Inability to carry out marketing and sales plans, including, among others, changes to certain products and acceptance of the revised products in the market;

     (ix) Changes in interest rates and the capital markets causing a reduction of investment income or asset fees, reduction in the value of Nationwide's investment portfolio or a reduction in the demand for Nationwide's products;

     (x) General economic and business conditions which are less favorable than expected;

     (xi) Unanticipated changes in industry trends and ratings assigned by nationally recognized statistical rating organizations or A.M. Best Company, Inc;

     (xii) Inaccuracies in assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts; and

     (xiii) Failure of Nationwide or its significant business partners and vendors to identify and correct all non-Year 2000 compliant systems or to develop and execute adequate contingency plans.

A.  RESULTS OF OPERATIONS

     In addition to net income, Nationwide reports net operating income, which excludes realized investment gains and losses and results of discontinued operations. Net operating income is commonly used in the insurance industry as a measure of on-going earnings performance.

The following table reconciles Nationwide's reported net income to net operating income for each of the last three years.

 (in millions of dollars)                                      1998               1997                1996
                                                          ---------------     --------------     ---------------
Net income                                                    $366.7              $279.7             $215.9
Realized gains on investments, net of tax                      (18.5)               (7.9)              (1.0)
Income from discontinued operations, net of tax                  -                   -                (11.3)
                                                          ---------------     --------------     ---------------
     Net operating income                                      348.2              $271.8             $203.6
                                                          ===============     ==============     ===============

(i) Revenues

Total revenues for 1998, excluding realized gains and losses on investments, increased to $2.45 billion compared to $2.21 billion for 1997 and $1.99 billion for 1996. Increases in policy charges and net investment income accounted for most of the growth.

Policy charges include asset fees, which are primarily earned from separate account assets generated from sales of variable annuities; administration fees, which include fees charged per contract on a variety of Nationwide's products and premium loads on universal life insurance products; surrender fees, which are charged as a percentage of premiums withdrawn during a specified period of annuity and certain life insurance contracts and cost of insurance charges earned on universal life insurance products. Policy charges for each of the last three years were as follows:

(in millions of dollars)                                       1998               1997                1996
                                                          ---------------     --------------     ---------------
Asset fees                                                    $494.7              $384.8             $275.5
Cost of insurance charges                                       88.8                68.5               53.2
Administrative fees                                             73.8                59.5               50.1
Surrender fees                                                  41.6                32.4               22.1
                                                          ---------------     --------------     ---------------
     Total policy charges                                     $698.9              $545.2             $400.9
                                                          ===============     ==============     ===============

The growth in asset fees reflects increases in total separate account assets of $13.2 billion, or 35%, in 1998 and $10.8 billion, or 40% in 1997. Record variable annuity sales and strong equity market performance in each of the last three years have resulted in separate account balances increasing 145% from $20.81 billion at the beginning of 1996 to $50.94 billion at the end of 1998.

Cost of insurance charges are assessed as a percentage of the net amount at risk on universal life insurance policies. The net amount at risk is equal to a policy's death benefit minus the related policyholder account value. The increase in cost of insurance charges is due primarily to growth in the net amount at risk related to individual variable universal life insurance reflecting expanded distribution and increased customer demand for variable life products. The net amount at risk related to individual variable universal life insurance grew to $14.95 billion at the end of 1998 compared to $10.44 billion and $7.52 billion at the end of 1997 and 1996, respectively.

The growth in administrative fees is consistent with the increased number of annuity and life insurance contracts in force during 1998 compared to the prior two years. Nearly all of the increase in surrender charges over the past two years is attributable to policyholder withdrawals in the Variable Annuities segment, and is driven by an overall increase in variable annuity policy reserves.

Net investment income includes the gross investment income earned on investments supporting fixed annuities and certain life insurance products as well as the yield on Nationwide's general account invested assets which are not allocated to product segments. Net investment income grew from $1.36 billion and $1.41 billion in 1996 and 1997, respectively, to $1.48 billion in 1998 primarily due to increased invested assets to support growth in fixed annuity and life insurance policy reserves. Fixed annuity policy reserves, which include the fixed option of Nationwide's variable annuity products, increased $682.4 million in 1997 and $704.7 million in 1998 and were $14.90 billion as of year-end 1998. The growth in life insurance reserves was led by corporate-owned life insurance products, where fixed reserves increased $201.1 million in 1997 and $596.7 million in 1998. The increase in net investment income due to growth in invested assets was partially offset by declining investment yields in 1998 and 1997 due to lower market interest rates.

The $20.3 million and $10.6 million increases in other income during 1998 and 1997, respectively, were primarily attributable to growth in Nationwide's mutual fund operations.

Realized gains and losses on investments are not considered by Nationwide to be recurring components of earnings. Nationwide makes decisions concerning the sale of invested assets based on a variety of market, business, tax and other factors.

(ii) Benefits and Expenses

Interest credited to policyholder account balances totaled $1.07 billion in 1998 compared to $1.02 billion in 1997 and $982.3 million in 1996 and principally relates to fixed annuity and corporate-owned life insurance products. The growth in interest credited reflects the increase in policy reserves previously discussed partially offset by reduced average crediting rates. The average crediting rate on fixed annuity policy reserves was 5.95% in 1998 compared to 6.12% and 6.30% in 1997 and 1996, respectively.

Amortization of deferred policy acquisition costs (DAC) increased to $47.3 million in 1998 and $33.8 million in 1997 principally due to the Variable Annuities segment, which accounted form $36.1 and $30.4 million of the increases as a result of strong sales growth in each of the last two years.

Operating expenses were $419.7 million in 1998, a 9% increase from 1997 operating expenses of $384.9 million. Operating expenses were $342.4 million in 1996. The increase reflects the growth in the number of annuity and life insurance contracts in-force and the related increase in administrative processing costs. Increased operating expenses in 1998 also reflect the cost of certain technology initiatives.

Federal income tax expense was $190.4 million representing an effective tax rate of 34.2% for 1998. Federal income tax expense in 1997 and 1996 was $150.2 million and $110.9 million, respectively, representing effective rates of 34.9% and 35.2%.

(iii) Year 2000 Compliance Issues


Nationwide has developed and implemented a plan to address issues related to the Year 2000. The problem relates to many existing computer systems using only two digits to identify a year in a date field. These systems were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer systems could fail or create erroneous results when processing information dated after December 31, 1999. Like many organizations, Nationwide is required to renovate or replace many computer systems so that the systems will function properly after December 31, 1999.

Nationwide has completed an inventory and assessment of all computer systems and has implemented a plan to renovate or replace all applications that were identified as not Year 2000 compliant. Nationwide has renovated all applications that required renovation. Testing of the renovated programs included running each application in a Year 2000 environment and was completed as planned during 1998. For applications being replaced, Nationwide had all replacement systems in place and functioning as planned by year-end 1998. The shareholder services system that supports mutual fund products was fully deployed during the first quarter 1999. Conversions of existing traditional life policies to the new compliant system will continue through second quarter 1999.


Nationwide has completed an inventory and assessment of all vendor products and has tested and certified that each vendor product is Year 2000 compliant. Any vendor products that could not be certified as Year 2000 compliant were replaced or eliminated in 1998.

Nationwide's facilities in Columbus, Ohio have been inventoried, assessed, and tested as being Year 2000 compliant. Systems supporting Nationwide's infrastructure such as telecommunications, voice and networks were renovated and will be brought into compliance before the end of the second quarter 1999.

Nationwide has also addressed issues associated with the exchange of electronic data with external organizations. Nationwide has completed an inventory and assessment of all business partners utilizing electronic interfaces with Nationwide and processes have been put in place to allow Nationwide to accept data regardless of the format.

In addition to resolving internal Year 2000 readiness issues, Nationwide is surveying significant external organizations (business partners) to assess if they will be Year 2000 compliant and be in a position to do business in the Year 2000 and beyond. Specifically, Nationwide has contacted mutual fund organizations that provide funds for Nationwide's variable annuity and life products and wholesale producers to determine when they will be Year 2000 compliant. The results are currently being gathered and analyzed.

In addition to the contingency plans developed for electronic interfaces between Nationwide and its business partners, contingency plans were also developed for wholesale producers who may not become compliant before the end of 1999. Additional contingency plans will be developed for mutual fund organizations during the second quarter 1999. Nationwide has identified external risk scenarios, prioritized those risks and is now in the process of developing contingency plans to minimize the impact to Nationwide, customers and producers. Contingency plan efforts are expected to be completed by the end of the third quarter 1999.

Operating expenses in 1998 and 1997 include approximately $44.7 million and $45.4 million, respectively, for technology projects, including costs related to Year 2000. Nationwide anticipates spending less than $5 million on Year 2000 activities in 1999, and spent $2.4 million during first quarter 1999. Management does not anticipate that the completion of Year 2000 renovation and replacement activities will result in a reduction in operating expenses. Rather, personnel and resources currently allocated to Year 2000 issues will be assigned to other technology-related projects.

(iv) Recently Issued Accounting Standards

In June 1998, the FASB issued SFAS No. 133-Accounting for Derivative
Instruments and Hedging Activities (SFAS 133). SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Contracts that contain embedded derivatives, such as certain insurance contracts, are also addressed by the Statement. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statement is effective for fiscal years beginning after June 15, 1999. It may be implemented earlier provided adoption occurs as of the beginning of any fiscal quarter after issuance. Nationwide plans to adopt this Statement in first quarter 2000 and is currently evaluating the impact on results of operations and financial condition.

In March 1998, The American Institute of Certified Public Accountant's Accounting Standards Executive Committee issued Statement of Position 98-1 - Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 provides guidance intended to standardize accounting practices for costs incurred to develop or obtain computer software for internal use. Specifically, SOP 98-1 provides guidance for determining whether computer software is for internal use and when costs incurred for internal use software are to be capitalized. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Nationwide does not expect the adoption of SOP 98-1, which occurred on January 1, 1999, to have a material impact on Nationwide's financial statements.

(v) Statutory Premiums and Deposits

Nationwide sells its products through a broad distribution network comprised of wholesale and retail distribution channels. Wholesale distributors are unaffiliated entities that sell Nationwide's products to their own customer base and include independent broker/dealers, national and regional brokerage firms, pension plan administrators and financial institutions. Retail distributors are representatives of Nationwide who market products directly to a customer base identified by Nationwide and include exclusive sales representatives and Nationwide Insurance Enterprise insurance agents.

Statutory premiums and deposits by distribution channel for each of the last three years are summarized as follows:

----------------------------------------------------------------------------------------
                                              1998              1997            1996
(in millions of dollars)                     Amount            Amount          Amount
Wholesale channels:                          $3,682.0         $3,699.1       $3,607.8
  Independent broker/dealers                    337.4            ---            ---
  National or regional brokerage firms(1)     2,036.0          1,653.2          947.2
  Financial institutions                      2,854.6          2,325.0        1,911.6
  Pension plan administrators                   654.7            195.0           20.0
     Total wholesale channels                 9,555.7          7,872.3        6,486.6
                                           =============    ============    ============
Retail channels:
  Exclusive retail sales representatives      2,327.9          1,862.1        1,528.0
  Nationwide agents                             935.5            602.7          525.5
                                           -------------    ------------    ------------
    Total retail channels                     3,263.4          2,464.8        2,053.5
                                           -------------    ------------    ------------
Total external premiums and
    deposits                                 12,819.1         10,337.1        8,540.1
                                           -------------    ------------    ------------
Nationwide Insurance Enterprise
   employee and agent benefit plans             323.3            174.9          502.5
                                           -------------    ------------    ------------
Total statutory premiums and deposits        13,142.4        $10,512.0       $9,042.6
                                           =============    ============    ============

 (1) Prior to 1998, national and regional brokerage firm sales were included in independent broker/dealer sales.

Excluding Nationwide Insurance Enterprise benefit plan sales, Nationwide achieved annual sales growth of 24%, 21% and 29% in 1998, 1997 and 1996, respectively.

Nationwide's flagship products are marketed under The BEST of AMERICA(R) brand, and include individual and group variable annuities and variable life insurance. The BEST of AMERICA(R) products allow customers to choose from among investment options managed by premier mutual fund managers. Nationwide has also developed private label variable and fixed annuity products in conjunction with other financial services providers which allow those providers to sell products to their own customer bases under their own brand name.

Nationwide also markets group deferred compensation retirement plans to employees of state and local governments for use under Internal Revenue Code
(IRC) Section 457. Nationwide utilizes its sponsorship by the National Association of Counties and The United States Conference of Mayors when marketing IRC Section 457 products. In addition, Nationwide utilizes an exclusive arrangement with the National Education Association (NEA) to market tax-qualified annuities under IRC 403(b) to NEA members. Variable annuities developed for the NEA members are sold under the NEA Valuebuilder brand.

External statutory premiums and deposits by product are as follows:

             (in millions of dollars)                        1998                 1997                1996
                                                        ---------------       --------------     ---------------
The BEST OF AMERICA products:
  Individual variable annuities                            $4,661.1              $4,269.6            $3,801.5
  Group variable annuities                                  2,760.0               2,220.5             1,807.1
  Variable universal life                                     315.9                 220.0               165.4
Private label annuities                                     1,093.3               1,006.4               625.9
IRC Section 457 annuities                                   2,155.3               1,716.5             1,425.8
The NEA Valuebuilder annuities                                172.6                 145.6               102.2
Traditional/Universal life                                    246.0                 248.4               253.9
Corporate owned life insurance                                645.8                 195.0                20.0
Other                                                         769.1                 315.1               338.3
                                                        ---------------       --------------     ---------------
                                                          $12,819.1             $10,337.1            $8,540.1
                                                        ===============       ==============     ===============

B. BUSINESS SEGMENTS

Nationwide has three product segments: Variable Annuities, Fixed Annuities and Life Insurance. In addition, Nationwide reports certain other revenues and expenses in a Corporate and Other segment. All information set forth below relating to Nationwide's Variable Annuities segment excludes the fixed option under Nationwide's variable annuity contracts. Such information is included in Nationwide's Fixed Annuities segment.

The following table summarizes operating income before federal income tax expense for Nationwide's business segments for each of the last three years:

             (millions of dollars)                             1998               1997                1996
                                                          ---------------     --------------     ---------------
Operating income:
     Variable annuity                                          $218.4             $150.9              $ 90.3
     Fixed annuity                                              175.3              169.5               135.4
     Life insurance                                              94.8               70.9                67.2
     Corporate and other                                         40.2               27.5                22.9
                                                          ---------------     --------------     ---------------
                                                               $528.7             $418.8              $315.8
                                                          ===============     ==============     ===============

(i) Variable Annuities

The Variable Annuities segment consists of annuity contracts that provide the customer with the opportunity to invest in mutual funds managed by independent investment managers and Nationwide, with investment returns accumulating on a tax-deferred basis. Nationwide's variable annuity products consist almost entirely of flexible premium deferred variable annuity contracts.

The following table summarizes certain selected financial data for Nationwide's Variable Annuities segment for the years indicated:

(in millions of dollars)                                  1998                1997               1996
Income Statement Data:
Revenues                                                $ 529.5             $ 404.0             $ 284.6
Benefits and Expenses                                     311.1               253.1               194.3

Operating income before federal income tax
 expense                                                $ 218.4             $ 150.9             $  90.3
                                                   =================== =================== ==================

Other Data:
Statutory premiums and deposits(1)                    $ 9,543.3           $ 7,535.8           $ 6,500.3
Policy reserves as of year end                        $46,420.8           $34,486.7           $24,278.1
Pre-tax operating income to average policy
 reserves                                                  0.54%               0.51%               0.44%

(1) Statutory data, have been derived from the Annual Statements of Nationwide's life insurance subsidiaries, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.

Variable Annuities segment revenues reflect a significant increase in policy charges, primarily asset fees, consistent with the growth in variable annuity policy reserves. Asset fees were $479.1 million in 1998 up 29% from $370.2 million in 1997 and totaled $261.8 million in 1996. Asset fees are charged as a percentage of policy reserves which have increased substantially in the past three years as a result of steady premium growth and through market appreciation on investments underlying reserves. Variable annuity policy reserves grew $11.93 billion during 1998 reaching $46.42 billion as of year end 1998 compared to growth in 1997 of $10.21 billion and year end 1997 reserves of $34.49 billion. During 1996, policy reserves increased $7.52 billion.

Nationwide has continued to achieve high sales growth through deeper penetration of existing distribution channels and through the addition of new sales outlets. In addition, growing consumer acceptance of equity-based retirement savings products, a robust United States stock market and low interest rates have all combined to provide a very favorable environment for variable annuity sales. Nationwide's broad network of strong distribution relationships coupled with product innovation allowed Nationwide to maintain its ranking as the third largest seller of individual variable annuities in the United States during 1998. Nationwide sales of all variable annuities increased 27% during 1998 to a record $9.54 billion compared to $7.54 billion in 1997. Variable annuity sales in 1997 represented a 16% increase over 1996 sales of $6.50 billion.

An example of Nationwide's ability to develop innovative products and to leverage its strong distributor relationships to maintain its competitive position is America's FUTURE Annuity. This individual variable annuity product was developed in late 1997 in partnership with distributors and offers the customer greater flexibility and investment choice with insurance charges lower than comparable products sold through the financial planning community. Sales of this product reached $2.4 billion during 1998, its first full year of availability.

Although the equity markets were more volatile in 1998 than in the previous two years, equity market conditions over each of the past three years have contributed significantly to the growth in variable annuity policy reserves. Variable annuity policy reserves reflect market appreciation of $6.80 billion, $5.21 billion and $2.72 billion in 1998, 1997 and 1996, respectively.

Increased variable annuity revenues were partially offset by increased amortization of DAC in 1998 compared to 1997 and 1996 due to overall growth in the variable annuity business and by increased operating expenses.

Operating expenses increased 15% during 1998 and 20% during 1997; however, the growth in expenses was far outpaced by the 31% and 42% increased in revenues over those same periods. As a result, operating income as a percentage of reserves has improved 0.54% in 1998 up 3 basis points from 1997 and up 10 basis points from 1996. Nationwide has controlled operating expense growth by increasing productivity through investments in technology and economies of scale.

(ii) Fixed Annuities

The Fixed Annuities segment consists of annuity contracts that generate a return for the customer at a specified interest rate, fixed for a prescribed period, with returns accumulating on a tax-deferred basis. Such contracts consist of single premium deferred annuities, flexible premium deferred annuities and single premium immediate annuities. The Fixed Annuities segment includes the fixed option under Nationwide's variable annuity contracts.

The following table summarizes certain selected financial data for Nationwide's Fixed Annuities segment for the years indicated:

(in millions of dollars)                                        1998               1997               1996
                                                            --------------     --------------     --------------
Income Statement Data:
Revenues:
    Net investment income                                     $1,116.6           $1,098.2           $1,050.6
    Other                                                         35.7               43.2               42.0
                                                            --------------     --------------     --------------
                                                               1,152.3            1,141.4            1,092.6
                                                            --------------     --------------     --------------
Benefits and expenses:
    Interest credited to policyholder account balances           828.6              823.4              805.0
    Other benefits and expenses                                  148.4              148.5              152.2
                                                            --------------     --------------     --------------
                                                                 977.0              971.9              957.2
                                                            --------------     --------------     --------------
Operating income before federal income tax expense              $175.3             $169.5             $135.4
                                                            ==============     ==============     ==============

Other Data:
Statutory premiums and deposits (1)                           $2,068.0           $2,137.9           $1,600.5
Policy reserves as of year end                               $14,898.9          $14,194.2          $13,511.8
Pre-tax operating income to average policy reserves              1.21%              1.22%              1.03%

(1) Statutory data have been derived from the Annual Statements of Nationwide's life insurance subsidiaries, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.

Fixed annuities segment results reflect an increase in interest spread income attributable to growth in fixed annuity policy reserves and wider interest margins. Interest spread is the differential between net investment income and interest credited to policyholder account balances. Interest spreads vary depending on crediting rates offered by competitors, performance of the investment portfolio, changes in market interest rates and other factors. The following table depicts the interest margins on general account policy reserves in the Fixed Annuities segment for each of the last three years.

                                                               1998               1997                1996
                                                          ---------------     --------------     ---------------
Net investment income                                          8.02%               8.16%             8.22%
Interest credited                                              5.95                6.12              6.30
                                                          ---------------     --------------     ---------------
                                                               2.07%               2.04%             1.92%
                                                          ===============     ==============     ===============

The declining interest rate environment has put pressure on interest margins when fixed income investments mature or prepay and are reinvested at lower rates; however, mortgage loan and bond prepayment income actually increased interest margins in 1998. Prepayment income added 8 additional basis points to the 1998 interest margin compared to 1997. Nationwide expects 1999 interest margins excluding prepayment income to return to historically normal levels of 190 to 195 basis points.

Nationwide is able to mitigate the effects of lower investment yields by periodically resetting the rates credited on fixed annuity contracts. As of December 31, 1998, $7.17 billion, or 48% of fixed annuity policy reserves, were in contracts where the guaranteed interest rate is reestablished each quarter. Fixed annuity policy reserves of $5.29 billion are in contracts that adjust the crediting rate on an annual basis with portions resetting in each calendar quarter. Nationwide also has $1.36 billion of fixed annuity policy reserves that call for the crediting rate to be reset annually on each January 1. The remaining $1.08 billion of fixed annuity policy reserves are in payout status where Nationwide has guaranteed periodic, typically monthly, payments.

Fixed annuity policy reserves increased to $14.90 billion as of year-end compared to $14.19 billion a year ago and $13.51 billion as of the end of 1996. Fixed annuity sales during 1998 were $2.07 billion, essentially even with 1997 sales of $2.14 billion, reflecting the low interest rate environment and customer preference for equity-linked products. Sales in 1996 were $1.60 billion. The increase in sales in 1998 and 1997 over 1996 reflects the impact of first year bonus crediting rate programs for certain of Nationwide's variable annuity products. Such programs initially attract sales to the Fixed Annuities segment. Over the subsequent twelve months, the funds are then systematically transferred to variable investments. Most of Nationwide's fixed annuity sales are premiums allocated to the guaranteed fixed option of variable annuity contracts. Fixed annuity sales for 1998 include $1.68 billion in premiums allocated to the fixed option under a variable annuity contract, compared to $1.67 billion in 1997 and $1.24 billion in 1996.

Results in 1996 were adversely impacted by a $13.0 million charge related to reserve strengthening for the immediate annuity line.

(iii) Life Insurance

The Life Insurance segment consists of insurance products, including variable universal life insurance and corporate-owned life insurance products, that provide a death benefit and also allow the customer to build cash value on a tax-deferred basis.

The following table summarizes certain selected financial data for Nationwide's life insurance segment for the years indicated.

(in millions of dollars)                                         1998               1997              1996
                                                             -------------     --------------     -------------
Income Statement Data:
                                                             -------------     --------------     -------------
Revenues                                                        $551.2             $473.1            $435.6
                                                             -------------     --------------     -------------
Benefits and expenses                                            456.4              402.2             368.4
                                                             -------------     --------------     -------------
Operating income before federal income tax expense               $94.8              $70.9             $67.2
                                                             =============     ==============     =============
Other Data:
Statutory premiums(1):
    Traditional and universal life                              $246.0             $248.4            $253.9
    Variable universal life                                      316.0              220.0             165.4
    Corporate-owned life                                         645.8              195.0              20.0
Policy reserves as of year end:
    Traditional and universal life                             2,439.7            2,369.5           2,295.5
    Variable universal life                                    1,270.1              895.6             622.6
    Corporate-owned life                                         903.6              221.9              20.8

1) Statutory data have been derived from the Annual Statements of Nationwide's life insurance subsidiaries, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.

The increase in Life Insurance segment earnings is attributable to strong growth in investment life insurance products, which include individual variable universal life insurance and corporate-owned life insurance, where Nationwide has aggressively expanded its distribution capabilities. Investment life premiums and deposits increased from $185.4 million in 1996 to $415.0 million in 1997 to $961.8 million in 1998. As a result of the sales growth and high persistency, revenues from investment life products increased to $150.4 million in 1998 from $71.9 million in 1997 and $45.5 million in 1996. Nationwide believes there are growth opportunities for investment life products and in 1999 will be introducing new products and expanding distribution to new outlets to better penetrate these markets.

The increase in benefits and expenses is composed primarily of increased interest credited to policyholders and increased operating expenses. Death claims and other policyholder benefits reflected modest growth during 1997 and 1998. Interest credited to policyholders increased $36.9 million in 1998 reaching $115.4 million compared to $78.5 million a year ago. Interest credited to policyholders totaled $70.2 million in 1996. The increased corporate-owned life insurance business discussed previously accounted for most of the increases. Operating expenses grew to $101.7 million in 1998 compared to $94.5 million and $78.9 million in 1997 and 1996, respectively, reflecting the increased number of policies in-force as well as technology related expenditures.

(iv) Corporate and Other

The following table summarizes certain selected financial data for Nationwide's Corporate and Other segment for the years indicated:

(in millions of dollars)                                     1998                  1997                  1996
Income Statement Data:
Revenues                                                   $ 214.3               $ 187.8               $ 180.4
Benefits and expenses                                        174.1                 160.3                 157.5
                                                      -------------------    -----------------    -------------------

Operating income before federal income tax
expense(1)                                                 $  40.2               $  27.5               $  22.9
                                                      ===================    =================    ===================

(1) Excludes realized gains (losses) on investments and discontinued operations.


Revenues in the Corporate and Other segment consist of net investment income on invested assets not allocated to the three product segments, investment management fees and other revenues earned from Nationwide mutual funds other than the portion allocated to the Variable Annuities and Life Insurance segments and net investment income and policy charges from group annuity contracts issued to Nationwide Insurance Enterprise employee and agent benefit plans.


C. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

(i)       Market Risk Sensitive Financial Instruments

Nationwide is subject to potential fluctuations in earnings and the fair value of certain of its assets and liabilities, as well as variations in expected cash flows due to changes in market interest rates and equity prices. The following discussion focuses on specific exposures Nationwide has to interest rate and equity price risk and describes strategies used to manage these risks. The discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all the risks Nationwide is exposed to.

(ii)      Interest Rate Risk

Fluctuations in interest rates can potentially impact Nationwide's earnings and cash flows, and the fair value of its assets and liabilities. Generally, in a declining interest rate environment, Nationwide may be required to reinvest the proceeds from matured and prepaid investments at rates lower than the overall yield of the portfolio, which could reduce interest spread income. In addition, minimum guaranteed crediting rates (typically 3% or 3.5%) on certain annuity contracts could result in a reduction of Nationwide's interest spread income in the event of a significant and prolonged decline in interest rates from market rates at the end of 1998. The average crediting rate of annuity products during 1998 was 5.95%, well in excess of the guaranteed rates. Nationwide mitigates this risk by investing in assets with maturities and durations that match the expected characteristics of the liabilities and by investing in mortgage backed securities with limited prepayment exposure.

Conversely, a rising interest rate environment could result in a reduction of interest spread income or an increase in policyholder surrenders. Investment supporting annuity liabilities generally have a weighted average maturity of seven years when purchased and therefore, the change in yield of the portfolio will lag changes in market interest rates. This lag is increased if the rate of prepayments of mortgage-backed securities slows. To the extent Nationwide sets renewal rates based on current market value rates, this will result in reduced interest spreads. Alternatively, if Nationwide sets renewal crediting rates while attempting to maintain a desired spread from the portfolio yield, the rates offered by Nationwide may be less than new money rates offered by competitors. This difference could result in an increase in surrender activity by policyholders. If Nationwide could not fund the surrenders with its cash flow from operations, Nationwide may be required to sell investments, which likely would have declined in value due to the increase in interest rates. Nationwide mitigates this risk by offering products that assess surrender charges or market value adjustments at the time of surrender, by investing in assets with maturities and durations that match the expected characteristics of the liabilities, and by investing in mortgage-backed securities with limited prepayment exposure.

(iii)     Asset/Liability Management Strategies to Manage Interest Rate Risk

Nationwide employs an asset/liability management approach tailored to the specific requirements of each of its products. Nationwide's general account investments are primarily managed in a number of pools that are segregated by weighted average maturity of the assets acquired by the pools. For fixed maturity securities and mortgages, the weighted average maturity is based on repayments which are scheduled to occur under the terms of the asset. For mortgage backed securities, repayments are determined using the current rate of repayment of the underlying mortgages and the terms of the securities. Each product line has an investment strategy based on its specific characteristics. The strategy establishes asset duration, quality and other guidelines. Nationwide determines the amount of new investments needed for each line to arrive at the amount of new investments needed for each pool by month. The investments acquired for each pool are shared on a proportional basis by each of the lines requesting investments in the pool based on their actual investment needs.

For all business having future benefits which cannot be changed at the option of the policyholder, the underlying assets are managed in a separate pool. The duration of assets and liabilities in this pool are kept as close together as possible. For assets, the repayment cash flows, plus anticipated coupon payments, are used in calculating asset duration. Future benefits and expenses are used for liabilities. On December 31, 1998, the average duration of assets in this pool as 7.5 years and the average duration of the liabilities was 7.8 years. Policy reserves on this business were $1.1 billion as of December 31, 1998.

Because the timing of the payment of future benefits on the majority of Nationwide's business can be changed by the policyholder, Nationwide employs cash flow testing techniques in its asset/liability management process. Annually, Nationwide's annuity and insurance business is analyzed to determine the adequacy of the reserves supporting such business. This analysis is accomplished by projecting under a number of possible future interest rate scenarios the anticipated cash flows from such business and the assets required to support such business. The first seven of these scenarios are required by the state insurance laws. Projections are also made using 13 additional scenarios which involve more extreme fluctuations in future interest rates. Finally, to get a statistical analysis of possible results and to minimize any bias in the 20 predetermined scenarios, additional projections are made using 50 randomly generated interest rate scenarios. For Nationwide's 1998 cash flow testing process, interest rates for 90-day treasury bills ranged from 0.7% to 9.5% under the 20 predetermined scenarios and 1.2% to 21.9% under the 50 random scenarios. Interest rates for longer maturity treasury securities had comparable ranges. The values produced by each projection are used to determine future gains or losses from Nationwide's annuity and insurance business, which, in turn, are used to quantify the adequacy of Nationwide's reserves over the entire projection period. The results of Nationwide's cash flow testing indicated that Nationwide's reserves were adequate as of December 31, 1998.

(iv)      Characteristics of Interest Rate Sensitive Financial Instruments

The following table provides information about Nationwide's financial instruments that are sensitive to changes in interest rates. Insurance contracts that subject Nationwide to significant mortality risk, including life insurance contracts and life-contingent immediate annuities, do not meet the definition of a financial instrument and are not included in the table.

(in millions of dollars)                1999               2000               2001               2002               2003
ASSETS
Fixed maturity securities:
  Corporate bonds:
   Principal                        $  1,092.7         $  1,049.2         $  1,667.6         $  1,386.3         $    882.7
   Average interest rate                   8.0%               7.5%               7.3%               7.2%               7.0%
Mortgage and other
asset-backed securities:
   Principal                        $    905.3         $    964.3         $    870.7         $    588.9         $    367.3
   Average interest rate                   7.3%               7.4%               7.2%               7.4%               7.4%
Other fixed maturity securities:
   Principal                        $      7.8         $     72.0         $     54.6         $    103.3         $     60.6
   Average interest rate                   8.5%               6.4%               7.0%               6.6%               6.9%
Mortgage loans on real estate:
   Principal                        $    185.9         $    373.9         $    313.1         $    339.5         $    408.8
   Average interest rate                   9.2%               9.3%               7.0%               8.5%               7.6%
LIABILITIES
Deferred fixed annuities:
   Principal                        $  1,639.6         $  1,548.3         $  1,733.7         $  1,232.5         $  1,169.6
   Average credited rate                   5.2%               4.8%               4.5%               4.3%               4.1%
Immediate annuities:
   Principal                        $     20.6         $     20.7         $     22.3         $     25.2         $     29.9
   Average credited rate                   7.3%               7.3%               7.3%               7.3%               7.4%


(in millions of dollars)            Thereafter             Total           Fair Value
ASSETS
Fixed maturity securities:
  Corporate bonds:
   Principal                        $  2,864.0         $   8,942.5        $   9,364.2
   Average interest rate                   7.6%
Mortgage and other
asset-backed securities:
   Principal                        $    718.3         $   4,414.8        $   4,499.4
   Average interest rate                   7.0%
Other fixed maturity securities:
   Principal                        $     65.7         $     364.0        $     381.5
   Average interest rate                   6.8%
Mortgage loans on real estate:
   Principal                        $  3,749.6         $   5,370.8        $   5,527.6
   Average interest rate                   7.1%
LIABILITIES
Deferred fixed annuities:
   Principal                        $  8,270.7         $  15,594.4        $  15,282.0
   Average credited rate                   4.1%
Immediate annuities:
   Principal                        $     53.1         $     171.8        $     201.6
   Average credited rate                   7.4%

Additional information about the characteristics of the financial instruments and assumptions underlying the data presented in the table above are as follows:

Mortgage and other asset-backed securities (MBSs): The maturity year is determined based on the terms of the securities and the current rate of prepayment of the underlying pools of mortgages. Nationwide limits its exposure to prepayments by purchasing less volatile types of MBSs (see "Management's Discussion and Analysis of Financial Condition and Results of Operations Investments - Fixed Maturity Securities").

Other Fixed Maturity Securities and Mortgage Loans on Real Estate: The maturity year is determined based on the maturity date of the security or loan.

Deferred Fixed Annuities: the maturity year is based on the expected date of policyholder withdrawal, taking into account actual experience, current interest rates, and contract terms. Included are group annuity contracts ($10.30 billion) which are generally subject to market value adjustment upon surrender and may also be subject to surrender charges. Of the total group annuity liabilities, $7.17 billion was in contracts where the crediting rate is reset quarterly. For the remaining $3.13 billion of group annuity reserves, the crediting rate is reset annually on January 1. Also included are $5.29 billion of individual annuity liabilities where the crediting rate is reset annually, with portions resetting in each calendar quarter. Such individual annuity contracts are also subject to surrender charges calculated as a percentage of the lesser of deposits made or the amount surrendered and assessed at declining rates during the first seven years after a deposit is made. The average crediting rate is calculated as the difference between the projected yield of the assets backing the liabilities and a targeted interest spread.

Immediate Annuities: Included are non-life contingent contracts in payout status where Nationwide has guaranteed periodic, typically monthly, payments. The maturity year is based on the terms of the contract.

(v) Equity Market Risk

Asset fees calculated as a percentage of the separate account assets are a significant source of revenue to Nationwide. At December 31, 1998, 86% of separate account assets were invested in equity mutual funds. Gains and losses in the equity markets will result in corresponding increases and decreases in Nationwide's separate account assets and the reported asset fee revenue. In addition, a decrease in separate account assets may decrease Nationwide's expectations of future profit margins which may require Nationwide to accelerate the amortization of deferred policy acquisition costs.

8.  DIRECTORS AND EXECUTIVE OFFICERS

Nationwide's Board of Directors currently consists of the following fifteen
Directors:


     NAME                                  AGE              DIRECTOR SINCE        YEAR TERM WILL EXPIRE
Lewis J. Alphin                            50                   1993                     2015

A. I. Bell                                 53                   1998                     2013

Kenneth D. Davis                           45                   1999                     2002

Keith W. Eckel                             52                   1996                     2014

Willard J. Engel                           59                   1994                     2006

Fred C. Finney                             52                   1992                     2013

Joseph J. Gasper                           55                   1996                     2008

Dimon R. McFerson                          62                   1981                     2002

David O. Miller                            60                   1996                     2006

Yvonne L. Montgomery                       44                   1998                     2022

Ralph M. Paige                             56                   1999                     2002

James F. Patterson                         57                   1989                     2007

Arden L. Shisler                           57                   1984                     2008

Robert L. Stewart                          62                   1992                     2004

Nancy C. Thomas                            64                   1986                     2001


                               EXECUTIVE OFFICERS

     NAME                                       AGE                POSITION WITH NATIONWIDE
Dimon R. McFerson                                62           Chairman and Chief Executive Officer

Joseph J. Gasper                                 55           President and Chief Operating Officer

Robert A. Oakley                                 52           Executive Vice President - Chief Financial Officer

Robert J. Woodward, Jr.                          57           Executive Vice President - Chief Investment Officer

James E. Brock                                   51           Senior Vice President - Corporate Development

John R. Cook                                     56           Senior Vice President - Chief Communications Officer

Philip C. Gath                                   51           Senior Vice President - Chief Actuary

Richard D. Headley                               50           Senior Vice President - Chief Information Technology Officer

Donna A. James                                   41           Senior Vice President - Human Resources

Richard A. Karas                                 56           Senior Vice President - Sales - Financial Services

Douglas C. Robinette                             44           Senior Vice President - Marketing and Product Development

     NAME                                       AGE                POSITION WITH NATIONWIDE
Susan A. Wolken                                  48           Senior Vice President - Life Company Operations

Bruce C. Barnes                                  51           Vice President - Technology Strategy and Planning

Dennis W. Click                                  60           Vice President - Secretary

David A. Diamond                                 43           Vice President - Enterprise Controller

Matthew S. Easley                                42           Vice President - Investment Life Actuarial

R. Dennis Noice                                  52           Vice President - Systems

Joseph P. Rath                                   49           Vice President - Product and Market Compliance

Mark R. Thresher                                 42           Vice President - Finance and Treasurer

Biographical information for each of the individuals listed in the above table is set forth below.

DIMON R. MCFERSON has been Chief Executive Officer since December 1992. Mr. McFerson has been a director since April 1988. Previously he was elected Chief Executive Officer in December 1992, and President and Chief Executive Officer in December 1993. He was President and General Manager of Nationwide Mutual Insurance Company from April 1988 to April 1991; President and Chief Operating Officer of Nationwide Mutual Insurance from April 1991 to December 1992; and President and Chief Executive Officer of Nationwide Mutual Insurance from December 1992 to April 1996. Mr. McFerson has been with Nationwide for 19 years.

JOSEPH J. GASPER has been President and Chief Operating Officer and Director since April 1996. Previously, he was Executive Vice President - Property/Casualty Operations of Nationwide Mutual Insurance Company from April 1995 to April 1996. He was Senior Vice President - Property/Casualty Operations of Nationwide Mutual Insurance Company from September 1993 to April 1995. Prior to that time, Mr. Gasper held numerous positions within Nationwide. Mr. Gasper has been with Nationwide for 32 years.

LEWIS J. ALPHIN has been a Director of Nationwide since 1993. He is also a Director of several Nationwide subsidiaries and affiliates. Mr. Alphin owns and operates an 800-acre farm in Mt. Olive. He taught agriculture business at James Sprunt Community College in Kenansville, N.C., for more than 22 years before retiring in 1994. He is the former board chairman of the Cape Fear Farm Credit Association, a member and former vice president, secretary/treasurer, and director of the Duplin County Agribusiness Council, and a former board member of the Duplin County Farm Bureau, the North Carolina Farm Bureau, and the Farm Credit Council.

A. I. BELL has been a Director of Nationwide since April, 1998. Mr. Bell has served as a state trustee of the Ohio Farm Bureau Federation from 1991 to 1998 and as president that last four years. He oversees the Bell family farm in Zanesville, Ohio. The farm is the hub of a multi-family swine network, in addition to grain and beef operations. Mr. Bell has represented the Ohio Farm Bureau at state and national level activities, and has traveled internationally representing Ohio agriculture. In 1995, he was introduced into The Ohio State University Department of Animal Sciences Hall of Fame.

KENNETH D. DAVIS has been a Director of Nationwide since April 1999. Mr. Davis has been Chairman of the Board of South Central Power Company since August 1979, and currently oversees the Davis family farm located in Leesburg, Ohio. Mr. Davis served as Director of the Farm Bureau Bancorp from October 1998 to March 1998. In addition, Mr. Davis has served in various officer positions with the Ohio Farm Bureau Federation since December 1989, with his most recent position as Trustee and President, a position he held from March 1998 to March 1999. Mr. Davis also held officer positions with the Highland County Farm Bureau from June 1997 to September 1997, including Trustee and President from September 1984 to September 1997.

KEITH W. ECKEL has been a Director of Nationwide since April 1996. Mr. Eckel is a partner of Fred W. Eckel Sons and president of Eckel Farms, Inc., in northeast Pennsylvania. He received the Master Farmer award from Penn State University in 1982.

He is a former president of the Pennsylvania Farm Bureau, a position he held for 15 years, and the Lackawanna County Cooperative Extension Association. Mr. Eckel has served as a board member and executive committee member of the American Farm Bureau. He is a former vice president of the Pennsylvania Council of Cooperative Extension Associations, and former board member of the Pennsylvania Vegetable Grower's Association.

WILLARD J. ENGEL has been a Director of Nationwide since 1994. He is also a Director of several Nationwide subsidiaries and affiliates. Mr. Engel has been general manager of the Lyon County Cooperative Oil Company in Marshall, Minnesota, since 1975. He previously was a division manager of the Truman Farmers Elevator. He's a former director of the Western Co-op Transport in Montevideo, Minnesota, a member and former director and legislative committee chairman of the Northwest Petroleum Association in St. Paul, and a former director of Farmland Industries in Kansas City.

FRED C. FINNEY has been a Director of Nationwide since 1992. He is also a Director of several Nationwide subsidiaries and affiliates. Mr. Finney is the owner and operator of the Moreland Fruit Farm and operator of the Melrose Orchard in Wooster, Ohio. He's past president of the Ohio Farm Bureau Federation, the Ohio Fruit Growers Society, Wayne County Farm Bureau, and the Westwood Ruritan Club.

DAVID O. MILLER has been a Director of Nationwide since November 1996. Mr. Miller has been a farm owner and land developer since 1962. He is the President of the Owen Potato Farm Inc. and is a partner of M&M Enterprises in Licking County, Ohio. He is Chairman of the Board of the Wausau Insurance Companies and serves on the board of directors of several companies of the Nationwide group. He is also a director of the National Cooperative Business Association.

YVONNE L. MONTGOMERY has been a Director of Nationwide since April, 1998. Ms. Montgomery is senior vice president/general manager of southern customer operations for United States Customer Operations for Xerox Corporation. A resident of Atlanta, Georgia, Ms. Montgomery oversees eight customer business units across the southern United States as well as all business and marketing functions in the regions. Ms. Montgomery joined Xerox in 1976 as a sales representative and progressed through management positions, including Vice President - Field Operations, and Executive Assistant to the Chairman and CEO.

RALPH M. PAIGE has been a Director of Nationwide since April 1999. Mr. Paige has been the Executive Director of the Federation of Southern Cooperatives/Land Assistance Fund since 1969. Mr. Paige also served as the National Field Director/Georgia State Director from 1981 to 1984.

JAMES F. PATTERSON has been a Director of Nationwide since April 1989. Mr. Patterson has operated the Patterson Fruit Farm in Chesterland, Ohio since 1964 and has been the President of Patterson Farms, Inc. since December 1991. He is Chairman of the Board of Nationwide Mutual Fire Insurance Company. He serves on the Board of Directors of several companies of the Nationwide group. He is also a trustee of The Ohio State University and serves on the Board of Directors of the University Hospitals Health System in Cleveland, Ohio and Geauga Hospital, Inc. in Chardon, Ohio.

ARDEN L. SHISLER has been Director of Nationwide since April 1984. Mr. Shisler has been President and Chief Executive Officer of K & B Transport, Inc., a trucking firm in Dalton, Ohio since January 1992. Previously, he was Chief Operating Officer of K & B Transport, Inc. from April 1986 to January 1992. Prior to that time, Mr. Shisler held several positions with K & B Transport, Inc. He is Chairman of the Board of Nationwide Mutual Insurance Company and serves on the Board of Directors of several companies of the Nationwide group. He is also a director of the National Cooperative Business Association.

ROBERT L. STEWART has been a Director of Nationwide since 1989. Mr. Stewart owns Sunnydale Mining and a grain farm, both located in Jewett, Ohio. Mr. Stewart has served on the board of the Ohio Farm Bureau Federation (1978-1989) and as President of the Ohio Holstein Association board. Mr. Stewart was a Director of Landmark, Inc., a farm supply cooperative, which is now part of Indianapolis-based Countrymark, and the Ohio Agricultural Stabilization and Conservation Service board.

NANCY C. THOMAS has been a Director of Nationwide since 1986. She is chairman (since 1989) of Nationwide Property and Casualty Insurance Company and a Trustee of Nationwide Investing Foundation, a trust that issues shares in four mutual funds. She also serves on the boards of several Nationwide subsidiaries and affiliates. Ms. Thomas is a past president and former director of the Ohio Agricultural Marketing Association and served on the boards of the Ohio Farm Bureau Federation and Landmark, Inc., a former Ohio farm supply cooperative, and as the Midwest regional representative on the American Farm Bureau women's committee. She's also a former director of the Louisville YMCA.

ROBERT A. OAKLEY has been Executive Vice President - Chief Financial Officer since April 1995. Previously, he was Senior Vice President - Chief Financial Officer from October 1993 to April 1995. Prior to that time, Mr. Oakley held several positions within Nationwide. Mr. Oakley has been with Nationwide for 23 years.

ROBERT J. WOODWARD, JR. has been been Executive Vice President - Chief Investment Officer since August 1995. Previously, he was Senior Vice President - Fixed Income Investments from March 1991 to August 1995. Prior to that time, Mr. Woodward held several positions within Nationwide. Mr. Woodward has been with Nationwide for 34 years.

JAMES E. BROCK has been Senior Vice President - Corporate Development since July 1997. Previously, he was Senior Vice President - Company Operations from December 1996 to July 1997 and was also Senior Vice President - Life Company Operations from April 1996 to July 1997. Mr. Brock was Senior Vice President - Investment Products Operations from November 1990 to April 1996. Prior to that time, Mr. Brock held several positions within Nationwide. Mr. Brock has been with Nationwide for 29 years.

JOHN R. COOK, JR. has been Senior Vice President - Chief Communications Officer since May 1997. Previously, Mr. Cook was Senior Vice President - Chief Communications Officer of USAA from July 1989 to May 1997.

PHILIP C. GATH has been Senior Vice President - Chief Actuary since May 1998. Previously, Mr. Gath was Vice President - Product Manager - Individual Variable Annuity from July 1997 to May 1998. Mr. Gath was Vice President - Individual Life Actuary from August 1989 to July 1997. Prior to that time, Mr. Gath held several positions within Nationwide. Mr. Gath has been with Nationwide for 30 years.

RICHARD D. HEADLEY has been Senior Vice President - Chief Information Technology Officer since October 1997. Previously, Mr. Headley was Chairman and Chief Executive Officer of Banc One Services Corporation from 1992 to October 1997. From January 1975 until 1992 Mr. Headley held several positions with Banc One Corporation.

DONNA A. JAMES has been Senior Vice President - Human Resources since December 1997. Previously, she was Vice President Human Resources from July 1996 to December 1997. Prior to that time Ms. James was Vice President - Assistant to the CEO from March 1996 to July 1996. From May 1994 to March 1996 she was Associate Vice President - Assistant to the CEO. Prior to that time Ms. James held several positions within Nationwide. Ms. James has been with Nationwide for 17 years.

RICHARD A. KARAS has been Senior Vice President - Sales - Financial Services since March 1993. Previously, he was Vice President - Sales - Financial Services from February 1989 to March 1993. Prior to that time, Mr. Karas held several positions within Nationwide. Mr. Karas has been with Nationwide for 34 years.

DOUGLAS C. ROBINETTE has been Senior Vice President - Marketing and Product Management since May 1998. Previously, Mr. Robinette was Executive Vice President, Customer Services of Employers Insurance of Wausau (Wausau), a member of the Nationwide group, from September 1996 to May 1998. Prior to that time he was Executive Vice President, Finance and Insurance Services of Wausau from May 1995 to September 1996. From November 1994 to May 1995, Mr. Robinette was Senior Vice President, Finance and Insurance Services of Wausau. From May 1993 to November 1994 he was Senior Vice President, Finance of Wausau. Prior to that time, Mr. Robinette held several positions within the

Nationwide group. Mr. Robinette has been with the Nationwide group for 12 years.

SUSAN A. WOLKEN has been Senior Vice President - Life Company Operations since June 1997. Previously, she was Senior Vice President - Enterprise Administration from July 1996 to June 1997. Prior to that time, she was Senior Vice President - Human Resources from April 1995 to July 1996. From September 1993 to April 1995 Ms. Wolken was Vice President - Human Resources. From October 1989 to September 1993 she was Vice President - Individual Life and Health Operations. Ms. Wolken has been with Nationwide for 24 years.

BRUCE C. BARNES has been Vice President - Technology Strategy and Planning since May 1998. Previously, Mr. Barnes was Vice President - Information Systems from February 1997 to May 1998. Mr. Barnes was Vice President - Life Systems from May 1996 to May 1998. Previously, he was Vice President - Investment Product Systems from April 1995 to May 1996. Prior to that time, Mr. Barnes was Vice President - Individual Investment Products/Common Systems from May 1994 to April 1995 and Associate Vice President - Individual Investment Products/Common Systems from May 1992 to May 1994. Mr. Barnes was Vice President - Information Services of PHP Benefits Systems, Inc. from January 1987 to January 1992. Mr. Barnes has been with Nationwide for 7 years.

DENNIS W. CLICK has been has been Vice President - Secretary since December 1997. Previously, he was Vice President - Assistant Secretary from December 1996 to December 1997. Mr. Click was Vice President - Assistant Secretary from August 1994 to December 1997. Mr. Click was Associate Vice President and Assistant Secretary from August 1989 to August 1994. Prior to that time, he held several positions within Nationwide. Mr. Click has been with Nationwide for 38 years.

DAVID A. DIAMOND has been Vice President - Enterprise Controller since August 1996. Previously, he was Vice President - Controller from October 1993 to August 1996. Prior to that time, Mr. Diamond held several positions within Nationwide. Mr. Diamond has been with Nationwide for 10 years.

MATTHEW S. EASLEY has been Vice President - Investment Life Actuarial since June 1998. Mr. Easley was Vice President - Marketing and Administrative Services from December 1996 to June 1998. Mr. Easley was Vice President - Life Marketing and Administrative Services from May 1996 to June 1998. Mr. Easley was Vice President - Annuity and Pension Actuarial from August 1989 to May 1996. Prior to that time, Mr. Easley held several positions within Nationwide. Mr. Easley has been with Nationwide for 16 years.

R. DENNIS NOICE has been Vice President - Systems since April 1998. Previously, he was Vice President - Retail Operations from March 1997 to April 1998. Prior to that time, Mr. Noice was Vice President - Individual Investment Products from October 1989 to March 1997. Prior to that time, Mr. Noice held several positions within Nationwide. Mr. Noice has been with Nationwide for 27 years.

JOSEPH P. RATH has been Vice President - Product and Market Compliance since April 1997. Previously, he was Vice President - Associate General Counsel of Nationwide from October 1988 to April 1997. Prior to that time, Mr. Rath held several positions within Nationwide. Mr. Rath has been with Nationwide for 22 years.

MARK R. THRESHER has been Vice President - Controller since August 1996. Previously, he was Vice President and Treasurer from June 1996 to August 1996. Prior to joining Nationwide, Mr. Thresher served as a partner with KPMG LLP.

9. EXECUTIVE COMPENSATION

A. COMPENSATION

Pursuant to a Cost Sharing Agreement, the salaries and benefits of certain officers and employees of Nationwide and its subsidiaries, including Named Executive Officers, will be paid by Nationwide Mutual Insurance Company and reimbursed in accordance with the terms of the Cost Sharing Agreement.

The following table provides certain information concerning compensation received by Nationwide's Chief Executive Officer and the four remaining most highly paid executive officers (the "Named Executive Officers") as of the last fiscal year, for the last three fiscal years ended December 31, 1998, 1997 and 1996 solely for services rendered to Nationwide and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                               Long Term Compensation
                                                                             --------------------------
                                               Annual Compensation                     Awards
                                    ---------------------------------------- --------------------------
                                                                              Restricted    Underlying
                                                               Other Annual      Stock      Securities
         Name and                       Salary      Bonus      Compensation     Award(s)   Options/SARs    All Other
    Principal Position       Year         $           $              $             $             #       Compensation
------------------------- --------- ------------ ------------ -------------- ------------ ------------- --------------
Dimon R. McFerson:           1998       430,970    392,982(4)        (5)            -----      60,000
  Chairman and Chief         1997       336,654    111,780(2)        (5)      907,147(10)      40,000        19,860(6)
  Executive Officer -        1996       324,790     71,820(3)        (5)                                     14,482(5)
  Nationwide Insurance
  Enterprise(1)

Joseph J. Gasper:            1998       461,308    330,647(4)        (5)            -----      40,000        21,491(9)
  President and Chief        1997       358,066     97,250(2)        (5)      396,563(10)      30,000        18,155(8)
  Operating Officer          1996       232,959(7)  48,425(3)        (5)            -----       -----        10,684(6)

Richard A. Karas:            1998       283,847    212,503(4)        (5)            -----      20,000        13,174(9)
  Senior Vice President-     1997       246,058     72,900(2)        (5)      167,508(10)      10,000        13,020(8)
  Sales-Financial Services   1996       216,905     52,437(3)        (5)                                      9,855(6)

Robert J. Woodward:          1998       236,599    209,607(4)        (5)            -----      12,000        10,883(9)
  Executive Vice             1997       223,803     53,694(2)        (5)      182,877(10)      10,000        11,453(8)
  President - Chief          1996       222,784     59,399(3)        (5)            -----       -----        10,470(6)
  Investment Officer

Douglas C. Robinette:        1998       232,500    118,683(4)        (5)      103,050(10)       3,200         8,940(9)
  Senior Vice President -    1997         -----         -----                       -----       -----            -----
  Marketing and Product      1996         -----         -----                       -----       -----            -----
  Management


(1) Figures in the table, other than Restricted Stock, Securities Underlying Options/SARs and All Other Compensation, represent compensation received by Mr. McFerson and Mr. Woodward for their service rendered to Nationwide Financial Services and its subsidiaries as allocated pursuant to the Cost Sharing Agreement.

(2) Represents the amount received by the Named Executive Officers under the MIP (hereinafter defined) in 1998 for the 1997 award year.

(3) Represents the amount received by the Named Executive Officers under the MIP in 1997 for the 1996 award year.

(4) Represents the amount received by the Named Executive Officers under the PIP (hereinafter defined) in 1999 for the 1998 award year.

(5) Aggregate perquisites and other personal benefits are less than the lower of $50,000 or 10% of combined salary and bonus.

(6) Represents contributions made or credited by Nationwide Financial Services in 1996 under the Savings Plan (hereinafter defined) and the DC Supplemental Plan (hereinafter defined). The following are the amounts for the Savings Plan and the DC Supplemental Plan: McFerson $1,575 for the Savings Plan and $12,907 for the DC Supplemental Plan; Gasper $3,465 for the Savings Plan and $7,219 for the DC Supplemental Plan; Woodward $3,439 for the Savings Plan and $7,031 for the DC Supplemental Plan and Karas $4,500 for the Savings Plan and $5,355 for the DC Supplement Plan.

(7) Represents compensation received by Mr. Gasper solely for his services rendered to Nationwide Financial Services in 1996 as allocated pursuant to the Cost Sharing Agreement. Prior to April 1996, Mr. Gasper was the Executive Vice President - Property/Casualty Operations of Nationwide Mutual Insurance Company and received compensation from Nationwide Mutual Insurance Company and its property/casualty insurance subsidiaries for services rendered to such companies. Such compensation is not reflected in the table.

(8) Represents contributions made or credited by Nationwide Financial Services for 1997 under the Savings Plan and the DC Supplemental Plan. The following are the amounts for the Savings Plan and the DC Supplemental Plan: McFerson $2,142 for the Savings Plan and $19,609 for the DC Supplemental Plan; Gasper $4,760 for the Savings Plan and $13,395 for the DC Supplement Plan; Karas $4,760 for the Savings Plan and $8,260 for the DC Supplemental Plan and Woodward $3,468 for the Savings Plan and $7,985 for the DC Supplemental Plan.

(9) Represents contributions made or credited by Nationwide Financial Services for 1998 under the Savings Plan and the DC Supplemental Plan. The following are the amounts for the Savings Plan and the DC Supplemental Plan and in the case of Mr. McFerson, above market interest on deferred compensation:
     McFerson $2,206 for the Savings Plan and $20,224 for the DC Supplemental Plan and $848 for the above market interest on deferred compensation; Gasper $4,800 for the Savings Plan and $16,691 for the DC Supplemental Plan; Karas $4,800 for the Savings Plan and $8,374 for the DC Supplemental Plan; Woodward $3,497 for the Savings Plan and $7,386 for the DC Supplemental Plan; and Robinette $4,800 for the Savings Plan and $4,140 for the DC Supplemental Plan.

(10) The following are the number of shares and value of the restricted stock at the end of the last fiscal year for: McFerson - 38,602 shares, at a value of $1,995,241; Gasper - 16,875 shares, at a value of $872,227; Karas - 7,128 shares, at a value $368,424; Woodward - 7,782 shares at a value of $402,232; and Robinette - 2,400 shares, at a value of $124,050.

B. EXECUTIVE INCENTIVE PLAN


Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide, maintain the Executive Incentive Plan. Under the Executive Incentive Plan, annual payments are made to the Named Executive Officers and certain other officers of the participating companies based on the achievement of measures tied to the performance of the Nationwide Mutual Insurance Company and its subsidiaries and affiliates (the "Nationwide Group") and the relevant operating company over the preceding three years. Performance measures are based on profitability and growth objectives which are established in advance by the Board of Directors of the participating company. Under the Executive Incentive Plan, the participant will be granted a target incentive amount that represents a percentage (from 10% to 30% depending on the participant's position within the participating company) of the participant's base salary. The actual amount received by the participant will range from zero to twice the target incentive amount, depending solely on the achievement of the performance measures.


C. MANAGEMENT INCENTIVE PLAN


Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide, maintain the Management Incentive Plan. Under the Management Incentive Plan, annual payments are made to the Named Executive Officers and certain other management employees of the participating companies based on the achievement of measures tied to the performance of the Nationwide Insurance Enterprise, the relevant operating company, the relevant business unit and the individual participant over the preceding year. Performance measures are based on profitability, growth, expense management and keep strategic objectives which are established in advance. Under the Management Incentive Plan, the participant will be granted a target incentive amount that represents a percentage (from 5% to 15% depending on the participant's position within the participating company) of the participant's base salary. The actual amount received by the participant under the Management Incentive Plan will range from zero to twice the base incentive amount, depending solely on the achievement of the performance measures. Beginning in 1998, Named Executive Officers and certain other officers of the participating companies no longer participate in the Management Incentive

Plan, but rather participate in the Performance Incentive Plan.


D. PERFORMANCE INCENTIVE PLAN


Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide, maintain the Performance Incentive Plan implemented in 1998. Under the Performance Incentive Plan., annual payments are made to Named Executive Officers and certain other management employees of the participating companies based on the achievement of measures tied to the performance of the Nationwide Group, the relevant operating company, the relevant business unit and the individual participant over the preceding year. Performance measures are based on a broad series of key financial results, financial and operational comparison to external peer comparators, the extent of accomplishment of strategic initiatives, and other factors and results impacting organization performance, and further based upon individual employee performance. Under the Performance Incentive Plan, the participant will be granted a target incentive amount that represents a percentage (from 20% to 50% depending on the participant's position within the participating company) of the participant's base salary. The actual amount received by the participant under the Performance Incentive Plan will range from zero to no maximum factor of the participant's base salary, depending solely on the achievement of the performance measures.


E. SUSTAINED PERFORMANCE INCENTIVE PLAN


Prior to 1997, Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide, maintained the Sustained Performance Incentive Plan. Under the Sustained Performance Incentive Plan, payments were made to Named Executive Officers and other senior officers of the participating companies in each odd-numbered calendar year based on the achievement of measures tied to the performance of the Nationwide Group over the preceding four years. Performance measures were based on profitability, growth and strategic objectives for the Nationwide Group which were established in advance by the Boards of Directors of the participating companies. Under the Sustained Performance Incentive Plan, participants were granted target incentive amounts that represented a percentage (10% to 20% depending on the participant's position within the participating company) of the sum of the participant's base salary for the last two years of the performance cycle. The actual amount received by the participant ranged from zero to twice the target incentive amount, depending solely on the achievement of the performance measures.

Nationwide Mutual Insurance Company and the participating subsidiaries and affiliates terminated the Sustained Performance Incentive Plan at the close of calendar year 1996. A payment under the Sustained Performance Incentive Plan was made in 1997, covering performance measured for the period from 1993 to 1996. Such payment was made in cash as provided in the Sustained Performance Incentive Plan. To facilitate the termination of the Sustained Performance Incentive Plan, the performance measurement period for 1995 to 1998 was closed at the end of calendar year 1996. Payments made in 1997 for such performance measurement period were made in shares of restricted stock of Nationwide Financial Services under Nationwide Financial Services' 1996 Long-Term Equity Compensation Plan. Messrs. McFerson, Gasper, Karas and Woodward received 23,602, 6,875, 3,128 and 4,282 shares of restricted stock, respectively.


F. DEFERRED COMPENSATION PROGRAM


Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide, maintain a deferred compensation program (the "Officers' Deferred Compensation Program") pursuant to which officers of participating companies may elect to defer payment of amounts otherwise payable to them. An eligible officer is permitted to enter into a deferral agreement pursuant to which such officer may annually elect to defer a portion of his or her salary or incentive compensation earned under the Performance Incentive Plan, Management Incentive Plan or Executive Incentive Plan during the following year. Any such election is effective prospectively. Amounts deferred under the Officer's Deferred Compensation Program will generally be payable in annual installments beginning in January of the calendar year following the calendar year in which the officer terminates employment. Amounts deferred under the Officers' Deferred Compensation Program are credited with interest.
The interest rate is based on the fixed rate option in the Savings Plan.

G. SAVINGS PLAN


Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide, maintain the Nationwide Group Savings Plan (the "Savings Plan"), a qualified profit-sharing plan including a qualified cash or deferred arrangement covering eligible employees of participating companies within the Nationwide Group. Under the Savings Plan, participants who are not residents of Puerto Rico may elect to contribute between 1% and 22% of their compensation to accounts established on their behalf under the Savings Plan in the form of voluntary salary reductions on a pretax basis and participants who are residents of Puerto Rico may make contributions on an after-tax basis. The participating companies are obligated to make matching employer contributions, for the benefit of their participating employees, at the rate of 70% of the first 2% of compensation deferred or contributed to the Savings Plan by each employee, and 40% of the next 4% of compensation deferred or contributed by each employee to the Savings Plan. All amounts contributed to the Savings Plan are held in a separate account for each participant and are invested in one or more funds made available under the Savings Plan and selected by the participant. Normally, a participant receives the value of his or her account upon termination of employment, although a participant may withdraw all or a part of the amounts credited to his or her accounts during employment under certain circumstances including attainment of age 59 1/2, or receive a loan of a portion of his or her account balance. Under the Savings Plan, a participant is immediately vested in all amounts credited to his or her account as a result of salary deferrals (and earnings on those deferrals) or after-tax contributions (and earnings on those contributions), as applicable. A participant is vested in amounts attributable to employer matching contributions (and earnings on those contributions) over a period of five years.


H. SUPPLEMENTAL DEFINED CONTRIBUTION PLAN


Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain an unfunded, nonqualified defined contribution supplemental benefit plan, the Nationwide Group Supplemental Defined Contribution Plan (the "DC Supplemental Plan"), which provides benefits, equal to employer matching contributions that would have been made under the Savings Plan for the participants, in the absence of the IRC
Section 401(a)(17) limitation on compensation that can be considered and the IRC
Section 402(g) limitation on amounts that can be deferred under the Savings Plan reduced by actual employer matching contributions made to the Savings Plan. Participants are limited to those officers earning in excess of $160,000 annually. Benefits under the DC Supplemental Plan vest at the same time as employer matching contributions vest under the Savings Plan.


I. LONG-TERM EQUITY COMPENSATION PLAN

The purpose of the Long Term Equity Compensation Plan is to benefit the stockholders of Nationwide Financial Services by encouraging high levels of performance by selected officers, directors and employees of Nationwide Financial Services and certain of its affiliates, attracting and retaining the services of such individuals and aligning the interests of such individuals with those of the stockholders.


The Long Term Equity Compensation Plan provides for the grant of any or all of the following, types of awards: (i) stock options, including incentive stock options and non-qualified stock options, for shares of Class A Common Stock;
(ii) stock appreciation rights, either in tandem with stock options or freestanding; (iii) restricted stock; and (iv) performance awards. Any stock option granted in the form of an incentive stock option must satisfy the applicable requirements of Section 422 of the IRC. Awards may be made to the same person on more than one occasion and may be granted singly, in combination or in tandem as determined by Nationwide Financial Services Compensation Committee.

The Long Term Equity Compensation Plan grants the Nationwide Financial Services Compensation Committee, which administers the Long Term Equity Compensation Plan, flexibility in creating the terms and restrictions deemed appropriate for particular awards as facts and circumstances warrant. The Long Term Equity Compensation Plan is intended to constitute a non-qualified, unfunded, unsecured plan for incentive and deferred compensation and is not intended to be subject to any requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Awards under the Long Term Equity Compensation Plan which are performance-based are intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.


No awards may be granted under the Long Term Equity Compensation Plan after December 11, 2006, and the Long Term Equity Compensation Plan may be terminated by the Board of Directors of Nationwide Financial Services prior to such date. In the event of expiration or earlier termination of the Long Term Equity Compensation Plan, the Long Term Equity Compensation Plan will remain in effect until such time as all awards granted thereunder have been satisfied or have expired.


J. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS


The following table shows, as to Named Executive Officers in the Summary Compensation Table, certain information concerning stock options granted during the 1998 fiscal year under the Long Term Equity Compensation Plan.

          OPTION/STOCK APPRECIATION RIGHTS GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANT

                                    NUMBER OF       % OF TOTAL OPTIONS
                                    SECURITIES          GRANTED TO          EXERCISE
                                    UNDERLYING         EMPLOYEES IN      PRICE OR BASE                        GRANT DATE
                                 OPTIONS GRANTED        FISCAL YEAR        PRICE $/SH                        PRESENT VALUE
             NAME                      (1)                                                EXPIRATION DATE         (2)
Dimon R. McFerson                     60,000               18.7%            $39.375      February 10, 2008     $924,600
Joseph J. Gasper                      40,000               12.4%             39.375      February 10, 2008      616,400
Richard A. Karas                      20,000                6.2%             39.375      February 10, 2008      308,200
Robert J. Woodward                    12,000                3.7%             39.375      February 10, 2008      184,920
Douglas C. Robinette                   3,200                1.0%            42.9375        May 12, 2008          51,136


(1) One-third of the options granted become exercisable each year on the anniversary of the grant date. Options may be accelerated upon a change of control or certain other events of termination of employment.

(2) The estimated grant date present value dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on a complex set of assumptions. The material assumptions and adjustments incorporated in the Black-Scholes model used to estimate the value of these options include the following:

      o An exercise price on the options equal to the fair market value of the underlying stock on the date of the grant, as listed in the table.

      o The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life. The risk-free rate was 5.49% for the February 10, 1998 grants and 5.63% for the May 12, 1998 grant.

      o Dividends at a rate of $0.24 per share for the February 10, 1998 grants and $0.32 for the May 12, 1998 grant, representing the annualized dividends paid on shares of common stock at the date of grant.

      o An option term before exercise of 5 years, which represents the typical period that options are held prior to exercise.

      o Volatility of the stock price of 36.6% for the February 10, 1998 grants, reflecting the daily stock price volatility for the approximate eleven month period from the initial public offering to the grant date, and 34.8% for the May 12, 1998, reflecting the daily stock price volatility for the one-year period prior to the grant date.

      o No adjustments were made for vesting requirements, non-transferability, or risk of forfeiture.


K.       OPTIONS/STOCK APPRECIATION RIGHTS EXERCISES AND HOLDINGS

The following table provides information, with respect to Named Executive Officers, concerning the exercise of options and/or Stock Appreciation Rights during 1998 and unexercised options and Stock Appreciation Rights held as of fiscal year-end December 31, 1998, under the Long-Term Executive Compensation Plan.


   AGGREGATED OPTION/S STOCK APPRECIATION RIGHTS AR EXERCISES IN LAST FISCAL
                      YEAR AND YEAR-END OPTION/SAR VALUES

                                                        NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED IN-THE MONEY
                                                         UNEXERCISED OPTIONS AT FISCAL      OPTIONS AT FISCAL YEAR -END ($)
NAME                                                   YEAR-END EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
Dimon R. McFerson                                                13,333/86,667                     375,824/1,490,426
Joseph J. Gasper                                                 10,000/60,000                     281,875/1,056,250
Richard A. Karas                                                  3,333/26,667                       93,949/434,176
Robert J. Woodward, Jr.                                           3,333/18,677                       93,949/335,676
Douglas C. Robinette                                                0/3,200                             0/28,000

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                                                       ESTIMATED FUTURE PAYOUTS UNDER
                                                                       NON-STOCK PRICE-BASED PLANS
NAME                                                 PERFORMANCE OR    THRESHOLD ($)  TARGET ($)  MAXIMUM ($)
                                                     OTHER PERIOD
                                                     UNTIL
                                                     MATURATION OR
                                                     PAYOUT
Dimon R. McFerson                                    1998-2000            36,351       196,491       392,982
Joseph J. Gasper                                     1998-2000            25,530       138,000       276,000
Richard A Karas                                      1998-2000            15,000        45,000        90,000
Robert J. Woodward, Jr.                              1998-2000            11,962        64,659       129,318
Douglas C. Robinette                                 1998-2000            11,500        34,500        69,000


The Long Term Incentive Plan Table above reflects participation of each Named Executive Officer in the Executive Incentive Plan for the performance cycle of January 1, 1998 through December 31, 2000. For Messrs. McFerson, Gasper and Woodward, payment is based upon the executive's base salary at the end of the three-year performance cycle, a predetermined percentage of that salary, and the achievement of specified levels of Return on Equity of Nationwide Financial Services, and Trade Combined Ratio and Net Written Premium Growth of Nationwide over the three-year period. The threshold amount will be earned if approximately 93% of the targeted Return on Equity of Nationwide Financial Services and a minimal specified level of a combination of the Trade Combined Ratio and Net Written Premium Growth of Nationwide are achieved for the three-year period. The target amount will be earned if 100% of the targeted Return on Equity of Nationwide Financial Services and a targeted specified level of a combination of the Trade Combined Ratio and Net Written Premium Growth of Nationwide is achieved for the three-year period. The maximum amount will be earned if approximately 123% of the targeted Return on Equity of Nationwide and a maximum specified level of a combination of the Trade Combined Ratio and Net Written Premium Growth of Nationwide are achieved for the three-year period. For Messrs. Karas and Robinette, payment is based upon the same factors except that the performance measurement criteria used is only the Return on Equity of Nationwide Financial Services. Base salary levels as of December 31, 1998, were used to calculate the estimated dollar value of the future payments. No payment will be made if the minimal performance results are not achieved.


L. PENSION PLANS

(i) Retirement Plan

Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain a qualified defined-benefit plan, the Nationwide Group Retirement Plan (the "Retirement Plan"). In general, a participant's annual retirement benefit under the Retirement Plan will be equal to the sum of:


     (i) 1.25% of the participant's Final Average Compensation times years of service (to a maximum of 35 years); and

     (ii) 0.50% of the participant's Final Average Compensation in excess of Social Security Covered Compensation times years of service (to a maximum of 35 years).


Final Average Compensation, for the portion of the participant's benefit which is attributable to service on or after January 1, 1996, is the average of the highest five consecutive covered compensation amounts of the participant in the participant's last 10 years of service. For the portion of a participant's benefit attributable to service prior to January 1, 1996, Final Average Compensation is the average of the highest three consecutive covered compensation amounts of the participant in the participant's last 10 years of service. Covered compensation, for purposes of determining Final Average Compensation under either method, is calculated on a calendar-year basis and includes compensation from any member of the Nationwide Insurance Enterprise. With respect to Messrs. Gasper, Karas and Robinette, because each such officer's compensation is allocated solely to Nationwide Financial Services and its subsidiaries, covered compensation includes the compensation listed under the headings Salary, Bonus and Long-Term Incentive Plan Payouts shown in the Summary

Compensation Table. Covered compensation for Messrs. McFerson and Woodard includes the amount set forth under the headings Salary, Bonus and Long-Term Incentive Plan shown in the Summary Compensation Table and additional compensation amounts received for services rendered to other companies of the Nationwide Group. Social Security Covered Compensation means the average of the Social Security wage bases in effect during the 35-year period ending with the last day of the year the participant attains Social Security retirement age. The portion of a participant's benefit attributable to years of service credited prior to 1996 is also subject to post-retirement increases following the commencement of benefits or the participant's attainment of age 65, whichever is later.

A participant becomes fully vested after the completion of five years of vesting service. The Retirement Plan generally provides for payments to or on behalf of each vested participant upon such participant's retirement on his or her normal retirement date or later, although provision is made for payment of early retirement benefits on a reduced basis commencing at age 55 for those participants with 15 or more years of vesting service or at age 62 for those with 5 or more years of vesting service. The normal retirement date tinder the Retirement Plan is the later of the date the participant attains age 65 or completes five years of vesting service. Death benefits are payable to a participant's spouse or, under certain circumstances, the named beneficiary, of a participant who dies with a vested benefit under the Retirement Plan or while an employee. The Retirement Plan also provides for the funding of retiree medical benefits under Section 401(h) of the Internal Revenue Code.


(ii) Excess and Supplemental Plans


Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide, maintain an unfunded, nonqualified defined-benefit excess benefit plan, the Nationwide Group Excess Benefit Plan (the "Excess Plan") and an unfunded, nonqualified defined-benefit supplemental benefit plan pursuant to which certain participants may receive a supplemental retirement benefit, the Nationwide Group Supplemental Retirement Plan (the "Supplemental Plan"). Any participant whose benefits are limited under the Retirement Plan by reason of limitations under Section 415 of the Internal Revenue Group on the maximum benefit that may be paid under the Retirement Plan will receive, under the Excess Plan, that portion of the benefit that he or she would have been entitled to receive under the Retirement Plan in the absence of such limitations. Officers who earn in excess of $160,000 annually, have at least 5 years of vesting service and whose benefits under the Retirement Plan are limited by reason of certain other limitations under the Internal Revenue Group, may receive benefits under the Supplemental Plan. Benefits under the Supplemental Plan will be the sum of: (i) 1.25% of the participant's Final Average Compensation times years of service (up to a maximum of 40 years); and
(ii) 0.75% of the participant's Final Average Compensation in excess of Social Security Covered Compensation times years of service (up to a maximum of 40 years) reduced by benefits accrued under the Retirement Plan and the Excess Plan. The benefits under the Supplemental Plan, for individuals participating in that plan on January 1, 1999, and the Excess Plan vest at the same time as benefits vest under the Retirement Plan. Benefits for all other participants in the Supplemental Plan vest over a period of 5 years of participation in that plan.

The chart below indicates the estimated maximum annual retirement benefits that a hypothetical participant would be entitled to receive under the Retirement Plan including payments made under the Excess and Supplemental Plans as a result of limitations imposed by the Internal Revenue Group, computed on a straight-life annuity basis, if retirement occurred at age 65 and the number of credited years of service and Final Average Compensation equaled the amounts indicated. For purposes of the chart, it is assumed that the Final Average Compensation is the same whether measured over the three-year averaging period that applies to service accumulated prior to 1996 or the five-year period that applies to service accumulated after 1995. In actual operation, the total benefit received under the Retirement Plan (including payments made under the Excess and Supplemental Plans) would be the total of the benefit determined based on years of service earned under each method.

                                YEARS OF SERVICE

    FINAL AVERAGE
    COMPENSATION                15                 20                    25                  30                   35
      $125,000               $30,478            $40,637               $50,797             $60,956              $71,115
      $150,000                37,040             49,387                61,734              74,081               86,428
      $175,000                48,998             65,331                81,664              97,996              114,329
      $200,000                56,498             75,331                94,164             112,996              131,829
      $225,000                63,998             85,331               106,664             127,996              149,329
      $250,000                71,498             95,331               119,164             142,996              166,829
      $300,000                86,498            115,331               144,164             172,996              201,829
      $350,000               101,498            135,331               169,164             202,996              236,829
      $400,000               116,498            155,331               194,164             232,996              271,829
      $450,000               131,498            175,331               219,164             262,996              306,829
      $500,000               146,498            195,331               244,164             292,996              341,829
      $600,000               176,498            235,331               294,164             352,996              411,829
      $700,000               206,498            275,331               344,164             412,996              481,829
      $800,000               236,498            315,331               394,164             472,996              551,829
      $900,000               266,498            355,331               444,164             532,996              621,829


All Named Executive Officers have a portion of their benefit calculated based on the post-1995 definition of Final Average Compensation. As of December 31, 1995, the number of credited years of service under the Retirement Plan for Messrs. McFerson, Gasper, Karas, Woodward and Robinette was 23 years, 29.5 years, 31.5 years, 31.67 years and 11.42 years, respectively. Mr. McFerson's credited years of service include, pursuant to an agreement with Nationwide Mutual Insurance Company, 8.17 years in excess of those actually earned through employment by the Nationwide Group. The benefit attributable to those additional years will be paid by Nationwide Mutual Insurance Company (not the Retirement Plan) and is reduced by the benefit payable under the retirement plan of Mr. McFerson's previous employer. Pursuant to an agreement with Nationwide Mutual Insurance Company, Mr. Robinette's service with all Nationwide companies prior to January 1, 1996 will be treated as service with Nationwide Mutual Insurance Company. The additional benefit to Mr. Robinette, if any, will be paid by Nationwide Mutual Insurance Company, not the Retirement Plan. Each of the Named Executive Officers earned additional years of service in 1996, 1997 and 1998 and their benefit for such years and all future years will be calculated under the new definition of Final Average Compensation. Covered compensation paid by Nationwide Financial Services for the fiscal year ended December 31, 1998, for Messrs. McFerson, Gasper, Karas, Woodward, and Robinette was $747,670, $716,035, $438,131, $362,677 and $297,966, respectively.


10. COMPENSATION COMMITTEE JOINT REPORT ON EXECUTIVE COMPENSATION

A. INTRODUCTION


Approximately twenty percent of the outstanding stock of Nationwide Financial Services is publicly traded. Nationwide Mutual Insurance Company through a wholly-owned subsidiary, owns approximately eighty percent of the outstanding shares of Nationwide Financial Services. Because Nationwide is the principal operating subsidiary of Nationwide Financial Services, the Nationwide Life Insurance Company Compensation Committee (the "Nationwide Life Compensation Committee") established all components of 1998 compensation for Nationwide Financial Services' executive officers, with the exception of stock-based incentive grants made by Nationwide Financial Services Compensation Committee under the Long-Term Equity Compensation Plan.

Dimon R. McFerson, Nationwide Financial Services' Chairman and Chief Executive Officer, serves also in the same capacity for Nationwide. Robert J. Woodward Jr., Nationwide Financial Services' Executive Vice President - Chief Investment Officer serves also in the same capacity for Nationwide. Pursuant to a Cost Sharing Agreement, compensation for Mr. McFerson and Mr. Woodward is allocated among the companies in the Nationwide Group for whom services are performed. The amounts are paid by Nationwide Mutual Insurance Company and reimbursed by the other companies in accordance with the terms of the Cost Sharing Agreement. The 1998 compensation for Mr. McFerson and Mr. Woodward reported in the compensation tables and discussed in this report is the amount allocated to Nationwide Financial Services and its subsidiaries under the Cost Sharing Agreement and is solely for services rendered to Nationwide Financial Services and its subsidiaries. Compensation for the other executives named in the compensation tables was not allocated and is their aggregate 1998 compensation for services rendered to Nationwide Financial Services and its subsidiaries.

The Nationwide Life Compensation Committee and the Nationwide Financial Services Compensation Committee are both comprised solely of non-employee directors.

B. COMPENSATION PHILOSOPHY AND OBJECTIVES

The Nationwide Life Compensation Committee and the Nationwide Financial Services Compensation Committee (collectively referred to herein as the "Compensation Committees") believe that the compensation program for Nationwide Financial Services' executive officers should support Nationwide Financial Services and the Nationwide Group vision and business strategies. In addition, compensation should be determined within a competitive framework based on overall financial results, business unit results, teamwork, and individual contributions that help build value for Nationwide Financial Services' stockholders. The primary objectives of the compensation program are to:


     o    Provide a direct link between pay and performance;

     o Allocate a larger percentage of executive compensation to pay that is at-risk in order to positively influence behavior and support accountability;

     o Attract, retain and motivate top-caliber employees required for new business directions;

     o Offer total compensation opportunities that are fully competitive with the appropriate external markets in design and pay level; and

     o Emphasize the need to focus on stockholder value, in addition to providing-competitive value to customers.

As part of the overall compensation philosophy, the Compensation Committees have determined that total compensation and each of the elements that comprise total compensation (base salary, annual incentives, long term incentives) should be targeted at the 50th percentile of the market. The Compensation Committees believe that differences in individual performance should result in significantly different levels of compensation. Therefore, individual pay delivered may be higher or lower than the 50th percentile of the market, depending on individual performance.


Competitive market data is provided to the Compensation Committees by independent compensation consultants. This data compares Nationwide Financial Services' and the Nationwide Group's compensation practices to various groups of comparable companies. These comparable companies compete with Nationwide Financial Services and with the Nationwide Insurance Enterprise for customers, capital, and employees, and are comparable to Nationwide Financial Services or Nationwide Group in size, scope, and business focus. This group includes both multi-line insurers and diversified financial organizations.


The companies chosen for the compensation comparator group are not necessarily the same companies that comprise the peer group in the Performance Graph below included in this Proxy Statement. The compensation comparator group includes more companies than those in the peer group because it gives the Compensation Committees a broader data base for comparison purposes.

C. ELEMENTS OF 1998 EXECUTIVE COMPENSATION


The key elements of Nationwide Financial Services' executive compensation program are base salary, annual incentives and long-term compensation. The following discussion relates to Nationwide Financial Services' executive officers other than Mr. McFerson whose compensation is discussed separately in the Compensation of the Chief Executive Officer.


D. BASE SALARIES

Base salaries offer security to executives and allow Nationwide Financial Services' to attract competent executive talent and maintain a stable management team. They also allow executives to be rewarded for individual performance, and encourage the development of executives. Pay for individual performance rewards executives for achieving goals that may not be immediately evident in common financial measurements.

Base salaries for executive officers are initially determined by evaluating executives' level of responsibility, prior experience, breadth of knowledge, internal equity, and external pay practices.


In determining increases to base salaries for 1998, the Nationwide Life Compensation Committee considered relevant external market data, as described above in Compensation Philosophy and Objectives. However, increases to base salaries were driven primarily by individual performance that was evaluated based on levels of individual contribution to Nationwide Financial Services and the Nationwide Group. When evaluating individual performance, the Nationwide Life Compensation Committee considered, among other things, the executive's efforts in promoting Nationwide Financial Services and Nationwide Group values; continuing educational and management training; improving product quality; developing relationships with customers, suppliers, and employees; and demonstrating leadership abilities among co-workers. No specific formula was used in evaluating individual performance, and the weighting given to each factor with respect to each executive officer was within the individual discretion and judgment of each member of the Nationwide Life Compensation Committee. Base salaries for the executive officers, including promotion increases, were increased in 1998 by an average of 10.6%, a rate comparable to the median base salary increases provided at comparator companies. Executive officer salaries were established at a level that is consistent with the goals stated in Compensation Philosophy and Objectives.


E. ANNUAL INCENTIVE COMPENSATION


The Performance Incentive Plan promotes the pay-for-performance philosophy of the Compensation Committees by providing executives with direct financial rewards in the form of annual cash incentives. Awards for 1998 were based on the performance of Return on Equity and Premium Growth, other key financial measures, financial and operational comparison to external peer competitors, to the extent of accomplishment of strategic initiatives, and other factors and results impacting performance for both Nationwide Financial Services, and Return on Equity, Revenue Growth and Expense Management of the Nationwide Group, and further based upon individual employee performance.

Each year, the Nationwide Life Compensation Committee establishes many specific performance measures used for the Performance Incentive Plan. Participants are provided a target incentive opportunity that represents a percentage of their base salary. In 1998, individual targets ranged from twenty to forty-five percent of base salary. Individual payouts under the Performance Incentive Plan may range from zero to no maximum factor of the individual's target incentive amount, depending on the achievement of the performance measures. For 1998, the excellent results achieved for the Return on Equity, the Premium Growth, and other financial and strategic performance measures of Nationwide Financial Services and of the Nationwide Group resulted in a payout of 180 percent of target for Mr. Gasper; and an average of 173 percent of target for Mr. Karas, Mr. Woodward and Mr. Robinette. These amounts are reflected in the Bonus column in the Summary Compensation Table.


F. LONG-TERM INCENTIVE COMPENSATION

In keeping with the philosophy of the Compensation Committees to provide a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant portion of an executive's total compensation package. When determining long-term incentive award sizes, the Compensation Committees consider the executives' levels of responsibility, position within Nationwide Financial Services or Nationwide Group, prior experience, historical award data, various performance criteria, and compensation practices at comparator companies.


The Compensation Committees utilize the two long-term incentive plans described below. While each plan has a different objective, the plans work together in order to achieve a balance among operational and strategic goals, market pay orientation, and alignment of executive interests with that of stockholders.

(i) Executive Incentive Plan


Under the Executive Incentive Plan, participants receive cash awards based on the achievement of measures tied to the performance of Nationwide Financial Services and the Nationwide Group over a three-year period. New performance cycles start annually. The Executive Incentive Plan participants are granted a target incentive amount that represents a percentage (from 5% to 25%) of their base salary. Individual payouts may range from zero to 200 percent of the individual's target incentive amount, depending solely on the achievement of the performance measures.


The Executive Incentive Plan award paid for 1998 was based on the three-year period from 1996 to 1998. Performance was measured by the Return on Equity of Nationwide Financial Services, and the Trade Combined Ratio and the Net Written Premium Growth of the Nationwide Insurance Enterprise. For 1996-1998 award period, the outstanding results achieved for the Return on Equity of Nationwide Financial Services and the Trade Combined Ratio and the Net Written Premium Growth of the Nationwide Group resulted in a payout of 156 percent of target for Mr. Gasper and Mr. Woodward and 200 percent of target for Mr. Karas and Mr. Robinette. The amounts are reflected in the Long-Term Incentive Plan payout column in the Summary Compensation Table.

Award opportunities under the Executive Incentive Plan, which were approved by the Nationwide Life Compensation Committee for the 1998-2000 period, are reflected in the Long-Term Incentive Plan Award Table. The executive officers received target incentive amounts representing 15% to 35% of base salary. The performance measures are the same as those measured for the 1996-1998 award period. These opportunities were determined consistent with the plan design described above, and the goals stated in Compensation Philosophy and Objectives.


(ii) Long-Term Equity Compensation Plan


The Long-Term Equity Compensation Plan authorizes grants of stock options, stock appreciation rights, restricted stock, and performance awards. The objectives of the Long-Term Equity Compensation Plan are to encourage high levels of performance by selected officers, directors and employees of Nationwide Financial Services and certain of its affiliates, to attract and retain the services of such individuals, and to align the interests of such individuals with those of the stockholders.

During February 1998 and May 1998, the Nationwide Financial Services Compensation Committee made grants to executive officers and others under the Long-Term Equity Compensation Plan. Award sizes were determined based on competitive equity grant practices using the median practices at comparator companies and the individual's impact on Nationwide Financial Services' performance and were determined consistent with the goals stated in Compensation Philosophy and Objectives. The grant was awarded in non-qualified stock options that have an exercise price equal to the fair market value of the Common Stock on the date of the option grant. Such options become exercisable in equal installments over a three-year term, and expire ten years after the date of grant.


G. COMPENSATION OF THE CHIEF EXECUTIVE OFFICER


Dimon R. McFerson serves as Nationwide Financial Services' Chairman and Chief Executive Officer-Nationwide Insurance Enterprise, as well as in the same capacity for Nationwide. Except for grants made under the Long-Term Incentive Plan in February 1998 by the Nationwide Financial Services Compensation Committee, all components of Mr. McFerson's compensation for 1998 were established by the Nationwide Life Compensation Committee.

As discussed above in the Introduction, a portion of Mr. McFerson's annual compensation is allocated to Nationwide Financial Services for services rendered to Nationwide Financial Services, based on the time Mr. McFerson devotes to his responsibilities with Nationwide Financial Services. The compensation reported for Mr. McFerson in the compensation tables and discussed in this report represents amounts paid for Mr. McFerson's services as Chairman and Chief Executive Officer-Nationwide Insurance Enterprise and Nationwide Financial Services and its subsidiaries.

Mr. McFerson's 1998 compensation was determined pursuant to the same philosophy and objectives described earlier in this report and used for all executive officers. In determining the compensation of Mr. McFerson for 1998, the Nationwide Life Compensation Committee reviewed the strong Nationwide Financial Services and Nationwide Group financial results for 1997, Mr. McFerson's superior leadership of the Nationwide Group since 1992, his extensive experience in the industry, and his successful efforts in Nationwide Financial Services. The portion of Mr. McFerson's base salary compensation allocated to Nationwide Financial Services totaled $430,970 in 1998, an increase of 12.9% percent over 1997. This increase reflects both an adjustment in Mr. McFerson's annual base salary rate, and an increase in the cost allocation. In 1998, Mr. McFerson's annual base salary rate was increased by 5.6 percent. This increase positioned Mr. McFerson's base salary compensation at approximately the 50th percentile of the comparator companies.


The portion of Mr. McFerson's annual incentive award allocated to Nationwide Financial Services earned in 1998 under the Performance Incentive Plan was $392,982. This award was 91.2 percent of his allocated base salary compensation, and reflected 180 percent of his target incentive. This payment was determined by the level of achievement of specified financial, operational and strategic goals as assessed by Nationwide's Board of Directors in their annual performance evaluation of Mr. McFerson.

With regard to long-term incentive compensation, the portion of Mr. McFerson's Executive Incentive Plan award allocated to Nationwide Financial Services was $204,351, reflecting performance over the 1996-1998 award period. This award was
47.4 percent of his allocated base salary compensation, and reflected 156 percent of his target incentive. This payment was determined by the strong results achieved for the Return on Equity of Nationwide Financial Services, the Trade Combined Ratio and the Net Written Premium of the Nationwide Group.

Under the Long-Term Equity Compensation Plan, the Nationwide Financial Services Compensation Committee granted Mr. McFerson 60,000 stock option shares. In making this grant, the Nationwide Financial Services Compensation Committee took into account competitive levels of long-term compensation for Chief Executive Officers of major diversified insurance and financial services organizations with similar size and scope, as well as Mr. McFerson's role in the continued strategic position of Nationwide Financial Services. In addition, the Nationwide Financial Services Compensation Committee reflected Nationwide Financial Services's desire to have top officers build a significant personal level of stock ownership in Nationwide Financial Services, so as to better align their interests with those of other stockholders.


H. POLICY ON DEDUCTIBILITY OF COMPENSATION


Section 162(m) of the Internal Revenue Code provides that executive compensation in excess of $1 million will not be deductible for purposes of corporate income taxes unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Internal Revenue Code. The Compensation Committees intend to continue increased reliance on performance-based compensation programs. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. To the extent consistent with this goal, the Compensation Committees currently anticipate that such programs will also be designed to satisfy the requirements of Section 162(m) of the IRC with respect to the deductibility of compensation paid. However, the Compensation Committees may award compensation that is not fully deductible if the Compensation Committees determine that such award is consistent with their philosophy and in the best interests of Nationwide Financial Services and its stockholders.


(i) Nationwide Life Insurance Company Compensation Committee

Willard J. Engel, Chairman

Fred C. Finney

Yvonne L. Montgomery

Robert L. Stewart

11.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS

     (1)  Consolidated Financial Statements:

          Independent Auditors' Report

          Consolidated Balance Sheets as of December 31, 1998 and 1997

          Consolidated Statements of Income for the years ended December 31, 1998, 1997 and 1996

          Consolidated Statements of Shareholder's Equity for the years ended December 31, 1998, 1997 and 1996

          Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996

          Notes to Consolidated Financial Statements

     (2)  Financial Statement Schedules:

          Schedule I Consolidated Summary of Investments - Other Than Investments in Related Parties as of December 31, 1998

          Schedule III Supplementary Insurance Information as of December 31, 1998, 1997 and 1996 and for each of the years then ended

          Schedule IV Reinsurance as of December 31, 1998, 1997 and 1996 and for each of the years then ended

          Schedule V Valuation and Qualifying Accounts for the years ended December 31, 1998, 1997 and 1996

          All other schedules are omitted because they are not applicable or required or because the required information has been included in the audited consolidated financial statements or notes thereto.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


The Board of Directors
Nationwide Life Insurance Company:

We have audited the accompanying consolidated balance sheets of Nationwide Life Insurance Company and subsidiaries (collectively the Company) as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1998. In connection with our audits of the consolidated financial statements, we also have audited the related financial statement schedules included in the prospectus. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of Nationwide Life Insurance Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


                                                                        KPMG LLP


Columbus, Ohio
January 29, 1999

                     NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                                 Consolidated Balance Sheets

                     (in millions of dollars, except per share amounts)


                                                                          December 31,
                                                                    -----------------------
                                        Assets                        1998          1997
                                        ------                      ---------     ---------
Investments:
  Securities available-for-sale, at fair value:
    Fixed maturity securities                                       $14,245.1     $13,204.1
    Equity securities                                                   127.2          80.4
  Mortgage loans on real estate, net                                  5,328.4       5,181.6
  Real estate, net                                                      243.6         311.4
  Policy loans                                                          464.3         415.3
  Other long-term investments                                            44.0          25.2
  Short-term investments                                                289.1         358.4
                                                                    ---------     ---------
                                                                     20,741.7      19,576.4
                                                                    ---------     ---------

Cash                                                                      3.4         175.6
Accrued investment income                                               218.7         210.5
Deferred policy acquisition costs                                     2,022.2       1,665.4
Other assets                                                            420.3         438.4
Assets held in separate accounts                                     50,935.8      37,724.4
                                                                    ---------     ---------
                                                                    $74,342.1     $59,790.7
                                                                    =========     =========

                         Liabilities and Shareholder's Equity
                         ------------------------------------
Future policy benefits and claims                                   $19,767.1     $18,702.8
Other liabilities                                                       866.1         885.6
Liabilities related to separate accounts                             50,935.8      37,724.4
                                                                    ---------     ---------
                                                                     71,569.0      57,312.8
                                                                    ---------     ---------

Commitments and contingencies (notes 7 and 12)

Shareholder's equity:
  Common stock, $1 par value.  Authorized 5.0 million shares;
    3.8 million shares issued and outstanding                             3.8           3.8
  Additional paid-in capital                                            914.7         914.7
  Retained earnings                                                   1,579.0       1,312.3
  Accumulated other comprehensive income                                275.6         247.1
                                                                    ---------     ---------
                                                                      2,773.1       2,477.9
                                                                    ---------     ---------
                                                                    $74,342.1     $59,790.7
                                                                    =========     =========

See accompanying notes to consolidated financial statements.

                                NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                                         Consolidated Statements of Income

                                             (in millions of dollars)


                                                                                    Years ended December 31,
                                                                              -----------------------------------
                                                                                 1998         1997        1996
                                                                              --------     --------     ---------
Revenues:
  Policy charges                                                              $  698.9     $  545.2     $  400.9
  Life insurance premiums                                                        200.0        205.4        198.6
  Net investment income                                                        1,481.6      1,409.2      1,357.8
  Realized gains (losses) on investments                                          28.4         11.1         (0.3)
  Other                                                                           66.8         46.5         35.9
                                                                              --------     --------     --------
                                                                               2,475.7      2,217.4      1,992.9
                                                                              --------     --------     --------
Benefits and expenses:
  Interest credited to policyholder account balances                           1,069.0      1,016.6        982.3
  Other benefits and claims                                                      175.8        178.2        178.3
  Policyholder dividends on participating policies                                39.6         40.6         41.0
  Amortization of deferred policy acquisition costs                              214.5        167.2        133.4
  Other operating expenses                                                       419.7        384.9        342.4
                                                                              --------     --------     --------
                                                                               1,918.6      1,787.5      1,677.4
                                                                              --------     --------     --------

    Income from continuing operations before federal income tax expense          557.1        429.9        315.5

Federal income tax expense                                                       190.4        150.2        110.9
                                                                              --------     --------     --------

    Income from continuing operations                                            366.7        279.7        204.6

Income from discontinued operations (less federal income tax expense
  of $4.5 in 1996)                                                                --           --           11.3
                                                                              --------     --------     --------

    Net income                                                                $  366.7     $  279.7     $  215.9
                                                                              ========     ========     ========

See accompanying notes to consolidated financial statements.

                             NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                    (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                              Consolidated Statements of Shareholder's Equity

                                Years ended December 31, 1998, 1997 and 1996
                                         (in millions of dollars)


                                                                                  Accumulated
                                                         Additional                  other         Total
                                              Common      paid-in      Retained  comprehensive  shareholder's
                                              stock       capital      earnings      income        equity
                                              -----       -------      --------      ------        ------
December 31, 1995                             $  3.8     $ 657.2      $1,583.2      $ 384.3      $2,628.5

Comprehensive income:
    Net income                                  --          --           215.9         --           215.9
    Net unrealized losses on securities
      available-for-sale arising during
      the year                                  --          --            --         (170.9)       (170.9)
                                                                                                 --------
  Total comprehensive income                                                                         45.0
                                                                                                 --------
Dividends to shareholder                        --        (129.3)       (366.5)       (39.8)       (535.6)
                                              ------     -------      --------      -------      --------
December 31, 1996                                3.8       527.9       1,432.6        173.6       2,137.9

Comprehensive income:
    Net income                                  --          --           279.7         --           279.7
    Net unrealized gains on securities
      available-for-sale arising during
      the year                                  --          --            --           73.5          73.5
                                                                                                 --------
  Total comprehensive income                                                                        353.2
                                                                                                 --------
Capital contribution                            --         836.8          --           --           836.8
Dividend to shareholder                         --        (450.0)       (400.0)        --          (850.0)
                                              ------     -------      --------      -------      --------
December 31, 1997                                3.8       914.7       1,312.3        247.1       2,477.9

Comprehensive income:
    Net income                                  --          --           366.7         --           366.7
    Net unrealized gains on securities
      available-for-sale arising during
      the year                                  --          --            --           28.5          28.5
                                                                                                 --------
  Total comprehensive income                                                                        395.2
                                                                                                 --------
Dividend to shareholder                         --          --          (100.0)        --          (100.0)
                                              ------     -------      --------      -------      --------
December 31, 1998                             $  3.8     $ 914.7      $1,579.0      $ 275.6      $2,773.1
                                              ======     =======      ========      =======      ========


See accompanying notes to consolidated financial statements.


                                     NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                            (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                                           Consolidated Statements of Cash Flows

                                                  (in millions of dollars)


                                                                                           Years ended December 31,
                                                                                   ---------------------------------------
                                                                                     1998           1997            1996
                                                                                   ---------      ---------      ---------
Cash flows from operating activities:
  Net income                                                                       $   366.7      $   279.7      $   215.9
  Adjustments to reconcile net income to net cash provided by operating activities:
      Interest credited to policyholder account balances                             1,069.0        1,016.6          982.3
      Capitalization of deferred policy acquisition costs                             (584.2)        (487.9)        (422.6)
      Amortization of deferred policy acquisition costs                                214.5          167.2          133.4
      Amortization and depreciation                                                     (8.5)          (2.0)           7.0
      Realized gains on invested assets, net                                           (28.4)         (11.1)          (0.3)
      (Increase) decrease in accrued investment income                                  (8.2)          (0.3)           2.8
      (Increase) decrease in other assets                                               16.4          (12.7)         (38.9)
      Decrease in policy liabilities                                                    (8.3)         (23.1)        (151.0)
      (Decrease) increase in other liabilities                                         (34.8)         230.6          191.4
      Other, net                                                                       (11.3)         (10.9)         (61.7)
                                                                                   ---------      ---------      ---------
        Net cash provided by operating activities                                      982.9        1,146.1          858.3
                                                                                   ---------      ---------      ---------

Cash flows from investing activities:
  Proceeds from maturity of securities available-for-sale                            1,557.0          993.4        1,162.8
  Proceeds from sale of securities available-for-sale                                  610.5          574.5          299.6
  Proceeds from repayments of mortgage loans on real estate                            678.2          437.3          309.0
  Proceeds from sale of real estate                                                    103.8           34.8           18.5
  Proceeds from repayments of policy loans and sale of other invested assets            23.6           22.7           22.8
  Cost of securities available-for-sale acquired                                    (3,182.8)      (2,828.1)      (1,573.6)
  Cost of mortgage loans on real estate acquired                                      (829.1)        (752.2)        (972.8)
  Cost of real estate acquired                                                          (0.8)         (24.9)          (7.9)
  Policy loans issued and other invested assets acquired                               (88.4)         (62.5)         (57.7)
  Short-term investments, net                                                           69.3         (354.8)          28.0
                                                                                   ---------      ---------      ---------
        Net cash used in investing activities                                       (1,058.7)      (1,959.8)        (771.3)
                                                                                   ---------      ---------      ---------

Cash flows from financing activities:
  Proceeds from capital contributions                                                   --            836.8           --
  Cash dividends paid                                                                 (100.0)          --            (50.0)
  Increase in investment product and universal life insurance
    product account balances                                                         2,682.1        2,488.5        1,781.8
  Decrease in investment product and universal life insurance
    product account balances                                                        (2,678.5)      (2,379.8)      (1,784.5)
                                                                                   ---------      ---------      ---------
        Net cash (used in) provided by financing activities                            (96.4)         945.5          (52.7)
                                                                                   ---------      ---------      ---------
Net (decrease) increase in cash                                                       (172.2)         131.8           34.3

Cash, beginning of year                                                                175.6           43.8            9.5
                                                                                   ---------      ---------      ---------
Cash, end of year                                                                  $     3.4      $   175.6      $    43.8
                                                                                   =========      =========      =========

See accompanying notes to consolidated financial statements.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996



(1)      Organization and Description of Business
         ----------------------------------------

         Prior to January 27, 1997, Nationwide Life Insurance Company (NLIC) was wholly owned by Nationwide Corporation (Nationwide Corp.). On that date, Nationwide Corp. contributed the outstanding shares of NLIC's common stock to Nationwide Financial Services, Inc. (NFS), a holding company formed by Nationwide Corp. in November 1996 for NLIC and the other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. On March 11, 1997, NFS completed an initial public offering of its Class A common stock.

         During 1996 and 1997, Nationwide Corp. and NFS completed certain transactions in anticipation of the initial public offering that focused the business of NFS on long-term savings and retirement products. On September 24, 1996, NLIC declared a dividend payable to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of certain subsidiaries that do not offer or distribute long-term savings or retirement products. In addition, during 1996, NLIC entered into two reinsurance agreements whereby all of NLIC's accident and health and group life insurance business was ceded to two affiliates effective January 1, 1996. These subsidiaries, through December 31, 1996, and all accident and health and group life insurance business have been accounted for as discontinued operations for all periods presented. See notes 10 and 14. Additionally, NLIC paid $900.0 million of dividends, $50.0 million to Nationwide Corp. on December 31, 1996 and $850.0 million to NFS, which then made an equivalent dividend to Nationwide Corp., on February 24, 1997.

         NFS contributed $836.8 million to the capital of NLIC during March
         1997.

         Wholly owned subsidiaries of NLIC include Nationwide Life and Annuity Insurance Company (NLAIC), Nationwide Advisory Services, Inc., Nationwide Investment Services Corporation and NWE, Inc. NLIC and its subsidiaries are collectively referred to as "the Company."

         The Company is a leading provider of long-term savings and retirement products, including variable annuities, fixed annuities and life insurance.

(2)      Summary of Significant Accounting Policies
         ------------------------------------------

         The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which differ from statutory accounting practices prescribed or permitted by regulatory authorities. Annual Statements for NLIC and NLAIC, filed with the Department of Insurance of the State of Ohio (the Department), are prepared on the basis of accounting practices prescribed or permitted by the Department. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company has no material permitted statutory accounting practices.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

         The most significant estimates include those used in determining deferred policy acquisition costs, valuation allowances for mortgage loans on real estate and real estate investments and the liability for future policy benefits and claims. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

         (a)  Consolidation Policy
              --------------------

              The consolidated financial statements include the accounts of NLIC and its wholly owned subsidiaries. Operations that are classified and reported as discontinued operations are not consolidated but rather are reported as "Income from discontinued operations" in the accompanying consolidated statements of income. All significant intercompany balances and transactions have been eliminated.

         (b)  Valuation of Investments and Related Gains and Losses
              -----------------------------------------------------

              The Company is required to classify its fixed maturity securities and equity securities as either held-to-maturity, available-for-sale or trading. Fixed maturity securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity and are stated at amortized cost. Fixed maturity securities not classified as held-to-maturity and all equity securities are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs and deferred federal income tax, reported as a separate component of shareholder's equity. The adjustment to deferred policy acquisition costs represents the change in amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized. The Company has no fixed maturity securities classified as held-to-maturity or trading as of December 31, 1998 or 1997.

              Mortgage loans on real estate are carried at the unpaid principal balance less valuation allowances. The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the fair value of the collateral, if the loan is collateral dependent. Loans in foreclosure and loans considered to be impaired are placed on non-accrual status. Interest received on non-accrual status mortgage loans on real estate is included in interest income in the period received.

              Real estate is carried at cost less accumulated depreciation and valuation allowances. Other long-term investments are carried on the equity basis, adjusted for valuation allowances. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

              Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Estimates for valuation allowances and other than temporary declines are included in realized gains and losses on investments.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         (c)  Revenues and Benefits
              ---------------------

              Investment Products and Universal Life Insurance Products:
              Investment products consist primarily of individual and group variable and fixed deferred annuities. Universal life insurance products include universal life insurance, variable universal life insurance, corporate owned life insurance and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, asset fees, cost of insurance, policy administration and surrender charges that have been earned and assessed against policy account balances during the period. Policy benefits and claims that are charged to expense include interest credited to policy account balances and benefits and claims incurred in the period in excess of related policy account balances.

              Traditional Life Insurance Products: Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of whole life insurance, limited-payment life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contract. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

         (d)  Deferred Policy Acquisition Costs
              ---------------------------------

              The costs of acquiring new business, principally commissions, certain expenses of the policy issue and underwriting department and certain variable sales expenses have been deferred. For investment products and universal life insurance products, deferred policy acquisition costs are being amortized with interest over the lives of the policies in relation to the present value of estimated future gross profits from projected interest margins, asset fees, cost of insurance, policy administration and surrender charges. For years in which gross profits are negative, deferred policy acquisition costs are amortized based on the present value of gross revenues. For traditional life insurance products, these deferred policy acquisition costs are predominantly being amortized with interest over the premium paying period of the related policies in proportion to the ratio of actual annual premium revenue to the anticipated total premium revenue. Such anticipated premium revenue was estimated using the same assumptions as were used for computing liabilities for future policy benefits. Deferred policy acquisition costs are adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale as described in note 2(b).

         (e)  Separate Accounts
              -----------------

              Separate account assets and liabilities represent contractholders' funds which have been segregated into accounts with specific investment objectives. For all but $743.9 million of separate account assets, the investment income and gains or losses of these accounts accrue directly to the contractholders. The activity of the separate accounts is not reflected in the consolidated statements of income and cash flows except for the fees the Company receives.

         (f)  Future Policy Benefits
              ----------------------

              Future policy benefits for investment products in the accumulation phase, universal life insurance and variable universal life insurance policies have been calculated based on participants' contributions plus interest credited less applicable contract charges. The average interest rate credited on investment product policy reserves was 6.0%, 6.1% and 6.3% for the years ended December 31, 1998, 1997 and 1996, respectively.

              Future policy benefits for traditional life insurance policies have been calculated by the net level premium method using interest rates varying from 6.0% to 10.5% and estimates of mortality, morbidity, investment yields and withdrawals which were used or which were being experienced at the time the policies were issued, rather than the assumptions prescribed by state regulatory authorities.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         (g)  Participating Business
              ----------------------

              Participating business represents approximately 40% in 1998 (50% in 1997 and 52% in 1996) of the Company's life insurance in force, 74% in 1998 (77% in 1997 and 78% in 1996) of the number of life insurance policies in force, and 14% in 1998 (27% in 1997 and 40% in 1996) of life insurance statutory premiums. The provision for policyholder dividends is based on current dividend scales and is included in "Future policy benefits and claims" in the accompanying consolidated balance sheets.

         (h)  Federal Income Tax
              ------------------

              The Company files a consolidated federal income tax return with Nationwide Mutual Insurance Company (NMIC), the majority shareholder of Nationwide Corp. The members of the consolidated tax return group have a tax sharing arrangement which provides, in effect, for each member to bear essentially the same federal income tax liability as if separate tax returns were filed.

              The Company utilizes the asset and liability method of accounting for income tax. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

         (i)  Reinsurance Ceded
              -----------------

              Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis. All of the Company's accident and health and group life insurance business is ceded to affiliates and is accounted for as discontinued operations. See notes 10 and 14.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



(j)           Recently Issued Accounting Pronouncements
              -----------------------------------------

              On January 1, 1998 the Company adopted SFAS No. 131 - Disclosures about Segments of an Enterprise and Related Information (SFAS
              131). SFAS 131 supersedes SFAS No. 14 - Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for public business enterprises to report information about operating segments in annual financial statements and selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not affect results of operations or financial position, nor did it affect the manner in which the Company defines its operating segments. The segment information required for annual financial statements is included in note 13.

              On January 1, 1998, the Company adopted SFAS No. 132 - Employers' Disclosures about Pensions and Other Postretirement Benefits (SFAS
              132). SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. The Statement does not change the measurement or recognition of benefit plans in the financial statements. The revised disclosures required by SFAS 132 are included in note 8.

              In June 1998, the FASB issued SFAS No. 133 - Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Contracts that contain embedded derivatives, such as certain insurance contracts, are also addressed by the Statement. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statement is effective for fiscal years beginning after June 15, 1999. It may be implemented earlier provided adoption occurs as of the beginning of any fiscal quarter after issuance. The Company plans to adopt this Statement in first quarter 2000 and is currently evaluating the impact on results of operations and financial condition.

              In March 1998, The American Institute of Certified Public Accountant's Accounting Standards Executive Committee issued Statement of Position 98-1 - Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 provides guidance intended to standardize accounting practices for costs incurred to develop or obtain computer software for internal use. Specifically, SOP 98-1 provides guidance for determining whether computer software is for internal use and when costs incurred for internal use software are to be capitalized. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect the adoption of SOP 98-1, which occurred on January 1, 1999, to have a material impact on the Company's financial statements.


         (k)  Reclassification
              ----------------

              Certain items in the 1997 and 1996 consolidated financial statements have been reclassified to conform to the 1998 presentation.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



(3)      Investments
         -----------

         The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale as of December 31, 1998 and 1997 were:

                                                                                     Gross         Gross
                                                                     Amortized     unrealized    unrealized     Estimated
             (in millions of dollars)                                  cost           gains        losses       fair value
             ------------------------                                  ----           -----        ------       ----------
             December 31, 1998:
               Fixed maturity securities:
                 U.S. Treasury securities and obligations of U.S.
                   government corporations and agencies              $   255.9       $ 13.0        $   --        $   268.9
                 Obligations of states and political subdivisions          1.6           --            --              1.6
                 Debt securities issued by foreign governments           106.5          4.5            --            111.0
                 Corporate securities                                  9,899.6        423.2         (18.7)        10,304.1
                 Mortgage-backed securities                            3,457.7        104.2          (2.4)         3,559.5
                                                                     ---------       ------        ------        ---------
                     Total fixed maturity securities                  13,721.3        544.9         (21.1)        14,245.1
               Equity securities                                         110.4         18.3          (1.5)           127.2
                                                                     ---------       ------        ------        ---------
                                                                     $13,831.7       $563.2        $(22.6)       $14,372.3
                                                                     =========       ======        ======        =========

             December 31, 1997:
               Fixed maturity securities:
                 U.S. Treasury securities and obligations of U.S.
                   government corporations and agencies              $   305.1       $  8.6        $   --        $   313.7
                 Obligations of states and political subdivisions          1.6           --           --               1.6
                 Debt securities issued by foreign governments            93.3          2.7          (0.2)            95.8
                 Corporate securities                                  8,698.7        355.5         (11.5)         9,042.7
                 Mortgage-backed securities                            3,634.2        118.6          (2.5)         3,750.3
                                                                     ---------       ------        ------        ---------
                     Total fixed maturity securities                  12,732.9        485.4         (14.2)        13,204.1
               Equity securities                                          67.8         12.9          (0.3)            80.4
                                                                     ---------       ------        ------        ---------
                                                                     $12,800.7       $498.3        $(14.5)       $13,284.5
                                                                     =========       ======        ======        =========

         As of December 31, 1998 the Company had entered into S&P 500 futures contracts with a notional amount of $20.0 million to reduce the risk of changes in the fair market value of certain investments classified as equity securities. These contracts had an unrealized loss of $1.3 million as of December 31, 1998 which is included in the recorded amount of the equity securities and in accumulated other comprehensive income, net of tax, similar to other unrealized gains and losses on securities available-for-sale.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         The amortized cost and estimated fair value of fixed maturity securities available-for-sale as of December 31, 1998, by expected maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                   Amortized        Estimated
             (in millions of dollars)                                                 cost          fair value
                                                                                      ----          ----------
             Fixed maturity securities available for sale:
               Due in one year or less                                              $ 2,019.9        $ 2,048.0
               Due after one year through five years                                  8,169.1          8,470.6
               Due after five years through ten years                                 2,795.0          2,927.7
               Due after ten years                                                      737.3            798.8
                                                                                    ---------        ---------
                                                                                    $13,721.3        $14,245.1
                                                                                    =========        =========

         The components of unrealized gains on securities available-for-sale, net, were as follows as of December 31:

             (in millions of dollars)                                                1998          1997
                                                                                     ----          ----
             Gross unrealized gains                                                 $ 540.6       $ 483.8
             Adjustment to deferred policy acquisition costs                         (116.6)       (103.7)
             Deferred federal income tax                                             (148.4)       (133.0)
                                                                                    -------       -------
                                                                                    $ 275.6       $ 247.1
                                                                                    =======       =======

         An analysis of the change in gross unrealized gains (losses) on securities available-for-sale and fixed maturity securities held-to-maturity follows for the years ended December 31:

             (in millions of dollars)                                         1998          1997          1996
                                                                              ----          ----          ----
             Securities available-for-sale:
               Fixed maturity securities                                      $52.6        $137.5       $(289.2)
               Equity securities                                                4.2          (2.7)          8.9
                                                                              -----        ------       -------
                                                                              $56.8        $134.8       $(280.3)
                                                                              =====        ======       =======

         Proceeds from the sale of securities available-for-sale during 1998, 1997 and 1996 were $610.5 million, $574.5 million and $299.6 million, respectively. During 1998, gross gains of $9.0 million ($9.9 million and $6.6 million in 1997 and 1996, respectively) and gross losses of $7.6 million ($18.0 million and $6.9 million in 1997 and 1996, respectively) were realized on those sales. In addition, gross gains of $15.1 million and gross losses of $0.7 million were realized in 1997 when the Company paid a dividend to NFS, which then made an equivalent dividend to Nationwide Corp., consisting of securities having an aggregate fair value of $850.0 million.

         The recorded investment of mortgage loans on real estate considered to be impaired as of December 31, 1998 was $3.7 million. No valuation allowance has been recorded for these loans as of December 31, 1998. The recorded investment of mortgage loans on real estate considered to be impaired as of December 31, 1997 was $19.9 million which includes $3.9 million of impaired mortgage loans on real estate for which the related valuation allowance was $0.1 million and $16.0 million of impaired mortgage loans on real estate for which there was no valuation allowance. During 1998, the average recorded investment in impaired mortgage loans on real estate was approximately $9.1 million ($31.8 million in 1997) and interest income recognized on those loans was $0.3 million ($1.0 million in 1997), which is equal to interest income recognized using a cash-basis method of income recognition.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         Activity in the valuation allowance account for mortgage loans on real estate is summarized for the years ended December 31:

             (in millions of dollars)                                                1998          1997
                                                                                     ----          ----
             Allowance, beginning of year                                            $42.5         $51.0
               Reductions credited to operations                                      (0.1)         (1.2)
               Direct write-downs charged against the allowance                         --          (7.3)
                                                                                     -----         -----
             Allowance, end of year                                                  $42.4         $42.5
                                                                                     =====         =====

         Real estate is presented at cost less accumulated depreciation of $21.5 million as of December 31, 1998 ($45.1 million as of December 31, 1997) and valuation allowances of $5.4 million as of December 31, 1998 ($11.1 million as of December 31, 1997).

         Investments that were non-income producing for the twelve month period preceding December 31, 1998 amounted to $42.4 million ($19.4 million for 1997) and consisted of $32.7 million ($3.0 million in 1997) in securities available-for-sale and $9.7 million ($16.4 million in 1997) in real estate.

         An analysis of investment income by investment type follows for the years ended December 31:

             (in millions of dollars)                                      1998            1997           1996
                                                                           ----            ----           ----
             Gross investment income:
               Securities available-for-sale:
                 Fixed maturity securities                                $  982.5        $  911.6       $  917.1
                 Equity securities                                             0.8             0.8            1.3
               Mortgage loans on real estate                                 458.9           457.7          432.8
               Real estate                                                    40.4            42.9           44.3
               Short-term investments                                         17.8            22.7            4.2
               Other                                                          30.7            21.0            4.0
                                                                          --------        --------       --------
                   Total investment income                                 1,531.1         1,456.7        1,403.7
             Less investment expenses                                         49.5            47.5           45.9
                                                                          --------        --------       --------
                   Net investment income                                  $1,481.6        $1,409.2       $1,357.8
                                                                          ========        ========       ========

         An analysis of realized gains (losses) on investments, net of valuation allowances, by investment type follows for the years ended December 31:

             (in millions of dollars)                                        1998            1997           1996
                                                                             ----            ----           ----
             Securities available-for-sale:
               Fixed maturity securities                                    $(0.7)          $ 3.6          $(3.5)
               Equity securities                                              2.1             2.7            3.2
             Mortgage loans on real estate                                    3.9             1.6           (4.1)
             Real estate and other                                           23.1             3.2            4.1
                                                                            -----           -----          -----
                                                                            $28.4           $11.1          $(0.3)
                                                                            =====           =====          =====

         Fixed maturity securities with an amortized cost of $6.5 million and $6.2 million as of December 31, 1998 and 1997, respectively, were on deposit with various regulatory agencies as required by law.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



(4)      Federal Income Tax
         ------------------

         The Company's current federal income tax liability was $72.8 million and $60.1 million as of December 31, 1998 and 1997, respectively.

         The tax effects of temporary differences that give rise to significant components of the net deferred tax liability as of December 31, 1998 and 1997 are as follows:

             (in millions of dollars)                                        1998            1997
                                                                             ----            ----
             Deferred tax assets:
               Future policy benefits                                       $207.7          $200.1
               Liabilities in Separate Accounts                              319.9           242.0
               Mortgage loans on real estate and real estate                  17.5            19.0
               Other assets and other liabilities                             58.9            59.2
                                                                            ------          ------
                 Total gross deferred tax assets                             604.0           520.3
                 Less valuation allowance                                     (7.0)           (7.0)
                                                                            ------          ------
                 Net deferred tax assets                                     597.0           513.3
                                                                            ------          ------

             Deferred tax liabilities:
               Deferred policy acquisition costs                             568.7           480.5
               Fixed maturity securities                                     212.2           193.3
               Deferred tax on realized investment gains                      34.8            40.1
               Equity securities and other long-term investments               9.6             7.5
               Other                                                          21.6            22.2
                                                                            ------          ------
                 Total gross deferred tax liabilities                        846.9           743.6
                                                                            ------          ------
                 Net deferred tax liability                                 $249.9          $230.3
                                                                            ======          ======

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Nearly all future deductible amounts can be offset by future taxable amounts or recovery of federal income tax paid within the statutory carryback period. There has been no change in the valuation allowance for the years ended December 31, 1998, 1997 and 1996.

         Federal income tax expense attributable to income from continuing operations for the years ended December 31 was as follows:

           (in millions of dollars)                                   1998            1997            1996
                                                                      ----            ----            ----
           Currently payable                                         $186.1          $121.7          $116.5
           Deferred tax expense (benefit)                               4.3            28.5            (5.6)
                                                                     ------          ------          ------
                                                                     $190.4          $150.2          $110.9
                                                                     ======          ======          ======

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         Total federal income tax expense for the years ended December 31, 1998, 1997 and 1996 differs from the amount computed by applying the U.S. federal income tax rate to income before tax as follows:

                                                            1998                     1997                     1996
                                                       -----------------        ----------------        -----------------
         (in millions of dollars)                      Amount        %          Amount        %          Amount        %
                                                       ------        -          ------        -          ------        -

         Computed (expected) tax expense               $195.0      35.0         $150.5      35.0         $110.4      35.0
         Tax exempt interest and dividends
           received deduction                            (4.9)     (0.9)           -         0.0           (0.2)     (0.1)
         Other, net                                       0.3       0.1           (0.3)     (0.1)           0.7       0.3
                                                       ------      ----         ------      ----         ------      ----
             Total (effective rate of each year)       $190.4      34.2         $150.2      34.9         $110.9      35.2
                                                       ======      ====         ======      ====         ======      ====

         Total federal income tax paid was $173.4 million, $91.8 million and $115.8 million during the years ended December 31, 1998, 1997 and 1996, respectively.

(5)      Comprehensive Income
         --------------------

         Pursuant to SFAS No. 130 - Reporting Comprehensive Income, which the Company adopted January 1, 1998, the Consolidated Statements of Shareholder's Equity include a new measure called "Comprehensive Income". Comprehensive Income includes net income as well as certain items that are reported directly within separate components of shareholders' equity that bypass net income. Currently, the Company's only component of Other Comprehensive Income is unrealized gains (losses) on securities available-for-sale. The related before and after federal tax amounts are as follows:

             (in millions of dollars)                                        1998           1997           1996
                                                                             ----           ----           ----
             Unrealized gains (losses) on securities
                available-for-sale arising during the period:
                Gross                                                       $ 58.2        $141.1         $(272.4)
                Adjustment to deferred policy acquisition costs              (12.9)        (21.8)           57.0
                Related federal income tax (expense) benefit                 (15.9)        (41.7)           44.0
                                                                            ------        ------          ------
                   Net                                                        29.4          77.6          (171.4)
                                                                            ------        ------          ------

             Reclassification adjustment for net (gains) losses
                on securities available-for-sale realized
                during the period:
                Gross                                                         (1.4)         (6.3)             0.7
                Related federal income tax expense (benefit)                   0.5           2.2             (0.2)
                                                                            ------        ------          -------
                   Net                                                        (0.9)         (4.1)             0.5
                                                                            ------        ------          -------
             Total Other Comprehensive Income                               $ 28.5        $ 73.5          $(170.9)
                                                                            ======        ======          =======

(6)      Fair Value of Financial Instruments
         -----------------------------------

         The following disclosures summarize the carrying amount and estimated fair value of the Company's financial instruments. Certain assets and liabilities are specifically excluded from the disclosure requirements of financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         The fair value of a financial instrument is defined as the amount at which the financial instrument could be exchanged in a current transaction between willing parties. In cases where quoted market prices are not available, fair value is to be based on estimates using present value or other valuation techniques. Many of the Company's assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments.

         Although insurance contracts, other than policies such as annuities that are classified as investment contracts, are specifically exempted from the disclosure requirements, estimated fair value of policy reserves on life insurance contracts is provided to make the fair value disclosures more meaningful.

         The tax ramifications of the related unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

         The following methods and assumptions were used by the Company in estimating its fair value disclosures:

              Fixed maturity and equity securities: The fair value for fixed maturity securities is based on quoted market prices, where available. For fixed maturity securities not actively traded, fair value is estimated using values obtained from independent pricing services or, in the case of private placements, is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair value for equity securities is based on quoted market prices. The carrying amount and fair value for equity securities exclude the fair value of futures contracts designated as hedges of equity securities.

              Mortgage loans on real estate, net: The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Fair value for mortgage loans in default is the estimated fair value of the underlying collateral.

              Policy loans, short-term investments and cash: The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

              Separate account assets and liabilities: The fair value of assets held in separate accounts is based on quoted market prices. The fair value of liabilities related to separate accounts is the amount payable on demand, which is net of certain surrender charges.

              Investment contracts: The fair value for the Company's liabilities under investment type contracts is disclosed using two methods. For investment contracts without defined maturities, fair value is the amount payable on demand. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



              Policy reserves on life insurance contracts: Included are disclosures for individual life insurance, universal life insurance and supplementary contracts with life contingencies for which the estimated fair value is the amount payable on demand. Also included are disclosures for the Company's limited payment policies, which the Company has used discounted cash flow analyses similar to those used for investment contracts with known maturities to estimate fair value.

              Commitments to extend credit: Commitments to extend credit have nominal fair value because of the short-term nature of such commitments. See note 7.

              Futures contracts: The fair value for futures contracts is based on quoted market prices.

           Carrying amount and estimated fair value of financial instruments subject to disclosure requirements and policy reserves on life insurance contracts were as follows as of December 31:

                                                                         1998                              1997
                                                               -------------------------        --------------------------
                                                                Carrying      Estimated          Carrying       Estimated
               (in millions of dollars)                          amount       fair value          amount        fair value
                                                               ---------      ----------        ---------       ----------
               Assets:
                 Investments:
                   Securities available-for-sale:
                     Fixed maturity securities                  $14,245.1      $14,245.1         $13,204.1       $13,204.1
                     Equity securities                              128.5          128.5              80.4            80.4
                   Mortgage loans on real estate, net             5,328.4        5,527.6           5,181.6         5,509.7
                   Policy loans                                     464.3          464.3             415.3           415.3
                   Short-term investments                           289.1          289.1             358.4           358.4
                 Cash                                                 3.4            3.4             175.6           175.6
                 Assets held in separate accounts                50,935.8       50,935.8          37,724.4        37,724.4

               Liabilities:
                 Investment contracts                            15,468.7       15,158.6          14,708.2        14,322.1
                 Policy reserves on life insurance contracts      3,914.0        3,768.9           3,345.4         3,182.4
                 Liabilities related to separate accounts        50,935.8       49,926.5          37,724.4        36,747.0
                 Futures contracts                                    1.3            1.3                --              --

(7)      Risk Disclosures
         ----------------

         The following is a description of the most significant risks facing life insurers and how the Company mitigates those risks:

         Credit Risk: The risk that issuers of securities owned by the Company or mortgagors on mortgage loans on real estate owned by the Company will default or that other parties, including reinsurers, which owe the Company money, will not pay. The Company minimizes this risk by adhering to a conservative investment strategy, by maintaining reinsurance and credit and collection policies and by providing for any amounts deemed uncollectible.

         Interest Rate Risk: The risk that interest rates will change and cause a decrease in the value of an insurer's investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company mitigates this risk by charging fees for non-conformance with certain policy provisions, by offering products that transfer this risk to the purchaser, and/or by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer would have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         Legal/Regulatory Risk: The risk that changes in the legal or regulatory environment in which an insurer operates will result in increased competition, reduced demand for a company's products, or create additional expenses not anticipated by the insurer in pricing its products. The Company mitigates this risk by offering a wide range of products and by operating throughout the United States, thus reducing its exposure to any single product or jurisdiction, and also by employing underwriting practices which identify and minimize the adverse impact of this risk.

         Financial Instruments with Off-Balance-Sheet Risk: The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business through management of its investment portfolio. These financial instruments include commitments to extend credit in the form of loans. These instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

         Commitments to fund fixed rate mortgage loans on real estate are agreements to lend to a borrower, and are subject to conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a deposit. Commitments extended by the Company are based on management's case-by-case credit evaluation of the borrower and the borrower's loan collateral. The underlying mortgage property represents the collateral if the commitment is funded. The Company's policy for new mortgage loans on real estate is to lend no more than 75% of collateral value. Should the commitment be funded, the Company's exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amounts of these commitments less the net realizable value of the collateral. The contractual amounts also represent the cash requirements for all unfunded commitments. Commitments on mortgage loans on real estate of $156.0 million extending into 1999 were outstanding as of December 31, 1998. The Company also had $40.0 million of commitments to purchase fixed maturity securities outstanding as of December 31, 1998.

         Significant Concentrations of Credit Risk: The Company grants mainly commercial mortgage loans on real estate to customers throughout the United States. The Company has a diversified portfolio with no more than 22% (20% in 1997) in any geographic area and no more than 2% (2% in 1997) with any one borrower as of December 31, 1998. As of December 31, 1998, 42% (46% in 1997) of the remaining principal balance of the Company's commercial mortgage loan portfolio financed retail properties.

         Reinsurance: The Company has entered into a reinsurance contract to cede a portion of its general account individual annuity business to The Franklin Life Insurance Company (Franklin). Total recoveries due from Franklin were $187.9 million and $220.2 million as of December 31, 1998 and 1997, respectively. The contract is immaterial to the Company's results of operations. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. Under the terms of the contract, Franklin has established a trust as collateral for the recoveries. The trust assets are invested in investment grade securities, the market value of which must at all times be greater than or equal to 102% of the reinsured reserves.

(8)      Pension Plan and Postretirement Benefits Other Than Pensions
         ------------------------------------------------------------

         The Company is a participant, together with other affiliated companies, in a pension plan covering all employees who have completed at least one year of service. The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work efforts benefit the Company. Assets of the Retirement Plan are invested in group annuity contracts of NLIC and Employers Life Insurance Company of Wausau (ELICW).

         Pension costs charged to operations by the Company during the years ended December 31, 1998, 1997 and 1996 were $2.0 million, $7.5 million and $7.4 million, respectively. The Company has recorded a prepaid pension asset of $5.0 million as of December 31, 1998 and no prepaid or accrued pension asset or expense as of December 31, 1997.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         In addition to the defined benefit pension plan, the Company, together with other affiliated companies, participates in life and health care defined benefit plans for qualifying retirees. Postretirement life and health care benefits are contributory and generally available to full time employees who have attained age 55 and have accumulated 15 years of service with the Company after reaching age 40. Postretirement health care benefit contributions are adjusted annually and contain cost-sharing features such as deductibles and coinsurance. In addition, there are caps on the Company's portion of the per-participant cost of the postretirement health care benefits. These caps can increase annually, but not more than three percent. The Company's policy is to fund the cost of health care benefits in amounts determined at the discretion of management. Plan assets are invested primarily in group annuity contracts of NLIC.

         The Company elected to immediately recognize its estimated accumulated postretirement benefit obligation (APBO), however, certain affiliated companies elected to amortize their initial transition obligation over periods ranging from 10 to 20 years.

         The Company's accrued postretirement benefit expense as of December 31, 1998 and 1997 was $40.1 million and $36.5 million, respectively, and the net periodic postretirement benefit cost (NPPBC) for 1998, 1997 and 1996 was $4.1 million, $3.0 million and $3.3 million, respectively.

         Information regarding the funded status of the pension plan as a whole and the postretirement life and health care benefit plan as a whole as of December 31, 1998 and 1997 follows:

                                                                             Pension Benefits      Postretirement Benefits
                                                                           ---------------------   -----------------------
              (in millions of dollars)                                       1998         1997         1998       1997
              ---------------------------------------------------------    --------     --------     --------   -------
              Change in benefit obligation:
              Benefit obligation at beginning of year                      $2,033.8     $1,847.8      $237.9    $ 200.7
              Service cost                                                     87.6         77.3         9.8        7.0
              Interest cost                                                   123.4        118.6        15.4       14.0
              Actuarial loss                                                  123.2         60.0        15.6       24.4
              Plan curtailment in 1998/merger in 1997                        (107.2)         1.5         -          -
              Benefits paid                                                   (75.8)       (71.4)       (8.6)      (8.2)
                                                                           --------     --------     -------    -------
              Benefit obligation at end of year                             2,185.0      2,033.8       270.1      237.9
                                                                           --------     --------     -------    -------

              Change in plan assets:
              Fair value of plan assets at beginning of year                2,212.9      1,947.9        69.2       63.0
              Actual return on plan assets                                    300.7        328.1         5.0        3.6
              Employer contribution                                           104.1          7.2        12.1       10.6
              Plan merger                                                       -            1.1         -          -
              Benefits paid                                                   (75.8)       (71.4)       (8.4)      (8.0)
                                                                           --------     --------     -------    -------
              Fair value of plan assets at end of year                      2,541.9      2,212.9        77.9       69.2
                                                                           --------     --------     -------    -------

              Funded status                                                   356.9        179.1      (192.2)    (168.7)
              Unrecognized prior service cost                                  31.5         34.7         -          -
              Unrecognized net (gains) losses                                (345.7)      (330.7)       16.0        1.6
              Unrecognized net (asset) obligation at transition               (11.0)        33.3         1.3        1.5
                                                                           --------     --------     -------    -------
              Prepaid (accrued) benefit cost                               $   31.7     $  (83.6)    $(174.9)   $(165.6)
                                                                           ========     ========     =======    =======

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         Basis for measurements, funded status of the pension plan and postretirement life and health care benefit plan:

                                                                             Pension Benefits          Postretirement Benefits
                                                                          --------------------         -----------------------
                                                                            1998         1997            1998           1997
                                                                          --------      ------         --------       --------
              Weighted average discount rate                               5.50%         6.00%           6.65%         6.70%
              Rate of increase in future compensation levels               3.75%         4.25%             --            --
              Assumed health care cost trend rate:
                    Initial rate                                             --            --           15.00%        12.13%
                    Ultimate rate                                            --            --            8.00%         6.12%
                    Uniform declining period                                 --            --           15 Years      12 Years

         The net periodic pension cost for the pension plan as a whole for the years ended December 31, 1998, 1997 and 1996 follows:

              (in millions of dollars)                                                   1998         1997         1996
              --------------------------------------------------------------------------------        ----         ----
              Service cost (benefits earned during the period)                         $  87.6      $  77.3      $  75.5
              Interest cost on projected benefit obligation                              123.4        118.6        105.5
              Expected return on plan assets                                            (159.0)      (139.0)      (116.1)
              Recognized gains                                                            (3.8)         -            -
              Amortization of prior service cost                                           3.2          3.2          3.2
              Amortization of unrecognized transition obligation                           4.2          4.2          4.1
                                                                                       -------      -------      -------
                                                                                       $  55.6      $  64.3      $  72.2
                                                                                       =======      =======      =======

         Effective December 31, 1998, Wausau Service Corporation (WSC) ended its affiliation with the Nationwide Insurance Enterprise and employees of WSC ended participation in the plan. A curtailment gain of $67.1 million resulted (consisting of a $107.2 million reduction in the projected benefit obligation, net of the write-off of the $40.1 million remaining unamortized transition obligation related to WSC). The Company anticipates that the plan will settle the obligation related to WSC employees with a transfer of assets during 1999.

         Basis for measurements, net periodic pension cost for the pension plan:

                                                                                       1998          1997          1996
                                                                                       ----          ----          ----
             Weighted average discount rate                                            6.00%         6.50%         6.00%
             Rate of increase in future compensation levels                            4.25%         4.75%         4.25%
             Expected long-term rate of return on plan assets                          7.25%         7.25%         6.75%

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         The amount of NPPBC for the postretirement benefit plan as a whole for the years ended December 31, 1998, 1997 and 1996 was as follows:

             (in millions of dollars)                                                    1998          1997          1996
                                                                                         ----          ----          ----
             Service cost (benefits attributed to employee service during the year)      $ 9.8         $ 7.0         $ 6.5
             Interest cost on accumulated postretirement benefit obligation               15.4          14.0          13.7
             Actual return on plan assets                                                 (5.0)         (3.6)         (4.3)
             Amortization of unrecognized transition obligation of affiliates              0.2           0.2           0.2
             Net amortization and deferral                                                 1.2          (0.5)          1.8
                                                                                         -----         -----         -----
                                                                                         $21.6         $17.1         $17.9
                                                                                         =====         =====         =====

         Actuarial assumptions used for the measurement of the accumulated postretirement benefit obligation (APBO) and the NPPBC for the postretirement benefit plan for 1998, 1997 and 1996 were as follows:

                                                                                      1998           1997         1996
                                                                                      -----          -----        ----
             NPPBC:
               Discount rate                                                          6.70%         7.25%         6.65%
               Long term rate of return on plan
                   assets, net of tax                                                 5.83%         5.89%         4.80%
               Assumed health care cost trend rate:
                   Initial rate                                                      12.00%        11.00%        11.00%
                   Ultimate rate                                                      6.00%         6.00%         6.00%
                   Uniform declining period                                         12 Years      12 Years      12 Years

         For the postretirement benefit plan as a whole, a one percentage point increase or decrease in the assumed health care cost trend rate would have no impact on the APBO as of December 31, 1998 and have no impact on the NPPBC for the year ended December 31, 1998.

(9)      Shareholder's Equity, Regulatory Risk-Based Capital, Retained Earnings
         ----------------------------------------------------------------------
         and Dividend Restrictions
         -------------------------

         Ohio, NLIC's and NLAIC's state of domicile, imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of the company's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. NLIC and NLAIC each exceed the minimum risk-based capital requirements.

         The statutory capital and surplus of NLIC as of December 31, 1998, 1997 and 1996 was $1.32 billion, $1.13 billion and $1.00 billion, respectively. The statutory net income of NLIC for the years ended December 31, 1998, 1997 and 1996 was $171.0 million, $111.7 million and $73.2 million, respectively.

         The Company is limited in the amount of shareholder dividends it may pay without prior approval by the Department. As of December 31, 1998, the maximum amount available for dividend payment from the Company to its shareholder without prior approval of the Department was $71.0 million.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         In addition, the payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of New York that limit the amount of statutory profits on NLIC's participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its shareholder.

         The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses and shareholder dividends in the future.

(10)     Transactions With Affiliates
         ----------------------------

         As part of the restructuring described in note 1, NLIC paid a dividend valued at $485.7 million to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of ELICW, National Casualty Company (NCC) and West Coast Life Insurance Company (WCLIC). Also, on February 24, 1997, NLIC paid a dividend to NFS, and NFS paid an equivalent dividend to Nationwide Corp., consisting of securities having an aggregate fair value of $850.0 million. The Company recognized a gain of $14.4 million on the transfer of securities.

         The Company leases office space from NMIC and certain of its subsidiaries. For the years ended December 31, 1998, 1997 and 1996, the Company made lease payments to NMIC and its subsidiaries of $8.0 million, $8.4 million and $9.1 million, respectively.

         Pursuant to a cost sharing agreement among NMIC and certain of its direct and indirect subsidiaries, including the Company, NMIC provides certain operational and administrative services, such as sales support, advertising, personnel and general management services, to those subsidiaries. Expenses covered by this agreement are subject to allocation among NMIC, the Company and other affiliates. Amounts allocated to the Company were $95.0 million, $85.8 million and $101.6 million in 1998, 1997 and 1996, respectively. The allocations are based on techniques and procedures in accordance with insurance regulatory guidelines. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, salary expense, commissions expense and other methods agreed to by the participating companies that are within industry guidelines and practices. The Company believes these allocation methods are reasonable. In addition, the Company does not believe that expenses recognized under the inter-company agreements are materially different than expenses that would have been recognized had the Company operated on a stand alone basis. Amounts payable to NMIC from the Company under the cost sharing agreement were $31.9 million and $20.5 million as of December 31, 1998 and 1997, respectively.

         The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or a stated period, the securities will be repurchased by the seller at the original sales price plus a price differential. Transactions under the agreements during 1998 and 1997 were not material. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained with unaffiliated parties.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         Intercompany reinsurance agreements exist between NLIC and, respectively, NMIC and ELICW whereby all of NLIC's accident and health and group life insurance business is ceded on a modified coinsurance basis. NLIC entered into the reinsurance agreements during 1996 because the accident and health and group life insurance business was unrelated to the Company's long-term savings and retirement products. Accordingly, the accident and health and group life insurance business has been accounted for as discontinued operations for all periods presented. Under modified coinsurance agreements, invested assets are retained by the ceding company and investment earnings are paid to the reinsurer. Under the terms of the Company's agreements, the investment risk associated with changes in interest rates is borne by ELICW or NMIC, as the case may be. Risk of asset default is retained by the Company, although a fee is paid by ELICW or NMIC, as the case may be, to the Company for the Company's retention of such risk. The agreements will remain in force until all policy obligations are settled. However, with respect to the agreement between NLIC and NMIC, either party may terminate the contract on January 1 of any year with prior notice. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Amounts ceded to NMIC and ELICW for the years ended December 31, 1998, 1997 and 1996 were:

                                                       1998                       1997                          1996
                                            ------------------------------------------------------------------------------------
         (in millions of dollars)               NMIC          ELICW        NMIC         ELICW            NMIC         ELICW
         -----------------------------------------------------------------------------------------------------------------------

         Premiums                               $90.1        $106.3       $ 91.4        $199.8          $ 97.3        $224.2
         Net investment income and other
            revenue                             $11.1        $  9.4       $ 10.7        $ 13.4          $ 10.9        $ 14.8
         Benefits, claims and expenses          $98.8        $160.5       $100.7        $225.9          $100.5        $246.6

         The Company and various affiliates entered into agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC were $248.4 million and $211.0 million as of December 31, 1998 and 1997, respectively, and are included in short-term investments on the accompanying consolidated balance sheets.

         Certain annuity products are sold through three affiliated companies, which are also subsidiaries of NFS. Total commissions and fees paid to these affiliates for the three years ended December 31, 1998 were $60.0 million, $66.1 million and $76.9 million, respectively.

(11)     Bank Lines of Credit
         --------------------

         In August 1996, NLIC, along with NMIC, entered into a $600.0 million revolving credit facility which provides for a $600.0 million loan over a five year term on a fully revolving basis with a group of national financial institutions. The credit facility provides for several and not joint liability with respect to any amount drawn by either NLIC or NMIC. NLIC and NMIC pay facility and usage fees to the financial institutions to maintain the revolving credit facility. All previously existing line of credit agreements were canceled. In September 1997, the credit agreement was amended to include NFS as a party to and borrower under the agreement. As of December 31, 1998 the Company had no amounts outstanding under the agreement.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



(12)     Contingencies
         -------------

         On October 29, 1998, the Company and certain of its affiliates were named in a lawsuit filed in the Common Pleas Court of Franklin County, Ohio related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). The plaintiff in such lawsuit seeks to represent a national class of the Company's customers and seeks unspecified compensatory and punitive damages. The Company is currently evaluating this lawsuit, which is in an early stage and has not been certified as a class. The Company intends to defend this lawsuit vigorously.

(13)     Segment Information
         -------------------

         The Company uses differences in products as the basis for defining its reportable segments. The Company reports three product segments:
         Variable Annuities, Fixed Annuities and Life Insurance.

         The Variable Annuities segment consists of annuity contracts that provide the customer with the opportunity to invest in mutual funds managed by independent investment managers and the Company, with investment returns accumulating on a tax-deferred basis. The Company's variable annuity products consist almost entirely of flexible premium deferred variable annuity contracts.

         The Fixed Annuities segment consists of annuity contracts that generate a return for the customer at a specified interest rate, fixed for a prescribed period, with returns accumulating on a tax-deferred basis. Such contracts consist of single premium deferred annuities, flexible premium deferred annuities and single premium immediate annuities. The Fixed Annuities segment includes the fixed option under variable annuity contracts.

         The Life Insurance segment consists of insurance products, including variable universal life insurance and corporate-owned life insurance products, that provide a death benefit and may also allow the customer to build cash value on a tax-deferred basis.

         In addition to the product segments, the Company reports corporate revenue and expenses, investments and related investment income supporting capital not specifically allocated to its product segments, revenues and expenses of its investment advisor subsidiary (other than the portion allocated to the Variable Annuities and Life Insurance segments), revenues and expenses related to group annuity contracts sold to Nationwide Insurance Enterprise employee and agent benefit plans and all realized gains and losses on investments in a Corporate and Other segment.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



The following table summarizes the financial results of the Company's business segments for the years ended December 31, 1998, 1997 and 1996.

                                       Variable      Fixed       Life     Corporate
(in millions of dollars)               Annuities   Annuities   Insurance  and Other    Total
------------------------------------  ---------    ---------   ---------  ---------    -----
1998:
Net investment income (1)             $   (31.3)   $ 1,116.6   $  231.6   $  164.7   $ 1,481.6
Other operating revenue                   560.8         35.7      319.6       49.6       965.7
                                      ---------    ---------   --------   --------   ---------
   Total operating revenue (2)            529.5      1,152.3      551.2      214.3     2,447.3
                                      ---------    ---------   --------   --------   ---------
Interest credited to policyholder
   account balances                          --        828.6      115.4      125.0     1,069.0
Amortization of deferred policy
   acquisition costs                      123.9         44.2       46.4         --       214.5
Other benefits and expenses               187.2        104.2      294.6       49.1       635.1
                                      ---------    ---------   --------   --------   ---------
   Total expenses                         311.1        977.0      456.4      174.1     1,918.6
                                      ---------    ---------   --------   --------   ---------
Operating income (loss) before
   federal income tax                     218.4        175.3       94.8       40.2       528.7
Realized gains on investments                --           --         --       28.4        28.4
                                      ---------    ---------   --------   --------   ---------
Consolidated income before
   federal tax expense                $   218.4    $   175.3   $   94.8   $   68.6   $   557.1
                                      =========    =========   ========   ========   =========

Assets as of year end                 $47,668.7    $15,215.7   $5,187.6   $6,270.1   $74,342.1
                                      =========    =========   ========   ========   =========


1997:
Net investment income (1)             $   (26.9)   $ 1,098.2   $  189.1   $  148.8   $ 1,409.2
Other operating revenue                   430.9         43.2      284.0       39.0       797.1
                                      ---------    ---------   --------   --------   ---------
   Total operating revenue (2)            404.0      1,141.4      473.1      187.8     2,206.3
                                      ---------    ---------   --------   --------   ---------
Interest credited to policyholder
   account balances                          --        823.4       78.5      114.7     1,016.6
Amortization of deferred policy
   acquisition costs                       87.8         39.8       39.6         --       167.2
Other benefits and expenses               165.3        108.7      284.1       45.6       603.7
                                      ---------    ---------   --------   --------   ---------
   Total expenses                         253.1        971.9      402.2      160.3     1,787.5
                                      ---------    ---------   --------   --------   ---------
Operating income before federal
    income tax                            150.9        169.5       70.9       27.5       418.8
Realized gains on investments                --           --         --       11.1        11.1
                                      ---------    ---------   --------   --------   ---------
Consolidated income before
   federal tax expense                $   150.9    $   169.5   $   70.9   $   38.6   $   429.9
                                      =========    =========   ========   ========   =========

Assets as of year end                 $35,278.7    $14,436.3   $3,901.4   $6,174.3   $59,790.7
                                      =========    =========   ========   ========   =========

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued




                                                 Variable         Fixed            Life         Corporate
         (in millions of dollars)               Annuities       Annuities       Insurance       and Other        Total
         ------------------------------------   ----------      ----------      ---------       ---------     ---------
         1996:
         Net investment income (1)              $    (21.5)     $  1,050.6      $   174.0       $   154.7      $ 1,357.8
         Other operating revenue                     306.1            42.0          261.6            25.7          635.4
                                                ----------      ----------      ---------       ---------      ---------
            Total operating revenue (2)              284.6         1,092.6          435.6           180.4        1,993.2
                                                ----------      ----------      ---------       ---------      ---------
         Interest credited to policyholder
            account balances                            --           805.0           70.2           107.1          982.3
         Amortization of deferred policy
            acquisition costs                         57.4            38.6           37.4              --          133.4
         Benefits and expenses                       136.9           113.6          260.8            50.4          561.7
                                                ----------      ----------      ---------       ---------      ---------
            Total expenses                           194.3           957.2          368.4           157.5        1,677.4
                                                ----------      ----------      ---------       ---------      ---------
         Operating income before federal
             income tax                               90.3           135.4           67.2            22.9          315.8
         Realized losses on investments                 --              --             --            (0.3)          (0.3)
                                                ----------      ----------      ---------       ---------      ---------
         Consolidated income from
            continuing operations before
            federal tax expense                 $     90.3      $    135.4       $   67.2        $   22.6      $   315.5
                                                ==========      ==========       ========        ========      =========

         Assets as of year end                  $ 25,069.7      $ 13,994.7       $3,353.3        $5,348.5      $47,766.2
                                                ==========      ==========       ========        ========      =========

         -----------
         (1) The Company's method of allocating net investment income results in a charge (negative net investment income) to the Variable Annuities segment which is recognized in the Corporate and Other segment. The charge relates to non-invested assets which support this segment on a statutory basis.

         (2)  Excludes realized gains and losses on investments.

         The Company has no significant revenue from customers located outside of the United States nor does the Company have any significant long-lived assets located outside the United States.


 (14)    Discontinued Operations
         -----------------------

         As discussed in note 1, NFS is a holding company for NLIC and certain other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. Prior to the contribution by Nationwide Corp. of the outstanding common stock of NLIC to NFS, NLIC effected certain transactions with respect to certain subsidiaries and lines of business that were unrelated to long-term savings and retirement products.

         On September 24, 1996, NLIC's Board of Directors declared a dividend payable to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of three subsidiaries: ELICW, NCC and WCLIC. ELICW writes group accident and health and group life insurance business and maintains it offices in Wausau, Wisconsin. NCC is a property and casualty company with offices in Scottsdale, Arizona that serves as a fronting company for a property and casualty subsidiary of NMIC. WCLIC writes high dollar term life insurance policies and is located in San Francisco, California. ELICW, NCC and WCLIC have been accounted for as discontinued operations in the accompanying consolidated financial statements through December 31, 1996. The Company did not recognize any gain or loss on the disposal of these subsidiaries.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         Also, during 1996, NLIC entered into two reinsurance agreements whereby all of NLIC's accident and health and group life insurance business was ceded to ELICW and NMIC, effective January 1, 1996. See note 10 for a complete discussion of the reinsurance agreements. The Company has discontinued its accident and health and group life insurance business and in connection therewith has entered into reinsurance agreements to cede all existing and any future writings to other affiliated companies. NLIC's accident and health and group life insurance business is accounted for as discontinued operations for all periods presented. The Company did not recognize any gain or loss on the disposal of the accident and health and group life insurance business. The assets, liabilities, results of operations and activities of discontinued operations are distinguished physically, operationally and for financial reporting purposes from the remaining assets, liabilities, results of operations and activities of the Company.

         A summary of the results of operations of discontinued operations for the years ended December 31, 1998, 1997 and 1996 is as follows:

             (in millions of dollars)                                                1998           1997          1996
                                                                                     ----           ----          ----
             Revenues                                                               $   --         $   --       $  668.9
             Net income                                                             $   --         $   --       $   11.3

         A summary of the assets and liabilities of discontinued operations as of December 31, 1998, 1997 and 1996 is as follows:

             (in millions of dollars)                                                1998           1997          1996
                                                                                     ----           ----          ----
             Assets, consisting primarily of investments                            $221.5         $247.3       $3,288.5
             Liabilities, consisting primarily of policy benefits and claims        $221.5         $247.3       $2,802.8

                                    APPENDIX

Example A


Assume that a variable annuity contract owner made a $10,000 allocation on the first day of a calendar quarter into a 5 year Guaranteed Term Option. The Specified Interest Rate at the time is 8% and the 5-year Constant Maturity Treasury Rate in effect for the Specified Interest Rate is 8%. The variable annuity contract owner decides to surrender the GTO 985 days from maturity. The Specified Value of the GTO is $11,937.69. At this time, the 3 year Constant Maturity Treasury Rate is 7%.
(985/365.25 is 2.69 which rounds up to 3.)


                                                         ----          ----
                         ----                    ----    |       d        |
                         |                          |    |   ----------   |
                         |          1 + a           |    |    365.25      |
                         |   --------------------   |    ----          ----
       MVA FACTOR =      |      1 + b + 0.0025      |
                         |                          |
                         ----                    ----

                                                         ----          ----
                         ----                    ----    |       985      |
                         |                          |    |    ---------   |
                         |         1 + 0.08         |    |     365.25     |
                         |   -------------------    |    ----          ----
       MVA FACTOR =      |    1 + 0.07 + 0.0025     |
                         |                          |
                         ----                    ----

                              MVA FACTOR = 1.01897

                 SURRENDER VALUE = SPECIFIED VALUE X MVA FACTOR

                      SURRENDER VALUE = 11,937.69 X 1.01897

                          *SURRENDER VALUE = $12,164.15

*Assumes no variable annuity contract contingent deferred sales charges are applicable.

Specified Value (for purposes of the Example) = the amount of the GTO allocation ($10,000), plus interest accrued at the Specified Interest Rate (8%).


a  =   The Constant Maturity Treasury Rate declared on Friday by the Federal
       Reserve Board, and placed in effect by Nationwide on the Wednesday immediately preceding the Investment Period during which the allocation to the GTO was made.

b  =   The Constant Maturity Treasury Rate declared on Friday by the Federal
       Reserve Board, and placed in effect by Nationwide on the Wednesday immediately preceding the withdrawal, transfer or other distribution giving rise to the Market Value Adjustment.


d  =   The number of days remaining in the Guaranteed Term.

Example B


Assume variable annuity contract owner made a $10,000 allocation on the first day of a calendar quarter into a 5-year Guaranteed Term Option. The Specified Interest Rate at the time is 8% and the 5-year Constant Maturity Treasury Rate in effect for the Specified Interest Rate is 8%. The variable annuity contract owner decides to surrender his money 985 days from maturity. The Specified Value of the GTO is $11,937.69. At this time, the 3 year Constant Maturity Treasury Rate is 9%. (985/365.25 is 2.69 which rounds up to 3.)


                                                         ----          ----
                         ----                    ----    |       d        |
                         |                          |    |   ----------   |
                         |          1 + a           |    |    365.25      |
                         |   --------------------   |    ----          ----
       MVA FACTOR =      |      1 + b + 0.0025      |
                         |                          |
                         ----                    ----

                                                         ----          ----
                         ----                    ----    |       985      |
                         |                          |    |    ---------   |
                         |         1 + 0.08         |    |     365.25     |
                         |   -------------------    |    ----          ----
       MVA FACTOR =      |    1 + 0.09 + 0.0025     |
                         |                          |
                         ----                    ----

                              MVA FACTOR = 0.96944

                 SURRENDER VALUE = SPECIFIED VALUE X MVA FACTOR

                      SURRENDER VALUE = 11,937.69 X 0.96944

                          *SURRENDER VALUE = $11,572.87

*Assumes no variable annuity contract contingent deferred sales charges are applicable.

Specified Value (for purposes of the Example) = the amount of the GTO allocation ($10,000), plus interest accrued at the Specified Interest Rate (8%).


a  =   The Constant Maturing Treasury Rate declared by the Federal Reserve Board on Friday and placed in effect by Nationwide on the Wednesday immediately preceding the Investment Period during which the allocation to the GTO was made.

b  =   The Constant Maturing Treasury Rate declared by the Federal Reserve Board on Friday and placed in effect by Nationwide on the Wednesday immediately preceding the withdrawal, transfer or other distribution giving rise to the Market Value Adjustment.


d  =   The number of days remaining in the Guaranteed Term.

The table set forth below illustrates the impact of a Market Value Adjustment applied upon a full surrender of a 10 year GTO allocation, at various stages of the corresponding Guaranteed Term. These figures are based on CMT Rate of 8% (a in the Market Value Adjustment Formula) and varying current yield CMT Rates shown in the first column (b in the Market Value Adjustment Formula).


--------------------------------------------------------------------------------------------------
                     TIME REMAINING TO THE
                     END OF THE GUARANTEED    SPECIFIED VALUE    MARKET VALUE           MARKET
  CURRENT YIELD              TERM                                 ADJUSTMENT            VALUE
--------------------------------------------------------------------------------------------------
      12.00%                9 Years                $10,800         -29.35%              $7,630
--------------------------------------------------------------------------------------------------
                            7 Years                $12,597         -23.68%              $9,614
--------------------------------------------------------------------------------------------------
                            5 Years                $14,693         -17.55%             $12,114
--------------------------------------------------------------------------------------------------
                            2 Years                $18,509          -7.43%             $17,134
--------------------------------------------------------------------------------------------------
                           180 Days                $20,785          -1.88%             $20,394
--------------------------------------------------------------------------------------------------
      10.00%                9 Years                $10,800         -16.94%              $8,970
--------------------------------------------------------------------------------------------------
                            7 Years                $12,597         -13.44%             $10,904
--------------------------------------------------------------------------------------------------
                            5 Years                $14,693          -9.80%             $13,253
--------------------------------------------------------------------------------------------------
                            2 Years                $18,509          -4.04%             $17,761
--------------------------------------------------------------------------------------------------
                           180 Days                $20,785          -1.01%             $20,575
--------------------------------------------------------------------------------------------------
      9.00%                 9 Years                $10,800          -9.84%              $9,731
--------------------------------------------------------------------------------------------------
                            7 Years                $12,597          -7.74%             $11,622
--------------------------------------------------------------------------------------------------
                            5 Years                $14,693          -5.59%             $13,872
--------------------------------------------------------------------------------------------------
                            2 Years                $18,509          -2.28%             $18,067
--------------------------------------------------------------------------------------------------
                           180 Days                $20,785          -0.57%             $20,667
--------------------------------------------------------------------------------------------------
      8.00%                 9 Years                $10,800          -2.06%             $10,578
--------------------------------------------------------------------------------------------------
                            7 Years                $12,597          -1.61%             $12,394
--------------------------------------------------------------------------------------------------
                            5 Years                $14,693          -1.15%             $14,524
--------------------------------------------------------------------------------------------------
                            2 Years                $18,509          -0.46%             $18,424
--------------------------------------------------------------------------------------------------
                           180 Days                $20,785          -0.11%             $20,762
--------------------------------------------------------------------------------------------------
      7.00%                 9 Years                $10,800           6.47%             $11,499
--------------------------------------------------------------------------------------------------
                            7 Years                $12,597           5.00%             $13,227
--------------------------------------------------------------------------------------------------
                            5 Years                $14,693           3.55%             $15,215
--------------------------------------------------------------------------------------------------
                            2 Years                $18,509           1.40%             $18,768
--------------------------------------------------------------------------------------------------
                           180 Days                $20,785           0.34%             $20,856
--------------------------------------------------------------------------------------------------
      6.00%                 9 Years                $10,800          15.84%             $12,511
--------------------------------------------------------------------------------------------------
                            7 Years                $12,597          12.11%             $14,122
--------------------------------------------------------------------------------------------------
                            5 Years                $14,693           8.51%             $15,943
--------------------------------------------------------------------------------------------------
                            2 Years                $18,509           3.32%             $19,123
--------------------------------------------------------------------------------------------------
                           180 Days                $20,785           0.81%             $20,953
--------------------------------------------------------------------------------------------------
      4.00%                 9 Years                $10,800          37.45%             $14,845
--------------------------------------------------------------------------------------------------
                            7 Years                $12,597          28.07%             $16,133
--------------------------------------------------------------------------------------------------
                            5 Years                $14,693          19.33%             $17,533
--------------------------------------------------------------------------------------------------
                            2 Years                $18,509           7.32%             $19,864
--------------------------------------------------------------------------------------------------
                           180 Days                $20,785           1.76%             $21,151
--------------------------------------------------------------------------------------------------

                                     PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 13.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

              Not Applicable

Item 14.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

              Article VII of the Amended Code of Regulations of Nationwide provides as follows:

              Section 1. Indemnification of Directors, Officers and Employees. Nationwide will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer or employee of Nationwide, or is or was serving at the request of Nationwide as a director, trustee, officer, member, or employee of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio.

              Such indemnification (unless ordered by a court) will be made as authorized in a specific case upon a determination that indemnification of the director, trustee, officer or employee is proper in the circumstances because he has met the applicable standards of conduct set forth in the General Corporation Law of the State of Ohio. Such determination will be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not, and are not, parties to or threatened with any such action, suit or proceeding, or (2) if such a quorum is not obtainable, or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel meeting the requirements of independence prescribed by the General Corporation Law of Ohio, or (3) by the shareholders, or
              (4) by the Court of Common Pleas or the court in which such action, suit or proceeding was brought.

              Section 2. Other Rights. The foregoing right of indemnification will not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation, these Regulations, any agreement, vote of shareholders or disinterested directors or otherwise, and will continue as to a person who has ceased to be a director, trustee, officer or employee and will inure to the benefit of the heirs, executors and administrators of such a person.

              Section 3. Advance Payment of Expenses. Nationwide may pay expenses, including attorneys' fees, incurred in defending any action, suit or proceeding referred to in Section 1 of this
              Article VII, in advance of the final disposition of such action, suit or proceeding as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer or employee to repay such amount, unless it will ultimately be determined that he is entitled to be indemnified by Nationwide as authorized in this Article VII.

              Section 4. Insurance. Nationwide may purchase and maintain insurance on behalf of any person who is or was a director, officer, member, or employee of Nationwide, or is or was serving at the request of Nationwide as a director, trustee, officer or employee of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Nationwide would have the power to indemnify him against such liability under this Article VII.

Item 15.      RECENT SALES OF UNREGISTERED SECURITIES

              Nationwide, through various separate accounts -- the Nationwide Government Plans Variable Account ("GPVA"), Nationwide Qualified Plans Variable Account ("QPVA"), Nationwide Ohio DC Variable Account ("Ohio DC Variable Account") and Nationwide Life Insurance Company Separate Account-1 ("Separate Account-1") -- offers contracts to qualified pension plans and certain government plans in reliance on Section 3(a)(2) of the Securities Act of 1933 and in certain cases, Rule 144A thereunder. Data relating to the amount of securities sold are:


                                                         1998                 1997                  1996
              GPVA                                   $610,638,932         $507,939,747          $280,386,514

              QPVA                                  $2,564,861,472       $1,994,897,334         $1,791,418,614

              Ohio DC Variable Account               $173,209,797         $111,516,201           $77,667,672

              Separate Account-1                       $897,853            $1,254,595             $926,109

Item 16.      EXHIBITS AND FINANCIAL SCHEDULES

(a)

                                         Exhibit Index                               Page
              (3)(i)  Certificate of Incorporation (Exhibit A)*

              (3)(ii) Code of Regulations (Exhibit B)*

              (4)     Annuity Endorsement to Contracts (Exhibit C)*                    E

              (5)     Opinion Regarding Legality (Exhibit D)                           E

              (21)    Subsidiaries of the Registrant (Exhibit D)*

              (23)    Consent of Experts and Counsel (Exhibit E)                       E

              (24)    Power of Attorney (Exhibit F)* - Copy attached hereto

(b)(1)        Consolidated Financial Statements:

              Independent Auditors' Report

              Consolidated Balance Sheets as of December 31, 1998 and 1997

              Consolidated Statements of Income for the years ended December 31, 1998, 1997 and 1996

              Consolidated Statements of Shareholder's Equity for the years ended December 31, 1998, 1997 and 1996 Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996

              Notes to Consolidated Financial Statements

(2)           Financial Statement Schedules:

              Schedule I Consolidated Summary of Investments - Other than Investments in Related Parties as of December 31, 1998

              Schedule III Supplementary Insurance Information as of December 31, 1998, 1997 and 1996 and for each of the years then ended

              Schedule IV Reinsurance as of December 31, 1998, 1997 and 1996 and for each of the years then ended

              Schedule V Valuation and Qualifying Accounts for the years ended December 31, 1998, 1997 and 1996

              All other schedules to the consolidated financial statements referenced by Article 7 of Regulation S-X are not required under the related instructions or are inapplicable and have therefore been omitted.

* Filed with the original submission of this registration statement (SEC File No. 33-58997) on May 2, 1995.

Item 17.      UNDERTAKINGS

              (a)   The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
                                 respect to the plan of distribution not
                                 previously disclosed in the registration statement or any material change to such information in the registration statement.

                    (2) That, for the determining of any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors of Nationwide Life Insurance Company:


We consent to the use of our report included and to the reference to our firm under the heading "Consolidated Financial Statements and Supplemental Data" in the Prospectus.


                                                                        KPMG LLP

Columbus, Ohio
April 27, 1999

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on the 26th of May, 1999.


                                         NATIONWIDE LIFE INSURANCE COMPANY
                                  ----------------------------------------------
                                                   (Registrant)



                                                By/s/JOSEPH P. RATH
                                  ----------------------------------------------
                                                  Joseph P. Rath
                                  Vice President - Product and Market Compliance

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 5 to the Registration Statement has been signed by the following persons on the 26th of May, 1999, in the capacities indicated.


            SIGNATURE                                                  TITLE
LEWIS J. ALPHIN                                                       Director
-------------------------------------------------
Lewis J. Alphin

A. I. BELL                                                            Director
-------------------------------------------------
A. I. Bell

KENNETH D. DAVIS                                                      Director
-------------------------------------------------
Kenneth D. Davis

KEITH W. ECKEL                                                        Director
-------------------------------------------------
Keith W. Eckel

WILLARD J. ENGEL                                                      Director
-------------------------------------------------
Willard J. Engel

FRED C. FINNEY                                                        Director
-------------------------------------------------
Fred C. Finney

JOSEPH J. GASPER                                                 President and Chief
-------------------------------------------------          Operating Office and Director
Joseph J. Gasper

DIMON R. McFERSON                                      Chairman and Chief Executive Officer
-------------------------------------------------                   and Director
Dimon R. McFerson

DAVID O. MILLER                                         Chairman of the Board and Director
-------------------------------------------------
David O. Miller

YVONNE L. MONTGOMERY                                                  Director
-------------------------------------------------
Yvonne L. Montgomery

ROBERT A. OAKLEY                                            Executive Vice President- and
-------------------------------------------------              Chief Financial Officer
Robert A. Oakley

RALPH M. PAIGE                                                        Director
-------------------------------------------------
Ralph M. Paige

JAMES F. PATTERSON                                                    Director
-------------------------------------------------
James F. Patterson

ARDEN L. SHISLER                                                      Director
-------------------------------------------------
Arden L. Shisler

ROBERT L. STEWART                                                     Director
-------------------------------------------------
Robert L. Stewart

NANCY C. THOMAS                                                       Director
-------------------------------------------------
Nancy C. Thomas


          By/s/JOSEPH P. RATH
 -----------------------------------
            Joseph P. Rath
           Attorney-in-Fact





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